Exhibit 10.21

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

May 19, 2016,

among

YETI HOLDINGS, INC.,

as Borrower,

The Lenders and Issuing Banks Party Hereto,

BANK OF AMERICA, N.A.,
as Administrative Agent

COMPASS BANK,

as Documentation Agent

NEWSTAR FINANCIAL, INC.

and
JEFFERIES FINANCE LLC,
as Co-Documentation Agents for the Tranche B Term Loan

CITIZENS BANK, N.A.

KEYBANK NATIONAL ASSOCIATION

and
SUNTRUST BANK,
as Co-Syndication Agents

BANK OF AMERICA, N.A.,

ANTARES CAPITAL LP,

CITIZENS BANK, N.A.

KEYBANC CAPITAL MARKETS INC.

and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers and Joint Bookrunners

[CS&M Ref. 4408-295]

THE TRANCHE B TERM LOAN ISSUED PURSUANT TO THIS AGREEMENT WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME. BEGINNING NO LATER THAN TEN DAYS AFTER THE DATE OF THIS AGREEMENT, A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE TRANCHE B TERM LOAN BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 9.01.

i

SECTION 9.18.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	176

SCHEDULES:

Schedule 1.01	— Mortgaged Property
Schedule 2.01	— Commitments
Schedule 3.05	— Real Property
Schedule 3.14	— Subsidiaries
Schedule 3.15	— Insurance
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.04	— Existing Investments
Schedule 6.09	— Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B	— Form of Collateral Agreement
Exhibit C	— Form of Perfection Certificate
Exhibit D	— Form of Supplemental Perfection Certificate
Exhibit E	— Form of Intercompany Indebtedness Subordination Agreement
Exhibit F-1	— Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-2	— Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-3	— Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-4	— Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit G	— Auction Procedures
Exhibit H	— Form of Affiliated Lender Assignment and Assumption
Exhibit I	— Form of Maturity Date Extension Request
Exhibit J-1	— Form of Term Loan Promissory Note
Exhibit J-2	— Form of Revolving Loan Promissory Note
Exhibit K	— Form of Compliance Certificate

CREDIT AGREEMENT dated as of May 19, 2016 (this “Agreement”), among YETI HOLDINGS, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower has requested that (a) the Tranche A Term Lenders extend credit in the form of Tranche A Term Loans on the Effective Date in an aggregate principal amount not in excess of $445,000,000, (b) the Tranche B Term Lenders extend credit in the form of Tranche B Term Loans on the Effective Date in an aggregate principal amount not in excess of $105,000,000 and (c) the Revolving Lenders extend credit in the form of Revolving Loans and the Issuing Banks issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period such that the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment at any time.  The proceeds of the Tranche A Term Loans, the Tranche B Term Loans and the Revolving Loans on the Effective Date will be used (i) to pay the Specified Dividend, (ii) to effect the Refinancing, (iii) to pay the Transaction Costs and (iv) with respect to any cash remaining on the balance sheet of the Borrower after giving effect to the Transactions, for general corporate purposes (including Permitted Acquisitions and Restricted Payments).  The proceeds of the Revolving Loans after the Effective Date will be used only for general corporate purposes (including Permitted Acquisitions and Restricted Payments).  Letters of Credit will be used only for general corporate purposes.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement (including in the introductory paragraphs hereto), the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Distributions” means the amounts payable to, or credited to an account for the benefit of, the Borrower’s option holders with respect to the option adjustments occurring in connection with the Transactions, and any amounts that may become payable to, or credited to an account for the benefit of, the Borrower’s option holders with respect to any future option adjustments.

“Additional Lender” has the meaning assigned to such term in Section 2.20(c).

“Additional Refinancing Lender” has the meaning assigned to such term in Section 2.22(a).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period (or such date, as applicable) multiplied by (b) the Statutory Reserve Rate.  Notwithstanding the foregoing, in the case of Tranche B Term Loans, in no event shall the Adjusted LIBO Rate at any time be less than 1.00% per annum and, in the case of Tranche A Term Loans and Revolving Loans, in no event shall the Adjusted LIBO Rate at any time be less than zero.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, collectively, any Affiliate of the Borrower or the Sponsor (other than the Borrower and its Subsidiaries).

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and a Purchasing Borrower Party or an Affiliated Lender (with the consent of any party whose consent is required by Section 9.04) and accepted by the Administrative Agent, substantially in the form of Exhibit H or any other form approved by the Administrative Agent.

“Aggregate Revolving Commitment” means, at any time, the sum of the Revolving Commitments of all the Revolving Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the sum of the Revolving Exposures of all the Revolving Lenders at such time.

“Agreement” has the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% per annum and (c) the Adjusted LIBO Rate on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% per annum.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, then the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the LIBOR Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in dollars (assuming an Interest Period of one month); provided that (i) if no LIBO Screen Rate shall be available for a one-month Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than a one-month Interest Period, then the LIBO Screen Rate for purposes of this sentence shall be the Interpolated Screen Rate and (ii) if such rate shall be less than zero, such rate shall be deemed to be zero.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.  Notwithstanding the foregoing, in the case of Tranche B Term Loans, in no event shall the Alternate Base Rate at any time be less than 2.00% per annum.

“Alternative Incremental Facility Debt” means any Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes, second lien secured notes or term loans or senior unsecured notes or terms loans; provided that (a) if such Indebtedness is secured, such Indebtedness shall be secured by the Collateral on a pari passu or junior basis with the Loan Document Obligations and shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) the stated final maturity of such Indebtedness shall not be earlier than the Latest Maturity Date (except for any such Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness, which such Indebtedness, upon the maturity thereof, automatically converts into Indebtedness that satisfies the requirements set forth in this definition), (c) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, (x) upon the occurrence of an event of default or a change in control, (y) in the case of secured notes, upon the occurrence of an asset sale or event of loss if such payments are made first pro rata to the Term Loans and any pari passu senior secured notes and (z) in the case of any such Alternative Incremental Facility Debt in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness, upon the occurrence of such refinancing or replacement Indebtedness as long as such refinancing or replacement Indebtedness satisfies the requirements set forth in this definition) prior to the Latest Maturity Date; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Indebtedness shall be permitted so long as the Weighted Average Life to Maturity of such Indebtedness is not shorter than the Weighted Average Life to Maturity of the then-remaining Term Loans, (d) such Indebtedness shall have covenants no more restrictive, taken as a whole, than those applicable to the Commitments and the Loans (except for covenants or other provisions (i) applicable only to periods after the Latest Maturity Date in effect at the time such Alternative Incremental Facility Debt is issued or (ii) that are also for the benefit of all other Lenders in respect of Loans and Commitments outstanding at the time such Alternative Incremental Facility Debt is incurred), as determined in good faith by the Borrower (it being understood that such Indebtedness may include one or more financial maintenance covenants with which the Borrower shall be required to comply; provided that any such financial maintenance covenant shall also be for the benefit of all other Lenders in respect of all Loans and Commitments outstanding at the time that such Alternative Incremental Facility Debt is incurred), (e) if such Indebtedness is secured, the security agreement relating to such Indebtedness shall not be materially more favorable (when taken as a whole) to the holders providing such Indebtedness than the existing Security Documents are to the Lenders (as determined in good faith by the Borrower), (f) if such Indebtedness is secured, a trustee or note agent acting on behalf of the holders of such Indebtedness shall have become party to customary intercreditor arrangements mutually agreed with the Administrative Agent and (g) such Indebtedness shall not be guaranteed by any Subsidiaries other than the Loan Parties.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering, including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, subject to Section 2.19, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans and LC Exposures that occur after such termination or expiration.

“Applicable Rate” means, for any day, (a) with respect to any Loan that is a Tranche B Term Loan, (i) 4.50% per annum, in the case of an ABR Loan, and (ii) 5.50% per annum, in the case of a Eurodollar Loan and (b) with respect to any Loan that is a Tranche A Loan or Revolving Loan, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as applicable, based upon the Total Secured Net Leverage Ratio as of the end of the Fiscal Quarter for which consolidated financial statements have heretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that until the delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) as of and for the first full Fiscal Quarter beginning after the Effective Date, the Applicable Rate shall be the applicable rate per annum set forth below in Category 1:

	Tranche A Loans		Revolving Loans
Total Secured Net Leverage Ratio:	ABR Spread	Eurodollar Spread	ABR Spread	Eurodollar Spread
Category 1 > 2.00:1.00	3.00%	4.00%	3.00%	4.00%
Category 2 < 2.00:1.00 but > 1.25:1.00	2.75%	3.75%	2.75%	3.75%
Category 3 < 1.25:1.00	2.50%	3.50%	2.50%	3.50%

Total Secured Net Leverage Ratio:	Commitment Fee Rate
Category 1 > 2.00:1.00	0.400%
Category 2 > 1.25:1.00	0.325%
Category 3 < 1.25:1.00	0.250%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Secured Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Secured Net Leverage Ratio shall be deemed to be in Category 1 at the written election of the Administrative Agent or the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b) or the certificate of a Responsible Officer required pursuant to Section 5.01(c) during the period from the expiration of the time for delivery thereof until such consolidated financial statements and such certificate are delivered.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Bank of America, N.A. (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Antares Capital LP,  Citizens Bank, N.A., KeyBanc Capital Markets Inc. and SunTrust Robinson Humphrey, Inc., each in its capacity as a joint lead arranger and joint bookrunner for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04) and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auction” means an auction pursuant to which a Purchasing Borrower Party offers to purchase Term Loans pursuant to the Auction Procedures.

“Auction Manager” means any financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction; provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood and agreed that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager).

“Auction Procedures” means the procedures set forth in Exhibit G.

“Auction Purchase Offer” means an offer by a Purchasing Borrower Party to purchase Term Loans of one or more Classes pursuant to an auction process conducted in accordance with the Auction Procedures and otherwise in accordance with Section 9.04(g).

“Available Amount” means, at any time (the “Reference Date”), (a) the sum of (i) $35,000,000 (provided that not more than $10,000,000 of such amount shall be used to make any Restricted Payment under Section 6.07(j)) plus (ii) the aggregate amount of Excess Cash Flow for each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2016 but solely with respect to that portion of such Fiscal Year during which any Term Loans are outstanding) in respect of which financial statements have been delivered pursuant to Section 5.01(a), to the extent such Excess Cash Flow exceeds $0, plus (iii) the aggregate amount of prepayments declined by the Term Lenders and retained by the Borrower pursuant to Section 2.10(e), plus (iv) the Net Proceeds from any sale or issuance of Equity Interests (other than Disqualified Equity Interests, Cure Amounts and amounts applied pursuant to Section 6.07(h)) of the Borrower, plus (v) in the event that an Unrestricted Subsidiary is re-designated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries, the lesser of (x) the fair market value of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation or such merger, amalgamation or consolidation and (y) the amount of the original investment by the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary using the Available Amount, plus (vi) to the extent not already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries, the aggregate amount of all returns (including principal repayments, cash dividends and other cash distributions) received by the Borrower or any Restricted Subsidiary in cash during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date on which any investments made using the Available Amount in an aggregate amount not to exceed the amount of such original investments made by the Borrower and the Restricted Subsidiaries using the Available Amount, minus (b) the sum at such time of (i) the aggregate amount of all prepayments required to be made under Section 2.10(d) in respect of Excess Cash Flow for each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2016 but solely with respect to that portion of such Fiscal Year during which any Term Loans are outstanding) in respect of which financial statements have been delivered pursuant to Section 5.01(a), plus (ii) investments, loans and advances previously or concurrently made under Section 6.04(w) in reliance on the Available Amount, plus (iii) Restricted Payments previously or concurrently made under Section 6.07(j) in reliance on the Available Amount.

“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means YETI Holdings, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be, in the case of a written Borrowing Request, in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.03.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required by law to remain closed or (with respect to standby Letters of Credit) any other day on which interbank payments cannot be effected on the Federal Reserve Bank’s Fedwire system; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and the Restricted Subsidiaries during such period, but excluding in each case any such expenditure (i) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.10(c), (ii) made by the Borrower or any Restricted Subsidiary as payment of the consideration for a Permitted Acquisition, (iii) made by the Borrower or any Restricted Subsidiary to effect leasehold improvements to any property leased by the Borrower or such Restricted Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (iv) in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Borrower or any Restricted Subsidiary and (v) made with the Net Proceeds from the issuance of Qualified Equity Interests.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Management Services” means the treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, trade finance services, interest and fees and interstate depository network services) provided to the Borrower or any Restricted Subsidiary.

“CFC” means (a) a Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such Person.

“CFC Holding Company” means any Restricted Subsidiary (including an entity that is disregarded for U.S. Federal income tax purposes) substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more CFCs or CFC Holding Companies.

“Change in Control” means (a) prior to an IPO, the failure by the Permitted Holders to own in the aggregate, directly or indirectly through one or more wholly-owned subsidiaries, beneficially and of record, Equity Interests in the Borrower representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; (b) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group

(within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Holders, of Equity Interests representing (i) more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower and (ii) the ownership, directly or indirectly, beneficially or of record, by the Permitted Holders of Equity Interests in the Borrower representing in the aggregate a lesser percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower than such ownership of such Person or group; (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the Effective Date, (ii) nominated or approved by the board of directors of the Borrower or the Sponsor or (iii) appointed by directors who were directors of the Borrower on the Effective Date or were so nominated or approved as provided in subclause (ii) of this clause (c); or (d) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Borrower or any Restricted Subsidiary or any certificate of designations (or other provision of the organizational documents of the Borrower) relating to, or any other agreement governing the rights of the holders of, any Disqualified Equity Interests.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:  (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans, Incremental Term Loans or Refinancing Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Term Commitment, Tranche B Term Commitment, Incremental Term Commitment or Refinancing Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.  Incremental Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes, and

Refinancing Term Loans of a separate Refinancing Series (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations. For the avoidance of doubt, Collateral shall not include any Excluded Assets (as defined in the Collateral Agreement).

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit B.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement or any other Loan Document and (y) the time periods and extensions referenced in the proviso below, the requirement that:

(a)  the Administrative Agent shall have received from the Borrower and each Designated Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Collateral Agreement, substantially in the form specified therein, duly executed and delivered on behalf of such Person, together with opinions and documents of the type referred to in paragraphs (b) and (c) of Section 4.01 with respect to such Person;

(b)  (i) all outstanding Equity Interests of each Restricted Subsidiary owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement; provided that the Loan Parties shall not be required to pledge (x) more than 65% of the outstanding voting Equity Interests of any first-tier CFC or any CFC Holding Company, (y) any Equity Interests that are Excluded Equity Interests (as defined in the Collateral Agreement) or (z) any Equity Interests of a subsidiary of a CFC or CFC Holding Company, and (ii) the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)  all Indebtedness of the Borrower and each Restricted Subsidiary, and all other Indebtedness of any Person in a principal amount of $5,000,000 or more, in each case that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)  all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the

Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e)  the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) a completed standard “life of loan” flood hazard determination form with respect to each Mortgaged Property, (iv) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, (x) a written acknowledgment by the owner of such Mortgaged Property of receipt of written notification from the Administrative Agent as to the fact that such Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards and as to whether the community in which each such Mortgaged Property is located is participating in the National Flood Insurance Program and (y) evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (v) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Designated Subsidiary, if and for so long as the Administrative Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and its Affiliates (including the imposition of withholding or other material Taxes on Lenders)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of Guarantees by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it reasonably determines, in consultation with the Borrower, that such perfection or obtaining of title insurance or legal opinions cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.  Notwithstanding the foregoing, no pledge of or granting of a security interest in any asset shall be required to the extent that such pledge or granting of such security interest would (x) result in material adverse tax consequences to the Borrower and its Subsidiaries, taken as a whole, as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent or (y) violate applicable law.

No actions required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect or make enforceable such security interests (including any intellectual property registered in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction including with respect to foreign intellectual property).  No actions shall be required with respect to assets requiring perfection through control agreements or perfection by “control” (as defined in the UCC) (other than in respect of Indebtedness for borrowed money (other than intercompany Indebtedness) owing to the Loan Parties evidenced by a note in excess of $5,000,000, Indebtedness of any non-Loan Party that is owing to any Loan Party (which shall be evidenced by an intercompany note and pledged to the Administrative Agent) and Equity Interests of wholly-owned Restricted Subsidiaries that are Designated Subsidiaries otherwise required to be pledged pursuant to the Collateral Agreement to the extent required under clause (b) above).

“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment, Tranche A Term Commitment, Tranche B Term Commitment, Incremental Term Commitment with respect to any Class of Incremental Term Loans or Refinancing Term Commitment with respect to any Class of Refinancing Term Loans or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute, and any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), in each case as amended from time to time.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or the transactions contemplated herein or therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Consenting Lender” has the meaning assigned to such term in Section 2.21(a).

“Consolidated EBITDA” means, for any period,

(a)  Consolidated Net Income for such period, plus

(b)  without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(i) consolidated interest expense for such period,

(ii) consolidated income tax expense (including for federal, state, local or foreign Taxes measured on capital, income or profits, franchise Taxes and withholding Taxes) for such period,

(iii) all amounts attributable to depreciation and amortization for such period,

(iv) non-cash charges or expenses for such period (but excluding any such charge that results from the write-down or write-off of inventory),

(v) non-recurring fees and expenses incurred during such period in connection with the Transactions (including the MIPA Earnout),

(vi) fees and expenses incurred during such period in connection with any proposed or actual issuance of any Indebtedness or Equity Interests, an IPO or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder,

(vii) (1) non-recurring charges incurred during such period as part of business optimization actions, including, but not limited to, (A) costs, expenses and charges incurred during such period in connection with the recruitment, relocation, termination or severance of the management, employees, consultants or directors of the Borrower or its Subsidiaries, (B) restructuring and related charges, plant or facility closings and headcount reductions, and (C) payments by the Borrower or its Subsidiaries to suppliers or third party manufacturing partners in respect of losses incurred by such Person related to the manufacturing or production of goods for the Borrower and its Subsidiaries, (2) charges, fees and expenses incurred, including with respect to items (B), (C) and (D) of this clause (2), third party consultant costs, during such period in respect of (A) legal expenses outside the ordinary course of business of the Borrower and its Subsidiaries, (B) expenses related to the identification of, improvements related to or implementation of manufacturing or distribution services providers, and (C) software and systems implementation or IT process improvements or similar upgrades and (D) the evaluation, design and implementation of new employee compensation and benefit programs, and (3) any costs and expenses incurred in connection with moving or relocating the Borrower’s or any Subsidiary’s headquarters (including any related information technology expenses); provided that (x) the aggregate amount added back in computing Consolidated EBITDA pursuant to this subclause (vii) and clause (b) of the definition of “Pro Forma Basis” shall not exceed 15% of Consolidated EBITDA during any period of four consecutive Fiscal Quarters (determined after giving effect to such amounts), provided, further, that the foregoing shall not include any excess costs incurred related to the shipment of finished goods using air freight as compared to comparable sea freight alternatives from third party foreign manufacturing partners,

(viii) excess costs incurred in any period beginning after the Effective Date and ending on or before December 31, 2016 related to the shipment of finished goods using air freight as compared to comparable sea freight alternatives from third party foreign manufacturing partners in an aggregate amount for all such costs not to exceed $12,500,000,

(ix) any extraordinary losses for such period,

(x) any expense during such period relating to defined benefits pension or post-retirement benefit plans,

(xi) any charges associated with the rollover, acceleration or payout of Equity Interests held by management, employees, consultants or directors of the Borrower or Subsidiaries in connection with the Transactions or an IPO,

(xii) any losses during such period resulting from the Disposition of any asset of the Borrower or any Restricted Subsidiary outside the ordinary course of business,

(xiii) the cumulative effect of a change in accounting principles,

(xiv) non-recurring fees and expenses incurred during such period in connection with the amendment, waiver, consent or other modification to this Agreement or any other Loan Document,

(xv) any losses, expenses or charges with respect to (A) disposed, abandoned, closed and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned, and discontinued operations and (B) facilities, plants or distribution centers owned or managed by third parties that have been closed during such period,

(xvi) the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (and proceeds of business interruption insurance that the Borrower in good faith expects to receive within the next four Fiscal Quarter), provided that if such amounts are not received in cash during such next four Fiscal Quarters, such expected proceeds shall be deducted from Consolidated EBITDA in the subsequent Fiscal Quarter,

(xvii) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, the Borrower in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters, provided, further, that if such amounts are not received in cash during such next four Fiscal Quarters, such expected proceeds shall be deducted from Consolidated EBITDA in the subsequent Fiscal Quarter,

(xviii) any fees, expenses or other charges paid pursuant to the Sponsor Management Agreement,

(xix) prior to an IPO, any fees and expenses of the board of directors of the Borrower and its Subsidiaries, including fees, costs and expenses associated with the recruitment and appointment of directors in an aggregate amount for all such fees and expenses not to exceed $650,000,

(xx)  non-cash exchange, translation or performance losses and unrealized net foreign currency transaction losses, in each case impacting net income (including currency re-measurements of Indebtedness, any applicable net losses (or, less, gains) resulting from Hedging Agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness), and

(xxi) any losses (including all fees and expenses or charges related thereto) attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement;

provided that any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (or that would have been added back had this Agreement been in effect during such period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made, and minus

(c)  without duplication and (except in the case of subclause (x) of clause (b)) to the extent included in determining such Consolidated Net Income, the sum of:

(i) any extraordinary gains for such period,

(ii) any non-cash gains for such period (other than any such non-cash gains (A) in respect of which cash was received in a prior period or will be received in a future period and (B) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges),

(iii) any amounts contributed by the Borrower or any Restricted Subsidiary in cash to any defined benefit pension plan (as defined in Section 3(35) of ERISA) that is subject to ERISA or a welfare benefit plan (as defined in Section 3(1) of ERISA) that is subject to ERISA that provides post-retirement group health plan benefits (other than continuation coverage benefits provided pursuant to Part 6 of Subtitle B of Title I of ERISA or any other similar law during such period),

(iv) any gains during such period resulting from the Disposition of any asset of the Borrower or any Restricted Subsidiary outside the ordinary course of business,

(v) the cumulative effect of a change in accounting principles, and

(vi) any gains attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement.

In the event any Restricted Subsidiary shall be a Restricted Subsidiary that is not wholly-owned by the Borrower, all amounts added back in computing Consolidated EBITDA for any period above, to the extent such amounts are, in the reasonable judgment of a Responsible Officer, attributable to such Restricted Subsidiary, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Restricted Subsidiary.  Consolidated EBITDA shall be $31,522,939, $45,960,844, $67,153,225 and $64,085,159 for the Fiscal Quarters ended June 30, 2015, September 30, 2015, December 31, 2015 and March 31, 2016, respectively.

“Consolidated Interest Charges” means, for any period, the sum of (a) all interest paid or payable in cash, including commitment fees and annual fees payable in connection with the administration or arrangement of Indebtedness, in each case to the extent treated as interest in accordance with GAAP, plus (b) all interest paid or payable in cash with respect to discontinued operations plus (c) the portion of rent expense under capitalized leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and the Restricted Subsidiaries on a consolidated basis for such period; provided, however, that Consolidated Interest Charges shall exclude (a) premiums, original issue discount, upfront fees, arrangement fees, deferred financing costs and similar fees and costs, (b) transactional expenses and other issuance costs associated with the negotiation, preparation, execution and delivery of the Loan Documents, any documents related to Alternative Incremental Facility Debt and any Indebtedness incurred under Section 6.01(g) or any Refinancing Indebtedness in respect thereto (including Credit Agreement Refinancing Indebtedness), and (c) pay-in-kind interest expense or other non-cash interest expense (including as a result of the effects of purchase accounting).  For purposes of calculating Consolidated Interest Charges as of any date for periods commencing on the Effective Date and ending with the Fiscal Quarter ending March 31, 2017, Consolidated Interest Charges shall be calculated by taking the amount of Consolidated Interest Charges for the period from the Effective Date through the last day of the applicable Fiscal Quarter, dividing such amount by the actual number of days during such period and multiplying such amount by 365.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) that is not a Restricted Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) of this proviso, any consolidated Restricted Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) of this proviso paid to, any Restricted Subsidiary to the extent that, on the date of determination, the declaration or payment of cash dividends or other cash distributions by such Restricted Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such

Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived and (c) the income or loss of, and any amounts referred to in clause (a) of this proviso paid to, any Restricted Subsidiary that is not wholly-owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” means (a) Refinancing Term Loans (and the related Refinancing Term Commitments), (b) Permitted Pari Passu Refinancing Debt, (c) Permitted Junior Lien Refinancing Debt, (d) Permitted Unsecured Refinancing Debt or (e) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans, or any existing Credit Agreement Refinancing Indebtedness (such Term Loans or Credit Agreement Refinancing Indebtedness, as applicable, the “Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and, in the case of Refinancing Term Loans, a Weighted Average Life to Maturity equal to or greater, than the maturity date or the remaining Weighted Average Life to Maturity, as applicable, of the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the applicable Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and out-of-pocket expenses associated with the refinancing plus other Indebtedness that could otherwise be incurred hereunder, subject to (A) a dollar-for-dollar usage of any basket (other than any basket that provides for Credit Agreement Refinancing Indebtedness) set forth in Section 6.01 and (B) if such Indebtedness is secured, a dollar-for-dollar usage of any basket (other than any basket that provides for Liens on Credit Agreement Refinancing Indebtedness) set forth in Section 6.02, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums, fees, discounts, rate floors and optional prepayment or redemption terms) are substantially similar to, or (taken as a whole) are no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Indebtedness than, those applicable to the Refinanced Debt being refinanced (except for such more favorable covenants or other provisions that are (A) applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness or (B) added for the benefit of any existing Loans and Commitments at the time of such refinancing) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent within five Business Days after the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), (iv) any such Indebtedness in the form of Permitted Pari Passu Refinancing Debt, Permitted Junior Lien Refinancing Debt or Permitted Unsecured Refinancing Debt that is in the form of notes shall not be subject to any amortization prior to the maturity thereof and shall not be subject to any mandatory redemption or prepayment requirements (other than repayment requirements customary for notes, including upon the occurrence of an event of default, a change in control or an asset sale), (v) any such Indebtedness in the form of Refinancing Term Loans shall not be subject to mandatory prepayment requirements (taken as a whole) that are more favorable to the lenders or holders providing such Indebtedness than the mandatory prepayment requirements applicable to the existing Term Loans and (vi) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder shall be terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Party” means the Administrative Agent, each Issuing Bank and each other Lender.

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Deadline” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declining Lender” has the meaning assigned to such term in Section 2.21(a).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any

Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each Issuing Bank and each other Lender promptly following such determination.

“Delivery Deadline” has the meaning assigned to such term in Section 7.02(a).

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of such Disposition).

“Designated Subsidiary” means each wholly-owned Subsidiary other than (a) a Restricted Subsidiary that is a CFC, a CFC Holding Company or a Foreign

Subsidiary, (b) a Restricted Subsidiary that is not a Material Subsidiary; provided that the term “Designated Subsidiary” shall include any Restricted Subsidiary described in clause (b) of this definition that is designated as a “Designated Subsidiary” in accordance with Section 5.11(b) and (c) any Subsidiary that is (i) a captive insurance company, (ii) a not-for-profit entity, (iii) a special purpose entity, (iv) an Unrestricted Subsidiary, or (v) a subsidiary of a CFC, CFC Holding Company or a Foreign Subsidiary, (d) any Subsidiary that would require governmental or regulatory approval, consent, license or authorize to provide a guaranty or Lien on its assets and such approval, consent, license or authorization has not been obtained after use of commercially reasonable efforts and (e) any Subsidiary that if it provided a guaranty or a Lien on its assets would result in a material adverse tax consequence to the Borrower and its Restricted Subsidiaries, taken as a whole (as reasonably determined by the Borrower in consultation with the Administrative Agent).

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means any Equity Interest that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests) prior to the date that is 91 days after the Latest Maturity Date; (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Effective Date, as of the Effective Date), other than (i) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero or such LC Exposure being cash collateralized or backstopped in a manner reasonably acceptable to the applicable Issuing Bank and termination of the Commitments or (ii) upon a “change in control” or sale of all or substantially all the assets on a consolidated basis of the issuer of such Equity Interests; provided that any payment required pursuant to this clause (ii) is either subordinated in right of payment to the Loan Document Obligations by the terms of such Equity Interests or is payable only after the Loans are repaid in full and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests; or (c) is convertible or exchangeable, automatically or at the option of any holder thereof, into (i) any Indebtedness (other than any Indebtedness described in clause (j) of the definition thereof) or (ii) any Equity Interests or other assets other than Qualified Equity Interests, in each case at any time prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Effective Date, as of the Effective Date) other than (A) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero or such LC Exposure being cash collateralized or backstopped in a manner reasonably acceptable to the applicable Issuing Bank and termination of the Commitments or (B) upon a “change in control or sale of all or substantially all the assets on a consolidated basis of the issuer of such Equity Interests; provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means, on any date, (a) (i) any Person that is a direct competitor of the Borrower and its Subsidiaries in the same or a similar line of business as the Borrower (a “Competitor”), which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent not less than three Business Days prior to such date, and (ii) any Affiliate of any such Competitor, which Person either has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent not less than three Business Days prior to such date or is readily identifiable as such on the basis of its name (other than any bona fide debt fund that is engaged in making or purchasing commercial loans in the ordinary course of business, except to the extent otherwise disqualified pursuant to the following clause (b)), or (b) any other Person designated by the Borrower as a “Disqualified Institution” to the Administrative Agent prior to the Effective Date, and any Affiliate of any such Person so designated that is readily identifiable as such on the basis of its name; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time; provided, further, that the designation of any Person as a “Disqualified Institution” after the date such Person becomes a Lender hereunder shall not retroactively disqualify such Person from serving as a Lender hereunder.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.

“DQ List” has the meaning assigned to such term in Section 9.04(h)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person (and any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Defaulting Lender, a Disqualified Institution or the Borrower, any Subsidiary or any other Affiliate of the Borrower.

“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances or binding orders, decrees, judgments, injunctions or agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to (a) protection of the environment, (b) the preservation or reclamation of natural resources, (c) the generation, management, Release or threatened Release of any Hazardous Material or (d) health and safety matters with respect to exposure to Hazardous Materials.

“Environmental Liability” means any liability, obligation, loss, claim, action or order, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, governmental oversight costs, reasonable consultants’ fees, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials giving rise to liability under any Environmental Law, (c) exposure to any Hazardous Materials giving rise to liability under any Environmental Law, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code and Section 302 of ERISA, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any

Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA or (i) any Foreign Benefit Event.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excess Cash Flow” means, for any Fiscal Year, the sum (without duplication) of:

(a) the Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such Fiscal Year; plus

(b) depreciation, amortization and other non-cash charges or losses deducted in determining such Consolidated Net Income for such Fiscal Year; plus

(c) the sum of the amount, if any, by which Net Working Capital decreased during such Fiscal Year (except as a result of the reclassification of items from short-term to long-term or vice-versa); minus

(d) the sum of (i) any non-cash gains included in determining such Consolidated Net Income for such Fiscal Year, (ii) the amount, if any, by which Net Working Capital increased during such Fiscal Year (except as a result of the reclassification of items from long-term to short-term or vice-versa), (iii) the net amount, if any, by which the consolidated long-term deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and the Subsidiaries decreased during such Fiscal Year and (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries increased during such Fiscal Year; minus

(e) the sum (without duplication) of (i) Capital Expenditures made (or committed to be used pursuant to binding documentation) in cash for such Fiscal Year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed from Excluded Sources (excluding proceeds of the Revolving Loans) and (ii) cash consideration paid (or committed to be used pursuant to binding documentation) during such Fiscal Year to make acquisitions or other long-term investments (other than Permitted Investments) (except to the extent financed from Excluded Sources) (excluding proceeds of the Revolving Loans), in each case so long as (A) such amounts are contractually committed by the last day of the fiscal year of the applicable Excess Cash Flow period and (B) such amounts are actually utilized (and, for the avoidance of doubt, shall not be deducted when used) during the fiscal year immediately following such Excess Cash Flow period; provided that if such contractually committed amounts are not utilized pursuant to subclause (A) hereof during the Fiscal Year immediately following such Excess Cash Flow period, such amounts shall be added back to Excess Cash Flow in the immediately succeeding Excess Cash Flow period; minus

(f)  all Restricted Payments due in respect of such period (whether or not paid) made under the permissions of Section 6.07 (other than (x) Restricted Payments made in reliance on the Available Amount (except if funded with amounts set forth under clause (ii) of “Available Amount” generated during such fiscal year) and (y) solely to the extent paid to the Borrower or one of its Restricted Subsidiaries) and, in each case, except to the extent financed from Excluded Sources); minus

(g) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, except to the extent financed from Excluded Sources; minus

(h) the aggregate amount of expenditures actually made in cash by the Borrower and its Restricted Subsidiaries during such period (including expenditures for the payment of financing fees and pension contributions) to the extent that such expenditures are not expensed or deducted (or exceed the amount expensed or deducted when calculating Consolidated Net Income) during such period, except to the extent financed From Excluded Sources; minus

(i) the amount of cash taxes paid or payable in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; minus

(j) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and the Subsidiaries during such Fiscal Year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving credit facilities (unless there is a corresponding reduction in the Aggregate Revolving Commitment or the commitments in respect of such other revolving credit facilities, as applicable), (ii) Term Loans prepaid pursuant to Section 2.10(a), (c) or (d), and (iii) repayments or prepayments of Long-Term Indebtedness financed from Excluded Sources.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness or Capital Lease Obligations and (b) proceeds of any issuance or sale of Equity Interests in the Borrower or any Restricted Subsidiary (other than issuances or sales of Equity Interests to the Borrower or any Restricted Subsidiary) or any capital contributions to the Borrower or any Restricted Subsidiary (other than any capital contributions made by the Borrower or any Restricted Subsidiary).

“Excluded Swap Guarantor” means any Subsidiary Loan Party all or a portion of whose Guarantee of, or grant of a security interest to secure, any Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act.

“Excluded Swap Obligations” means, with respect to any Subsidiary Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Specified Swap Obligation.  If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b) or 9.02(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means Credit Agreement, dated as of June 15, 2012, among YETI Coolers, LLC, as borrower, the financial institutions party thereto as lenders, and Fifth Street Finance Corp., as agent, as amended by that certain First Amendment to Credit Agreement, dated as of February 20, 2014, that certain Second Amendment to Credit Agreement, dated as of June 9, 2014, that certain Third Amendment to Credit Agreement, dated as of November 14, 2014, that certain Fourth Amendment to Credit Agreement, dated as of April 24, 2015, that certain Fifth Amendment to Credit Agreement, dated October 22, 2015.

“Existing Indebtedness” means Indebtedness incurred under the Existing Credit Agreement.

“Existing Revolving Borrowings” has the meaning assigned to such term in Section 2.20(d).

“Extension Effective Date” has the meaning assigned to such term in Section 2.21(a).

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any intergovernmental agreements entered into in connection therewith, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, “Financial Officer” means a Financial Officer of the Borrower.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“Fixed Amounts” has the meaning assigned to such term in Section 1.03.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by the Borrower or any Restricted Subsidiary under any applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by the Borrower or any Restricted Subsidiary, or the imposition on the Borrower or any Restricted Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, then a Lender, with respect to such Borrower, that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, then a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pension Plan” means any defined benefit pension plan established or maintained by the Borrower or any of its Subsidiaries primarily for the benefit of employees of the Borrower or any Subsidiary outside of the United States of America that under applicable law of any jurisdiction other than the United States of America is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether State or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Responsible Officer)).  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, chlorofluorocarbons and other ozone-depleting substances which are regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Restricted Subsidiary shall be a Hedging Agreement.

“Incremental Extensions of Credit” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(c).

“Incremental Term Commitments” means one or more Classes of term loan commitments hereunder that are established to fund Incremental Term Loans hereunder pursuant to an Incremental Facility Amendment.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.03.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such

Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  Notwithstanding the foregoing, the term “Indebtedness” shall not include post-closing purchase price adjustments or earnouts except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable and constitutes a liability on the balance sheet of such Person.  The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated April 22, 2016, relating to the credit facilities made available under this Agreement.

“Intercompany Indebtedness Subordination Agreement” means the Intercompany Indebtedness Subordination Agreement substantially in the form of Exhibit E pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Intercreditor Agreement” means, in connection with any Credit Agreement Refinancing Indebtedness or any Alternative Incremental Facility Debt, a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges for the period of four consecutive Fiscal Quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the Fiscal Quarter most recently ended prior to such date).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.06, which shall be, in the case of a written Interest Election Request, in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, such other period (including twelve months) thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any Eurodollar Borrowing for any Interest Period (or for purposes of determining the Alternate Base Rate in accordance with clause (c) of the definition thereof and assuming an Interest Period of one month), a rate per annum which results from interpolating on a linear basis between (a) the applicable LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such Interest Period and (b) the applicable LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, for purposes of determining the Alternate Base Rate in accordance with clause (c) of the definition thereof, on the applicable date of determination).

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IPO” means the issuance by the Borrower or any direct or indirect parent of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) Bank of America, N.A. and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.04(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.04(k)), each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Latest Maturity Date” means, at any time, the latest of the Maturity Dates in respect of the Classes of Loans and Commitments that are outstanding at such time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be such Lender’s Applicable Percentage of the aggregate LC Exposure at such time.

“LC Sublimit” means an amount equal to $20,000,000.  The LC Sublimit is part of, and not in addition to, the Revolving Commitments.

“LCA Election” has the meaning assigned to such term in Section 1.03.

“Lenders” means (a) for all purposes, the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Amendment, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption; provided, however, that Section 9.03 shall continue to apply to each such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption as if such Person is a “Lender” and (b) for purposes of the definitions of “Secured Cash Management Obligations”, “Secured Hedging Obligations” and “Secured Parties” only, shall include any Person who was a Lender or an Affiliate of a Lender at the time such Person entered into a Secured Cash Management Obligation or Secured Hedging Obligation with any Loan Party or any Restricted Subsidiary, and any Person who became a Lender or an Affiliate of a Lender on the Effective Date and had outstanding Secured Cash Management Obligation or Secured Hedging Obligation on the Effective Date with any Loan Party or any Restricted Subsidiary, in each case, even though at a later time of determination, such Person or such Person’s Affiliate no longer holds any Commitments or Loans hereunder.  As a result of clause (b) of this definition, the Secured Cash Management Obligation or Secured Hedging Obligation owed to a Lender or its Affiliates shall continue to be “Secured Cash Management Obligations” and “Secured Hedging Obligations,” respectively, entitled to share in the benefits of the Collateral and each Guarantee as herein provided, even though such Lender or such Lender’s Affiliate ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Bloomberg screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Bloomberg screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (such applicable rate being called the “LIBO Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.  If no LIBO Screen Rate shall be available for a particular Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Screen Rate.  Notwithstanding the foregoing, if the LIBO Rate, determined as provided above, would otherwise be less than zero, then the LIBO Rate shall be deemed to be zero for all purposes.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of the term “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest  or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition or investment not prohibited hereunder in any assets, business or Person, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), in each case of clauses (a), (b) and (c), whether now or hereafter owing.

“Loan Documents” means this Agreement, any Incremental Facility Amendment, any Refinancing Amendment, the Collateral Agreement, the other Security Documents, the Intercompany Indebtedness Subordination Agreement, any Intercreditor Agreement (upon the effectiveness thereof), the Perfection Certificate, any Supplemental Perfection Certificate, any agreement designating an additional Issuing Bank as contemplated by Section 2.04(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.08(c).

“Loan Parties” means, collectively, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including pursuant to any Incremental Facility Amendment or any Refinancing Amendment.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(c)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of the aggregate principal amount of all Term Loans of such Class outstanding at such time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition or results of operations of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform any of their obligations under this Agreement or any other Loan Document or (c) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans, the Letters of Credit and the Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $30,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each Restricted Subsidiary (a) the consolidated total assets of which equal 5% or more of the consolidated total assets of the Borrower and the Restricted Subsidiaries or (b) the consolidated revenues of which equal 5% or more of the consolidated revenues of the Borrower and the Restricted Subsidiaries, in each case as of the end of or for the most recent period of four consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive Fiscal Quarters most recently ended prior to the date of this Agreement); provided that if, at the end of or for any such most recent period of four consecutive Fiscal Quarters, the combined consolidated total assets or combined consolidated revenues of all Restricted Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the consolidated total assets of the Borrower and the Restricted Subsidiaries or 10% of the consolidated revenues of the Borrower and the Restricted Subsidiaries, respectively, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as applicable, until such excess shall have been eliminated.  For purposes of this definition, the consolidated total assets and consolidated revenues of the Borrower and the Restricted Subsidiaries as of any date prior to, or for any period that commenced prior to, the Effective Date shall be determined on a Pro Forma Basis to give effect to the Transactions to occur on the Effective Date.

“Maturity Date” means the Revolving Maturity Date, the Tranche A Term Maturity Date, Tranche B Term Maturity Date or the maturity date with respect to any Class of Incremental Term Loans as set forth in the applicable Incremental Facility

Amendment or the maturity with respect to any Class of Refinancing Term Loans as set forth in the applicable Refinancing Amendment, as the context requires.

“Maturity Date Extension Request” means a request by the Borrower, substantially in the form of Exhibit I hereto or such other form as shall be approved by the Administrative Agent, for the extension of the applicable Maturity Date pursuant to Section 2.21.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“MIPA” means the Membership Interests Purchase Agreement, dated May 22, 2012, by and among the Borrower, Yeti Acquisition, LLC, Ice Box Holdings, Inc. and the Shareholders (as defined therein).

“MIPA Earnout” means the payment to the Seller (as defined in the MIPA) of the Seller Earnout Value (as defined in the MIPA) pursuant to Section 2.7 of the MIPA and the side letter agreement relating thereto in an amount not to exceed $10,000,000.

“MNPI” means material information concerning the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.  For purposes of this definition, “material information” means information concerning the Borrower, the Subsidiaries or any Affiliate of any of the foregoing or any of their securities that could reasonably be expected to be material for purposes of the United States Federal and State securities laws and, where applicable, foreign securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01, and includes each other parcel of real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.11 or 5.12.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earnout, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses (including underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable in connection with such event by the Borrower and the Restricted Subsidiaries to Persons other than Affiliates of the Borrower or any Restricted Subsidiary, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) in the case of any transfer, Disposition, casualty, condemnation or similar event by a non wholly-owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary as a result thereof, and (iv) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Restricted Subsidiaries, and the amount of any reserves established by the Borrower and the Restricted Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer).  For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iv) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and the Restricted Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Borrower and the Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness); provided, however, that (i) each of the following shall be excluded in calculating Net Working Capital: (A) all Indebtedness consisting of Obligations and Capital Lease Obligations to the extent otherwise included therein, (B) the current portion of interest, (C) the current portion of current and deferred income taxes, (D) the effects from applying purchase accounting, (E) restricted marketable securities and (F) the current portion of deferred revenue and (ii) increases or decreases in Net Working Capital shall be (A) calculated without regard to any changes in consolidated current assets or consolidated current liabilities as a result of (x) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (y) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Hedging Agreement or (z) any impact of foreign exchange translations and (B) adjusted to eliminate any distortion resulting from mergers, acquisitions and dispositions occurring during the applicable period.  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” means, collectively, (a) all the Loan Document Obligations, (b) all the Secured Cash Management Obligations and (c) all the Secured Hedging Obligations.  Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Obligations” shall not include Excluded Swap Obligations of such Excluded Swap Guarantor.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b) or 9.02(c)).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition by the Borrower or any other Loan Party that is a wholly-owned Restricted Subsidiary of all the outstanding

Equity Interests (other than directors’ qualifying shares) in, all or substantially all the assets of or all or substantially all the assets constituting a business unit, division, product line or line of business of a Person if (a) the board of directors (or similar governing body) of the Person to be so purchased or acquired shall not have indicated publicly its opposition to the consummation of such purchase or acquisition (which opposition has not been publicly withdrawn), (b) [Reserved], (c) no Default has occurred and is continuing or would result therefrom (limited in the case of a Limited Condition Acquisition to Events of Default pursuant to Sections 7.01(a), (b), (h) or (i)), (d) such acquisition and all transactions related thereto are consummated in accordance with applicable laws in all material respects, (e) all actions required to be taken with respect to such acquired or newly formed Restricted Subsidiary or such acquired assets under Sections 5.11 and 5.12 shall have been taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made), (f) the business of such Person or such assets, as applicable, constitutes a business permitted by Section 6.03(b), (g) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Sections 6.11 and 6.12 after giving effect to such acquisition on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter and (h) if consideration to be paid in connection with such acquisition is greater than $30,000,000, the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (a), (c), (d), (e), (f) and (g) above, together with all relevant financial information for the Person or assets to be acquired and setting forth reasonably detailed calculations demonstrating compliance with clause (g) above (which calculations shall, if made as of the last day of any Fiscal Quarter for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Responsible Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are (i) not material, (ii) not yet delinquent or (iii) being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, construction and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, health, disability or other employee benefits, unemployment insurance, and other social security laws or regulations, property, casualty or liability insurance or premiums related thereto, in each case to the extent the underlying policies comply with insurance endorsement covenants and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds, completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments, awards, decrees or attachments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g) Liens arising from Permitted Investments described in clause (e) of the definition of the term “Permitted Investments”;

(h) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings, registrations or agreements under applicable law) regarding operating leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business and other precautionary statements, filings or agreements by consignors and bailors, naming the Borrower or the applicable Restricted Subsidiary as debtor thereunder;

(j) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(k) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement;

(l) Liens (i) on advances of cash or Permitted Investments in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 6.04 to be applied against the purchase price for such investment, and (ii) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such investment or Disposition;

(m) Liens representing the interest of a purchaser of goods sold by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business under conditional sale, title retention and extended title retention, consignment, bailee or similar arrangements; provided that such Liens arise only under the applicable conditional sale, title retention, consignment, bailee or similar arrangements and such Liens only encumber the good so sold thereunder and such transaction is not prohibited by this Agreement;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) Liens granted in the ordinary course of business to secure: (i) liabilities for premiums or reimbursement obligations to insurance carriers and (ii) letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in this clause (o); provided that (x) such letters of credit, bank guarantees or similar instruments are issued in compliance with Section 6.01, (y) the Liens permitted by clause (ii) shall at no time encumber any assets other than the amount of cash or marketable investments required to be pledged thereunder and (z) the Liens permitted by clause (i) shall at no time encumber assets other than the unearned portion of any insurance premiums, the insurance policies and the proceeds thereof;

(p) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Borrower or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein; and

(q) Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than (x) Liens referred to in clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments and (y) Liens referred to in clauses (p) and (q) above securing deposits, advances or similar obligations.

“Permitted Holders” means, collectively, (i) the Sponsor and any Affiliate thereof (excluding portfolio companies of Cortec Group Management Services LLC and its Affiliates), (ii) Ryan Seiders, Roy Seiders, RJS Ice 2, L.P., RRS Ice 2, L.P., Cortec Group Fund V (Parallel), L.P. and YHI CG Group Investors, LLC, (iii) any trusts (including voting trusts) for estate planning purposes where any of the foregoing persons or a spouse of any such person is a beneficiary or trustee of any such trust or trusts, and (iv) any other business entity, regardless of form, organized for the benefit of or Controlled by one or more of the foregoing persons (excluding portfolio companies of Cortec Group Management Services LLC and its Affiliates).

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of such acquisition, have a rating of at least A-2 or P-2 (or long-term ratings of at least A3 or A-) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG2 or VMIG2 from Moody’s (or the equivalent thereof);

(c) investments in commercial paper maturing not more than 12 months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s and commercial paper maturing not more than 90 days after the creation thereof and having, at such date of acquisition, a rating of at least A-2 or P-2 from either S&P or Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) or (b) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f) “money market funds” that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(g)  shares of restricted mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (f) above.

“Permitted Junior Lien Refinancing Debt” means Credit Agreement Refinancing Indebtedness constituting secured Indebtedness incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (a) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) a Refinancing Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement that reflects the junior nature of such Lien in a manner reasonably acceptable to the Administrative Agent and (c) such Indebtedness meets the Permitted Refinancing Debt Conditions.  Permitted Junior Lien Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Pari Passu Refinancing Debt” means any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) a Refinancing Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement and (c) such Indebtedness meets the Permitted Refinancing Debt Conditions.  Permitted Pari Passu Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing Debt Conditions” means that such applicable Indebtedness (a) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Loan Parties and (b) to the extent secured, the security agreements (taken as a whole) relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent).

“Permitted Unsecured Refinancing Debt” means Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness meets the Permitted Refinancing Debt Conditions.  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” has the meaning assigned to such term in Section 9.04(f)(iv).

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Prepayment Event” means:

(a) any Disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) of any asset of the Borrower or any Restricted Subsidiary under clauses (d), (k), (m) or (n) of Section 6.05, other than (i) Dispositions in the ordinary course of business or (ii) Dispositions resulting in aggregate Net Proceeds less than (A) $2,000,000 in the case of any single Disposition or series of related Dispositions and (B) $5,000,000 for all such Dispositions during any Fiscal Year;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $2,000,000; or

(c) the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted to be incurred under Section 6.01 (other than clause (n) of such Section) or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America, N.A. as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Sections 6.11 and 6.12, compliance with Article VI or otherwise for purposes of determining the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio or Consolidated EBITDA as of any date, that such calculation shall give pro forma effect to all Permitted Acquisitions, all Subsidiary Designations, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all Dispositions of any Equity Interests in a Restricted

Subsidiary or all or substantially all the assets of a Restricted Subsidiary or division or line of business of a Restricted Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) and all Subsidiary Designations, in each case that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, any Incremental Extension of Credit may be made, any Subsidiary Designation may be made or any event subject to Article VI is permitted, since the beginning of) the four consecutive Fiscal Quarter period most recently ended on or prior to such date as if they occurred on the first day of such four consecutive Fiscal Quarter period (including expected cost savings (without duplication of actual cost savings) to the extent (a) such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act as interpreted by the Staff of the SEC, and as certified by a Responsible Officer or (b) in the case of an acquisition or investment, such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 365 days following such acquisition; provided that (i) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower, in form and scope reasonably satisfactory to the Administrative Agent, certifying that such cost savings meet the requirements set forth in this clause (b), together with reasonably detailed evidence in support thereof, (ii) if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 365 days following such acquisition shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings and (iii) the amount of cost savings included in Consolidated EBITDA pursuant to this clause (b) shall not exceed 15% of Consolidated EBITDA during any period of four consecutive Fiscal Quarters (taken together with any amounts added back in computing Consolidated EBITDA pursuant to subclause (vii) of clause (a) of the definition of “Consolidated EBITDA”, and determined after to giving effect to such amounts) but excluding, for the avoidance of doubt, any excess costs incurred related to the shipment of finished goods using air freight as compared to comparable sea freight alternatives from third party foreign manufacturing partners).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Purchasing Borrower Party” means any of the Borrower or any Restricted Subsidiary.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Rate” means, for any day, the Adjusted LIBO Rate as of such day for a Eurodollar Borrowing with an Interest Period of three months’ duration (without giving effect to the last sentence of the definition of the term “Adjusted LIBO Rate” herein).

“Refinancing” means the repayment by the Borrower on the Effective Date of the Existing Indebtedness.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans incurred pursuant thereto, in accordance with Section 2.22.

“Refinancing Debt Representative” means, with respect to any series of Permitted Pari Passu Refinancing Debt or Permitted Junior Lien Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained or secured, as the case may be, and each of their successors in such capacities.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date that is 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the Weighted Average Life to Maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the Weighted Average Life to Maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the Weighted Average Life to Maturity of each Class of the Term Loans remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Restricted Subsidiary, in each case that shall not have been (or, in the case of after-acquired Restricted Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness immediately prior to the incurrence of such Refinancing Indebtedness, and shall constitute an obligation of the Borrower or such Restricted Subsidiary only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms (taken as a whole) not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated on substantially the same terms (taken as a whole) as those related to such Original Indebtedness.

“Refinancing Series” means all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same Weighted Average Yield and amortization schedule.

“Refinancing Term Commitments” means one or more Classes of term commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of term loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata).

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Tranche B Term Borrowings concurrently with the incurrence by the Borrower of any long-term bank debt financing or any other financing similar to the Tranche B Term Borrowings, in each case having a lower Weighted Average Yield than the Applicable Rate in respect of the Tranche B Term Loans (based on the definition of the term “Applicable Rate” as in effect on the Effective Date).  For purposes of this defined term, original issue discount and upfront fees shall be equated to interest based on an assumed four-year life to maturity (or, if less, the remaining life to maturity).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at such time; provided that with respect to the determination of Required Lenders, the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, any vice president, any Financial Officer or Secretary of the Borrower (or such other entity to which such reference relates).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary, or any other payment that has the same effect as the foregoing.

“Restricted Subsidiary” means each Subsidiary other than an Unrestricted Subsidiary.

“Resulting Revolving Borrowings” has the meaning assigned to such term in Section 2.20(d).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $100,000,000.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Revolving Commitment Increase Lender” means, with respect to any Revolving Commitment Increase, each Additional Lender providing a portion of such Revolving Commitment Increase.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and (b) such Lender’s LC Exposure.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (c) of Section 2.01.

“Revolving Maturity Date” means May 19, 2021, as the same may be extended pursuant to Section 2.21.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, geographic region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, including HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, (b) any Person operating, organized or resident in a Sanctioned

Country or (c) any Person owned or controlled by any such Person or Persons, in each case to the extent dealings are prohibited or restricted with such Person under Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of the Borrower and each Restricted Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed to the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, (b) are owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred.

“Secured Hedging Obligations” means the due and punctual payment and performance of any and all obligations of the Borrower and each Restricted Subsidiary arising under each Hedging Agreement that (a) is with a counterparty that is the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, or any Person that, at the time such Hedging Agreement was entered into, was the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) is entered into after the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into.  Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Secured Hedging Obligations” shall not include Excluded Swap Obligations of such Excluded Swap Guarantor.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) each Arranger, (d) each Issuing Bank, (e) each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, (f) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations and (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under this Agreement or any other Loan Document.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11 or 5.12 to secure any of the Obligations.

“Senior Secured Indebtedness” means, on any date, Total Indebtedness as of such date minus the sum of (a) the portion of Indebtedness of the Borrower and the Restricted Subsidiaries included in such Indebtedness that is not secured by any Lien on property or assets of the Borrower or the Restricted Subsidiaries and (b) the portion of Indebtedness of the Borrower and the Restricted Subsidiaries included in such Total Indebtedness that is subordinated in right of payment to the Obligations.

“Specified Dividend” means the payment by the Borrower on the Effective Date of a dividend to the holders of the Borrower’s Equity Interests (including holders of stock options) in an amount not to exceed $462,000,000.  For clarity, the foregoing amount includes the Additional Distributions related to the Specified Dividend to be paid on the Effective Date, which are permitted to be paid after the Effective Date.

“Specified ECF Percentage” means, with respect to any Fiscal Year, (a) if the Total Secured Net Leverage Ratio as of the last day of such Fiscal Year is greater than 2.00 to 1.00, 50%, (b) if the Total Secured Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.00 to 1.00 and greater than 1.50 to 1.00, 25%, and (c) if the Total Secured Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 1.50 to 1.00, 0%.

“Specified Swap Obligation” means, with respect to any Subsidiary Loan Party, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of §1a(47) of the Commodity Exchange Act.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Sponsor” means, individually and collectively, Cortec Group Management Services LLC and any Person (other than a natural Person) that (i) is organized by Cortec Group Management Services LLC for the purpose of making portfolio investments in one or more companies and (ii) is controlled by, or is under common control with, Cortec Group Management Services LLC (including Cortec Management V, LLC, Cortec Group Fund V, L.P. and Cortec Co-Investment Fund V, L.L.C.); provided that the term “Sponsor” shall not include portfolio companies of Cortec Group Management Services LLC or any of its Affiliates.

“Sponsor Management Agreement” means the Advisory Agreement, dated June 15, 2012, between YETI Coolers, LLC and Cortec Management V, LLC, a Delaware limited liability company, as in effect on the Effective Date, and the side letter agreement relating thereto to be entered into in contemplation of the termination of the Sponsor Management Agreement upon an IPO having the terms previously identified to the Administrative Agent.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors and any other banking authority (domestic or foreign) to which the Administrative Agent or any Lender (including any branch, Affiliate or fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsequent Transaction” has the meaning assigned to such term in Section 1.03.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Designation” means (a) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (b) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 5.13.

“Subsidiary Loan Party” means each Restricted Subsidiary that is or, after the Effective Date, becomes a party to the Collateral Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a).

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitments” means, collectively, the Tranche A Term Commitments, Tranche B Term Commitments, the Incremental Term Commitments and the Refinancing Term Commitments with respect to each Refinancing Series.

“Term Lenders” means, collectively, the Tranche A Term Lenders, the Tranche B Term Lenders, the Lenders with an outstanding Incremental Term Loan or an Incremental Term Commitment and the Lenders with an outstanding Refinancing Term Loan or Refinancing Term Commitment.

“Term Loans” means, collectively, the Tranche A Term Loans, the Tranche B Term Loans, the Incremental Term Loans and the Refinancing Term Loans with respect to each Refinancing Series.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date under clauses (a), (b), (d) and (g) of the definition of “Indebtedness”, and to the extent the underlying obligation is of the type described in clause (a), (b), (d) or (g) thereof, clauses (e) and (f); provided that the term “Indebtedness” shall not include (x) contingent obligations of the Borrower or any Restricted Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness and (y) obligations in respect of any purchase price adjustments, earnouts, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature unless such obligations are then due and owing.

“Total Net Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date minus Unrestricted Cash as of such date not to exceed $75,000,000 to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on such date (or, if such date is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended prior to such date).

“Total Secured Net Leverage Ratio” means, on any date, the ratio of (a) Senior Secured Indebtedness as of such date minus Unrestricted Cash as of such date not to exceed $75,000,000 to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on such date (or, if such date is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended prior to such date).

“Trade Date” has the meaning assigned to such term in Section 9.04(h)(i).

“Tranche A Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Tranche A Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ Tranche A Term Commitments is $445,000,000.

“Tranche A Term Lender” means a Lender with a Tranche A Term Commitment or an outstanding Tranche A Term Loan.

“Tranche A Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Tranche A Term Maturity Date” means May 19, 2021, as the same may be extended pursuant to Section 2.21.

“Tranche B Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Tranche B Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ Tranche B Term Commitments is $105,000,000.

“Tranche B Term Lender” means a Lender with a Tranche B Term Commitment or an outstanding Tranche B Term Loan.

“Tranche B Term Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Tranche B Term Maturity Date” means May 19, 2022, as the same may be extended pursuant to Section 2.21.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the payment of the Specified Dividend, (c) the consummation of the Refinancing and (d) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unrestricted Cash” means, at any time, all unrestricted cash and cash equivalents held by the Borrower and its Restricted Subsidiaries at such time, provided that, in the case of any unrestricted cash and cash equivalents held by a Restricted Subsidiary that is a Foreign Subsidiary, such unrestricted cash and cash equivalents shall only constitute Unrestricted Cash in an amount not exceeding the amount of the aggregate principal amount of Indebtedness of the Restricted Subsidiaries that are Foreign Subsidiaries included in Total Indebtedness at such time.

“Unrestricted Subsidiary” means (a) any Subsidiary that is formed or acquired after the Effective Date and is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 5.13 and (b) any Subsidiary of an Unrestricted Subsidiary.  As of the Effective Date, the Borrower has no Unrestricted Subsidiaries.

“Unrestricted Subsidiary Reconciliation Statement” means, with respect to any consolidated balance sheet or statement of operations and comprehensive income, cash flows or stockholders’ equity of the Borrower and its consolidated subsidiaries, such financial statement (in substantially the same form) prepared on the basis of consolidating the accounts of the Borrower and the Restricted Subsidiaries and treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Weighted Average Yield” means, with respect to any Loan, the weighted average yield to stated maturity of such Loan based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders advancing such Loan with respect thereto and to any interest rate “floor”, but excluding any arrangement, commitment, structuring and underwriting fees paid or payable to the arrangers (or similar titles) or their affiliates, in each case in their capacities as such, in connection with such Loans; provided that (a) for purposes of calculating the Weighted Average Yield for any Incremental Term Loan, original issue discount and upfront fees shall be equated to interest based on an assumed four-year life to maturity (or, if less, the remaining life to maturity) and (b) with respect to the calculation of the Weighted Average Yield of any existing Loan in connection with any Incremental Extension of Credit, (i) to the extent that the Reference Rate on the effective date of such Incremental Extension of Credit is less than 1.00%, then the amount of such difference shall be deemed to be added to the Weighted Average Yield for such existing Loan solely for the purpose of determining whether an increase in the interest rate for such Loan shall be required pursuant to Section 2.20(b) and (ii) to the extent that the Reference Rate on the effective date of such Incremental Extension of Credit is less than the interest rate floor, if any, applicable to such Incremental Extension of Credit, then the amount of such difference shall be deemed to be added to the Weighted Average Yield of such Incremental Extension of Credit solely for the purpose of determining whether an increase in the interest rate for the applicable Loans shall be required pursuant to Section 2.20(b).  For purposes of determining the Weighted Average Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable to such Indebtedness at all times prior to maturity; provided that appropriate adjustments shall be made for any changes in rates of interest provided for in the documents governing such Indebtedness (other than those resulting from fluctuations in interbank offered rates, prime rates, Federal funds rates or other external indices not influenced by the financial performance or creditworthiness of the Borrower or any Restricted Subsidiary).

“wholly-owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise or except as expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document (including any Loan Document) herein shall be construed as referring to such agreement, instrument or other document (including any Loan Document) as from time to time amended, restated, amended and restated, supplemented, extended, renewed, refinanced or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, extensions, renewals, refinancings or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof or thereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles and Sections, clauses and paragraphs of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including any  Total Secured Net Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio test) or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default), in each case as a condition to the making of any Limited Condition Acquisition or incurrence of Indebtedness in connection therewith, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements as of the last day of the most recently ended Fiscal Quarter) either (x) the execution of the definitive agreement with respect to such Limited Condition Acquisition (such an election under this clause (x), an “LCA Election”) or (y) the consummation of the Limited Condition Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a Pro Forma Basis; provided that notwithstanding the foregoing, the absence of an Event of Default under clauses (a), (b), (h) and (i) of Section 7.01 shall be a condition to the consummation of any such Limited Condition Acquisition and incurrence of Indebtedness; provided further that if the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any event or transaction (a “Subsequent Transaction”) occurring after the relevant date of determination with respect to such LCA Election but before the consummation or termination of such Limited Condition Acquisition in connection with which a financial ratio or test must be made on a Pro Forma Basis after giving effect to such Subsequent Transaction, for purposes of determining whether such financial ratio or test has been complied with under this Agreement, any such financial ratio or test shall be required to be satisfied on a Pro Forma Basis (A) assuming such Limited Condition Acquisition and other transactions in connection therewith have been consummated and (B) assuming such Limited Condition Acquisition and other transactions in connection therewith have not been consummated.  In addition, if the proceeds of an Incremental Facility or of Indebtedness incurred pursuant to Section 6.01(g) are to be used to finance a Limited Condition Acquisition, then at the option of the Borrower and subject to the agreement of the lenders providing such financing may be subject to customary “SunGard” or “certain funds” conditionality.

Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any Total Secured Net Leverage Ratio test, any Total Net Leverage Ratio or Interest Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amounts.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided further that until so amended, (x) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (y) the Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Restricted Subsidiary at “fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change to GAAP occurring after the Effective Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on the Effective Date.

SECTION 1.05.  Pro Forma Calculations.  With respect to any period during which any Permitted Acquisition or any Disposition, including a Disposition of any Equity Interests in a Restricted Subsidiary or all or substantially all the assets of a Subsidiary or division or line of business of a Restricted Subsidiary outside the ordinary course of business, occurs, or during which any Subsidiary Designation occurs, for purposes of determining compliance with the covenants contained in Article VI (including Sections 6.11 and 6.12), Section 7.02 or otherwise for purposes of determining the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and Consolidated EBITDA, calculations with respect to such period shall be made on a Pro Forma Basis.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender severally agrees (a) to make a “tranche A” term loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche A Term Commitment, (b) to make a “tranche B” term loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche B Term Commitment and (c) to make revolving credit loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that the aggregate principal amount of Revolving Loans made on the Effective Date shall not exceed $10,000,000.  All Loans shall be denominated in dollars.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. The Tranche A Term Loans funded on the Effective Date will be funded with original issue discount and the Tranche B Term Loans funded on the Effective Date will be funded with original issue discount (it being agreed that the Borrower shall be obligated to repay 100% of the principal amount of each such Term Loans and interest shall accrue on 100% of the principal amount of such Term Loans, in each case as provided herein). Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b)  Subject to Section 2.13, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurodollar Borrowing under Section 2.03 and provided an indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent, extending the benefits of Section 2.15 to Lenders in respect of such Borrowings.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing; provided further that such amount may be less than $1,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Revolving Loans.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that such amount may be less than $500,000 if such amount represents all the remaining availability under the aggregate principal amount of Revolving Loans.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.  Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e).

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.  Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan.

(e)  At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining ABR promptly following the public announcement of such change.

SECTION 2.03.  Requests for Borrowings.  To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided, however, that if the Borrower wishes to request a Eurodollar Borrowing having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, (x) the applicable request must be received by the Administrative Agent not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing, whereupon the Administrative Agent shall give prompt notice to the Lenders of the applicable Class of such request and determine whether the requested Interest Period is acceptable to all such Lenders and (y) not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all such Lenders.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information (to the extent applicable, in compliance with Sections 2.01 and 2.02):

(i) whether the requested Borrowing is to be a Revolving Borrowing, a Tranche A Term Borrowing, a Tranche B Term Borrowing or a Borrowing of any Incremental Term Loan;

(ii) the aggregate amount of such Borrowing;

(iii) the requested date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05(a), or, if the Borrowing is being requested to finance the reimbursement of an LC Disbursement in accordance with Section 2.04(e), the identity of the Issuing Bank that made such LC Disbursement; and

(vii) that as of such date Sections 4.02(a) and 4.02(b) are satisfied (subject to a Limited Condition Acquisition in accordance with Section 2.20).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Letters of Credit.  (a)  General.  (i) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any Restricted Subsidiary so long as the Borrower is a joint and several co-applicant in respect of such Letter of Credit), denominated in dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  Notwithstanding anything contained in any letter of credit application or other agreement (other than this Agreement or any Security Document) submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, (A) all provisions of such letter of credit application or other agreement purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (B) in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of such letter of credit application or such other agreement, as applicable, the terms and conditions of this Agreement shall control.

(ii) An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it;

(B)  the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; or

(C)  any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential

Fronting Exposure (after giving effect to Section 2.19(a)(iv) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its reasonable discretion.

(iii) An Issuing Bank shall not amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(iv) An Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(v) Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by any Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and any documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to each Issuing Bank.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than any automatic renewal permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (five Business Days (or such shorter period as agreed to by the applicable Issuing Bank) prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the documents to be presented by such beneficiary in case of any drawing thereunder, the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, the purpose and nature of the requested Letter of Credit and such other information as shall be requested by the applicable Issuing Bank as necessary to enable such Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit and such other documents and information pertaining to the applicable Letter of Credit as such Issuing

Bank or the Administrative Agent may require.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Sublimit (unless otherwise agreed by the Administrative Agent and the Issuing Banks), (ii) no Lender’s Revolving Exposure shall exceed its Revolving Commitment, (iii) the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment and (iv) following the effectiveness of any Maturity Date Extension Request with respect to the Revolving Commitments, the LC Exposure in respect of all Letters of Credit having an expiration date after the second Business Day prior to the Existing Maturity Date shall not exceed the aggregate Revolving Commitments of the Consenting Lenders extended pursuant to Section 2.21.  Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof as required under paragraph (l) of this Section.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), (ii) the date that is five Business Days prior to the Revolving Maturity Date and (iii) such later date agreed by the applicable Issuing Bank if arrangements acceptable to such Issuing Bank in its sole discretion have been made to cash collateralize the applicable Letter of Credit prior to the issuance thereof; provided, however, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.  For the avoidance of doubt, if the Revolving Maturity Date shall be extended pursuant to Section 2.21, “Revolving Maturity Date” as referenced in this paragraph shall refer to the Revolving Maturity Date as extended pursuant to Section 2.21; provided that, notwithstanding anything in this Agreement (including Section 2.21 hereof) or any other Loan Document to the contrary, the Revolving Maturity Date, as such term is used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that is the issuer of such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such

Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02 unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent and the Borrower) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e)  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower received notice of such LC Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.  If the Borrower fails to reimburse any LC Disbursement by the time specified above in this paragraph, then the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of an ABR Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Person for whom any such beneficiary or such transferee may be acting), an Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by a Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (iii) any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit, (iv) waiver by an Issuing Bank of any requirement that exists for the Issuing Bank’s protection and not the protection of the Borrower or any waiver by an Issuing Bank which does not in fact materially prejudice the Borrower, (v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft, (vi) any payment by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under a Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable, (vii) any payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or any payment by any Issuing Bank under a Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law, or (viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence, bad faith, willful misconduct or failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(g)  Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h)  Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement in full when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01.  The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(b), 2.19 or 2.21(c).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Notwithstanding the terms of any Security Document, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.19, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

(j)  Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)  Termination of an Issuing Bank.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the tenth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero or cash collateralized or backstopped in a manner reasonably acceptable to such Issuing Bank.  At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l)  Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m)  LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(n)  Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, an Issuing Bank shall not be responsible to the Borrower for, and an Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade — International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 2.05.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 PM, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower either by promptly (i) crediting the account of the Borrower on the books of Bank of America with amounts so received or (ii) wire transfer of such funds, in each case in accordance with the instructions provided to (and reasonably acceptable to) the Administrative Agent in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.04(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06.  Interest Elections.  (a)  Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail or facsimile to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, during the existence of a Default, (i) no outstanding Borrowing (or Borrowing of the applicable Class, as applicable) may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing (or Eurodollar Borrowing of the applicable Class, as applicable) shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, (i) the Tranche A Term Commitments and the Tranche B Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b)  The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment and (iii) the Borrower shall not terminate or reduce the LC Sublimit if, after giving effect thereto, the LC Exposure not fully cash collateralized hereunder would exceed the LC Sublimit.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section not later than 11:00 a.m., New York City time, three Business Days, or such shorter period as may be agreed by the Administrative Agent, prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered under this paragraph may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.  All fees in respect of the Revolving Commitments accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

(d)  If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.07, the LC Sublimit exceeds the Revolving Commitments at such time, the LC Sublimit shall be automatically reduced by the amount of such excess.

SECTION 2.08.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.09.

(b)  The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c)  Any Lender may request that Loans of any Class made by it be evidenced by a registered promissory note; provided that any such promissory notes to be issued on the Effective Date shall be requested by the relevant Lender at least 3 Business Days prior to such date.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent, it being agreed that the Form of Term Loan Promissory Note attached hereto as Exhibit J-1 and the Form of Revolving Loan Promissory Note attached hereto as Exhibit J-2 are approved.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns; provided that in the event of any assignment of Loans evidenced by a promissory note, the Borrower shall not be obligated to execute and deliver a promissory note to the assignee of such Loans unless and until the assigning Lender has returned its promissory note to the Borrower or the Borrower has received a lost note affidavit and indemnity from the assigning Lender in form and substance reasonably acceptable to the Borrower.

SECTION 2.09.  Amortization of Term Loans.  (a)  (i)  Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Tranche A Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
September 30, 2016	$11,125,000
December 31, 2016	$11,125,000
March 31, 2017	$11,125,000
June 30, 2017	$11,125,000
September 30, 2017	$11,125,000
December 31, 2017	$11,125,000
March 31, 2018	$11,125,000
June 30, 2018	$11,125,000
September 30, 2018	$11,125,000
December 31, 2018	$11,125,000
March 31, 2019	$11,125,000
June 30, 2019	$11,125,000
September 30, 2019	$11,125,000
December 31, 2019	$11,125,000
March 31, 2020	$11,125,000
June 30, 2020	$11,125,000
September 30, 2020	$11,125,000
December 31, 2020	$11,125,000
March 31, 2021	$11,125,000
Tranche A Term Maturity Date	$233,625,000

(ii) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Tranche B Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
September 30, 2016	$262,500
December 31, 2016	$262,500
March 31, 2017	$262,500
June 30, 2017	$262,500
September 30, 2017	$262,500
December 31, 2017	$262,500
March 31, 2018	$262,500
June 30, 2018	$262,500
September 30, 2018	$262,500
December 31, 2018	$262,500
March 31, 2019	$262,500
June 30, 2019	$262,500
September 30, 2019	$262,500
December 31, 2019	$262,500
March 31, 2020	$262,500
June 30, 2020	$262,500
September 30, 2020	$262,500
December 31, 2020	$262,500
March 31, 2021	$262,500
June 30, 2021	$262,500
September 30, 2021	$262,500
December 31, 2021	$262,500
March 31, 2022	$262,500
Tranche B Term Maturity Date	$98,962,500

(b)  To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Term Maturity Date and (ii) all Tranche B Term Loans shall be due and payable on the Tranche B Term Maturity Date.

(c)  Any prepayment of a Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section (i) in the case of a prepayment pursuant to Section 2.10(a), as directed in writing by the Borrower and (ii) in the case of a prepayment pursuant to Section 2.10(c) or (d), (x) first, in direct order of maturity to the scheduled repayments occurring in the twenty-four months following the date of such prepayment and (y) second, ratably to the remaining scheduled repayments based on the amount of such scheduled repayments; provided that (A) any prepayment of any Class of Incremental Term Borrowings shall be applied to subsequent scheduled repayments as provided in the applicable Incremental Facility Amendment, (B) any prepayment of Term Borrowings of any Class contemplated by Section 2.22 shall be applied to subsequent scheduled repayments as provided in such Section and (C) if any Lender elects to decline a mandatory prepayment of a Term Borrowing in accordance with Section 2.10(e), then such prepayment shall be applied to reduce the subsequent repayments of such Term Borrowing to be made pursuant to this Section ratably based on the amount of such scheduled repayments.

(d)  Prior to any repayment of any Term Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery, e-mail or facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment.  Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.10.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section.

(b)  In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrower shall within one Business Day prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.04(i)) in an aggregate amount equal to such excess.

(c)  In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Prepayment Event (including by the Administrative Agent as loss payee in respect of any Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”), the Borrower shall, within three Business Days after the day such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 360 days after receipt of such Net Proceeds to acquire real property, equipment or other tangible assets to be used in the business of the Borrower or the Restricted Subsidiaries and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 360-day period (or within a period of 180 days thereafter if by the end of such initial 360-day period the Borrower or one or more Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other tangible assets), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided, further, that the Borrower may use an amount equal to a portion of such Net Proceeds from a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event” to prepay or repurchase any Permitted Pari Passu Refinancing Debt to the extent that the documentation governing such Permitted Pari Passu Refinancing Debt requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such Permitted Pari Passu Refinancing Debt and the denominator of which is the sum of the aggregate outstanding principal amount of Term Loans and the aggregate outstanding principal amount of such Permitted Pari Passu Refinancing Debt.

(d)  Following the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2016 but solely with respect to that portion of such Fiscal Year during which any Term Loans are outstanding, the Borrower shall prepay Term Borrowings in an aggregate amount equal to the Specified ECF Percentage of Excess Cash Flow for such Fiscal Year; provided that such amount shall be reduced dollar-for-dollar by the aggregate amount of prepayments of Term Borrowings made pursuant to paragraph (a) of this Section during such Fiscal Year, excluding any such prepayments to the extent financed from Excluded Sources.  Each prepayment pursuant to this paragraph shall be made on or before the date that is three Business Days after the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to the Fiscal Year for which Excess Cash Flow is being calculated (and in any event not later than the last day on which such financial statements may be delivered in compliance with such Section).

(e)  Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall, subject to the next sentence, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (f) of this Section.  In the event of any mandatory prepayment of Term Borrowings in respect of any Prepayment Event made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Tranche A Term Borrowings and Tranche B Term Borrowings and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, the Borrowings of such Class, pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Tranche A Term Lender and Tranche B Term Lender (and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, any Lender that holds Incremental Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, e-mail or facsimile) at least one Business Day prior to the required prepayment date, to decline all or any portion of any prepayment of its Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans of any such Class pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans of any such Class but was so declined shall be retained by the Borrower.

(f)  The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery, e-mail or facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days (or such shorter period as agreed to by the Administrative Agent) before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(g)  All (i) prepayments of Tranche B Term Borrowings effected on or prior to the six-month anniversary of the Effective Date, in each case with the proceeds of a Repricing Transaction and (ii) amendments, amendments and restatements or other modifications of this Agreement on or prior to the six-month anniversary of the Effective Date, the effect of which is a Repricing Transaction, in each case shall be accompanied by a fee payable to the Tranche B Term Lenders in an amount equal to 1.00% of the aggregate principal amount of the Tranche B Term Borrowings so prepaid, in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of Tranche B Term Borrowings affected by such amendment, amendment and restatement or other modification, in the case of a transaction described in clause (ii) of this paragraph.  Notwithstanding the foregoing, this paragraph shall not apply to a refinancing of all the Loans outstanding under this Agreement in connection with (i) an acquisition of the Borrower or the sale of all or substantially all the Borrower’s consolidated assets or (ii) an IPO.  Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the Tranche B Term Lenders, on the date of such prepayment.

(h)  Notwithstanding any other provisions of this Section 2.10, to the extent any or all of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event” by a Foreign Subsidiary or Excess Cash Flow attributable to Foreign Subsidiaries, in either case are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on distributing cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or distributed to or used for the benefit of the Borrower or any applicable Domestic Subsidiary or if the Borrower has determined in good faith that repatriation of any such amount to the Borrower or any applicable Domestic Subsidiary would have material adverse tax consequences to the Borrower and its Subsidiaries (taken as a whole) with respect to such amount, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.10 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the distribution to or otherwise using for the benefit of the Borrower or the applicable Domestic Subsidiary, or the Borrower believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law or the Borrower determines in good faith such repatriation would no longer would have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.10 (provided that no such prepayment of the Term Loans pursuant to this Section 2.10 shall be required in the case of any such Net Proceeds or Excess Cash Flow the repatriation of which the Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to paragraph (c) of this Section (or such Excess Cash Flow would have been so required if it were Net Proceeds), (x) the Borrower applies an amount equal to the amount of such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary).

SECTION 2.11.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate.  Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed quarterly on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b)  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate then used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee in an amount equal to 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed quarterly on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto.  Fees paid hereunder shall not be refundable under any circumstances (absent manifest error in the amount paid).  Each determination by the Administrative Agent of fees payable hereunder shall be conclusive and binding for all purposes (absent manifest error).

SECTION 2.12.  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section, in each case to the fullest extent permitted by applicable laws.  Payment or acceptance of the increased rates of interest provided for in this paragraph (c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, any Issuing Bank or any Lender.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving

Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day; provided that, if a Loan, or a portion thereof, is repaid on the same day on which such Loan is made, one day’s interest shall accrue on the portion of such Loan so prepaid).  Each determination by the Administrative Agent of interest payable hereunder shall be conclusive and binding for all purposes (absent manifest error).

SECTION 2.13.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:

(a)  the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)  the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders of such Class by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing and (ii) any Borrowing Request for a Eurodollar Borrowing of such Class shall be treated as a request for an ABR Borrowing.

SECTION 2.14.  Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, such Issuing Bank or such other Recipient, the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as applicable, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as applicable, for such additional costs or expenses incurred or reduction suffered.

(b)  If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)  If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund or charge interest with respect to any Eurodollar Loan or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such

Eurodollar Loan or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert, at the option of the Borrower, all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(d)  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Lender or such Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f)  Notwithstanding anything contained herein to the contrary, a Lender shall not be entitled to any compensation pursuant to this Section 2.14 to the extent such Lender is not imposing such charges or requesting such compensation from borrowers

(similarly situated to the Borrower hereunder) under comparable syndicated credit facilities as a matter of general practice and policy.

SECTION 2.15.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18(b) or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding any loss of margin or lost profit) attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined, which certificate shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.  Notwithstanding anything contained in the foregoing provisions, no Lender shall be entitled to any compensation from the Borrower under this Section 2.15 if the Loans are repaid with the net proceeds received by (or contributed to) the Borrower from an IPO.

SECTION 2.16.  Taxes.  (a)  Payment Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)  Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)  Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand thereof, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f)  Status of Lenders.  (i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this

Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), 2.16(f)(ii)(B) or 2.16(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)  any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed originals of IRS Form W-8ECI;

(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)  to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9 and/or another certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct or indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)  Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.

(i)  Defined Terms.  For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, free and clear of and without condition or deduction for any defense, setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account or accounts as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank shall be so made, payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under this Agreement or any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under this Agreement and each other Loan Document shall be made in dollars.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Eligible Assignee, other than to the Borrower or any Subsidiary or other Affiliate thereof in a transaction that does not comply with the terms of Section 9.04(f) (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as applicable, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(a) or (b), 2.16(e), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses(i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(f)  In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any compliance certificate delivered under Section 5.01(c), shall prove to have been materially inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Total Secured Net Leverage Ratio), then, if such inaccuracy is discovered prior to the termination of the Commitments and the repayment in full of the principal of all Loans and the reduction of the LC Exposure to zero, the Borrower shall pay to the Administrative Agent, for distribution to the Lenders and the Issuing Banks (or former Lenders and Issuing Banks) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.

(g)  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h)  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03 are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to fund its participation or to make its payment under Section 9.03.

SECTION 2.18.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.14, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)  If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18(a), or (iii) any Lender is a Defaulting Lender or (iv) any Lender is a Declining Lender under Section 2.21, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a Lender having become a Declining Lender, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of the applicable Class with respect to which such Lender is a Declining Lender) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the prepayment fee pursuant to Section 2.10(g) (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees (other than any fee payable pursuant to Section 2.10(g))) or the Borrower (in the case of all other amounts (including any fee payable pursuant to Section 2.10(g))), (C) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments and (E) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.

SECTION 2.19.  Defaulting Lenders.

(a)  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02(b) and in the definition of “Required Lender”.

(ii) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.04; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative

Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.04; sixth, to the payment of any amounts owing to the Lenders and the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Revolving Commitments hereunder without giving effect to Section 2.19(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A)  No Defaulting Lender shall be entitled to receive any fee payable under Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)  Each Defaulting Lender shall be entitled to receive the fees payable under Section 2.11(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.16.

(C)  With respect to any fee payable under Section 2.11(a) or (b) or any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Banks the amount of any such fee otherwise payable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, cash collateralize the Issuing Banks’ LC Exposure in accordance with the procedures set forth in Section 2.04.

(b)  Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.19(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.20.  Incremental Extensions of Credit.  (a)  At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) to add one or more additional tranches of term loans (the “Incremental Term Loans”), (ii) solely during the Revolving Availability Period, one or more increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase” and, together with the Incremental Term Loans, the “Incremental Extensions of Credit”) or (iii) to incur Alternative Incremental Facility Debt, in an aggregate principal amount not to exceed the sum of (x) $125,000,000 plus (y) an additional amount if, immediately after giving effect to the incurrence of such additional amount (but without giving effect to any amount incurred simultaneously under the immediately preceding clause (x)) and the application of the proceeds therefrom (and assuming that the full amount of such Incremental Extension of Credit has been funded and that such Incremental Extension of Credit is secured), the Total Secured Net Leverage Ratio, recomputed as of the last day of the most recently ended Fiscal Quarter, is equal to or less than 2.50 to 1.00 (provided that if the proceeds of the applicable Incremental Extension of Credit are to be used to finance a Limited Condition Acquisition then the calculation under this clause (y) may be satisfied in accordance with the terms of the Borrower’s LCA Election under Section 1.03); provided that at the time of each such request and upon the effectiveness of the applicable Incremental Facility Amendment, (A) no Default has occurred and is continuing or shall result therefrom (provided that if the proceeds of the applicable Incremental Extension of Credit are to be used to finance a Limited Condition Acquisition then the condition precedent set forth in this clause (A) may be limited to Defaults described in clauses (a), (b), (h) and (i) of Section 7.01), (B) the representations and warranties of the Loan Parties set forth in the Loan Documents would be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date of, and immediately after giving effect to, the effectiveness of the applicable Incremental Facility Amendment, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date (provided that if the proceeds of the applicable Incremental Extension of Credit are to be used to finance a Limited Condition Acquisition, then the condition precedent set forth in this clause (B) may be limited to customary “specified representations and warranties” with respect to the Borrower and the Restricted Subsidiaries and (y) customary specified acquisition agreement representations with respect to the Person to be acquired), (C) after giving effect to the applicable Incremental Extension of Credit and the application of the proceeds therefrom (and assuming that the full amount of such Incremental Extension of Credit shall have been funded as Loans on such date), the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Sections 6.11 and 6.12 recomputed as of the last day of the most recently ended Fiscal Quarter (provided that if the proceeds of the applicable Incremental Extension of Credit are to be used to finance a Limited Condition Acquisition then the condition precedent set forth in this clause (C) may be satisfied in accordance with the terms of the Borrower’s LCA Election under Section 1.03) and (D) the Borrower shall have delivered a certificate of a Responsible Officer to the effect set forth in the immediately preceding clauses (A), (B) and (C), together with reasonably detailed calculations demonstrating compliance with the immediately preceding clause (C) (which calculations shall, if made as of the last day of any Fiscal Quarter for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a

Responsible Officer required to be delivered by Section 5.01(a) or 5.01(b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period).  For purposes of demonstrating compliance with clause of the immediately preceding sentence (C), any Revolving Commitment Increase shall be deemed to be fully drawn as of the last day of the most recently ended Fiscal Quarter.  In connection with any calculation of the Total Secured Net Leverage Ratio or the Total Net Leverage Ratio for purposes of this Section 2.20(a), the cash proceeds of the applicable Incremental Extension of Credit will not be deducted from Total Indebtedness or Senior Secured Indebtedness, respectively, when making such calculation.  Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an integral multiple of $10,000,000 and be in an aggregate principal amount that is not less than $50,000,000; provided that such amount may be less than $50,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Extensions of Credit set forth above.

(b)  The Incremental Term Loans (i) shall rank pari passu or junior in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments, the Tranche A Term Loans and the Tranche B Term Loans, (ii) for purposes of mandatory prepayments, shall have terms (when taken as a whole) treated no more favorably than (x) in the case of Incremental Term Loans consisting of “tranche A” term loans, the Tranche A Term Loans and (y) in the case of Incremental Term Loans consisting of “tranche B” term loans, Tranche B Term Loans and (iii) other than amortization, pricing or maturity date, shall have terms (when taken as a whole) that are applicable prior to the Latest Maturity Date (at the time of incurrence) no more restrictive than the terms (when taken as a whole) (x) in the case of Incremental Term Loans consisting of “tranche A” term loans, applicable to the Tranche A Term Loans and (y) in the case of Incremental Term Loans consisting of “tranche B” term loans, the Tranche B Term Loans (in each case, as determined by the Borrower in its reasonable business judgment in consultation with the Administrative Agent) unless otherwise consented to by the Administrative Agent; provided that (A) if the Weighted Average Yield relating to any Incremental Term Loan consisting of additional “tranche A” term loans or “tranche B” term loans exceeds the Weighted Average Yield relating to the Tranche A Term Loans or the Tranche B Term Loans, as applicable, immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, then the Applicable Rate relating to the Tranche A Term Loans or Tranche B Term Loans, as applicable, shall be adjusted so that the Weighted Average Yield relating to such Incremental Term Loans shall not exceed the Weighted Average Yield relating to the Tranche A Term Loans or the Tranche B Term Loans, as applicable, by more than 0.50%; provided, however, that (x) the requirements set forth in this clause (A) shall not apply to any Incremental Extensions of Credit the effective date of which is more than 12 months after the Effective Date and (y) any increase in the Applicable Rate required pursuant to this clause (A) resulting from the application of any interest rate “floor” on any Incremental Term Loan consisting of “tranche A” term loans or “tranche B” term loans will be effected solely through the establishment or increase of an interest rate “floor” on the Tranche A Term Loans or Tranche B Term Loans, as applicable, (B) any Incremental Term Loan consisting of “tranche A” term loans or “tranche B” term loans shall not have a final maturity date earlier than the Tranche A Term Maturity Date or

Tranche B Term Maturity Date, as applicable, and (C) any Incremental Term Loan consisting of “tranche A” term loans or “tranche B” term loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then-remaining Tranche A Term Loans or Tranche B Term Loans, as applicable.

(c)  Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Extension of Credit.  Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Extensions of Credit shall be reasonably satisfactory to the Borrower and the Administrative Agent (and, in the case of any Revolving Commitment Increase, each Issuing Bank) (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Administrative Agent.  No Lender shall be obligated to provide any Incremental Extension of Credit, unless it so agrees.  Commitments in respect of any Incremental Extensions of Credit shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Revolving Lender’s Revolving Commitment) under this Agreement upon the effectiveness of the applicable Incremental Facility Amendment.  An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement or any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)).  The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the effective date thereof of each of the conditions set forth in Section 4.02 (it being understood and agreed that all references to a Borrowing in Section 4.02 shall be deemed to refer to the applicable Incremental Facility Amendment).

(d)  On the date of effectiveness of any Revolving Commitment Increase, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Revolving Commitment Increase shall be deemed to be repaid, (ii) each Revolving Commitment Increase Lender that shall have had a Revolving Commitment prior to the effectiveness of such Revolving Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the amount, if any, by which (A) (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings (as hereinafter defined) exceeds (B) (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Existing Revolving Borrowings, (iii) each Revolving Commitment Increase Lender that shall not have had a Revolving Commitment prior to the effectiveness of such Revolving

Commitment Increase shall pay to Administrative Agent in same day funds an amount equal to (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Revolving Lender the portion of such funds that is equal to the amount, if any, by which (A) (1) such Revolving Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Existing Revolving Borrowings, exceeds (B) (1) such Revolving Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings, (v) after the effectiveness of such Revolving Commitment Increase, the Borrower shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03 (and the Borrower shall deliver such Borrowing Request), (vi) each Revolving Lender shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) and (vii) the Borrower shall pay each Revolving Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings.  The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.15 if the date of the effectiveness of such Revolving Commitment Increase occurs other than on the last day of the Interest Period relating thereto.  Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Revolving Commitment Increase Lender, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal such Revolving Lender’s Applicable Percentage.

SECTION 2.21.  Extension of Maturity Date.  (a)  The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than ten days (or such shorter period as agreed to by the Administrative Agent) prior to the then existing Maturity Date for the applicable Class of Commitments and/or Loans hereunder to be extended (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section.  Each Maturity Date Extension Request shall (i) specify the applicable Class of Commitments and/or Loans hereunder to be extended, (ii) specify the date to which the applicable Maturity Date is sought to be extended, (iii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on the Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments and/or Loans extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to the provisos to Section 9.02(b) shall become effective prior to the Latest Maturity Date unless such other approvals have been obtained.  In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each applicable Lender shall have the right, but not the obligation, to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment and/or Loans of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood and agreed that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender).  If a Lender elects to extend only a portion of its then existing Commitment and/or Loans, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment and/or Loans, and the aggregate principal amount of each Type of Loans of the applicable Class of such Lender shall be allocated ratably among the extended and non-extended portions of the Loans of such Lender based on the aggregate principal amount of such Loans so extended and not extended.  If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and/or Loans held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments and/or Loans shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the applicable Commitments and/or Loans of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective.

(b)  Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.18(b) and 9.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitment and/or Loans subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment and/or Loans assigned to and assumed by it on and after the effective time of such replacement.

(c)  If a Maturity Date Extension Request has become effective hereunder:

(i) solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, not later than the Existing Maturity Date, the Borrower shall make prepayments of Revolving Loans and shall provide cash collateral in respect of Letters of Credit in the manner set forth in Section 2.04(i), such that, after giving effect to such prepayments and such provision of cash collateral, the Aggregate Revolving Exposure as of such date will not exceed the aggregate Revolving Commitments of the Consenting Lenders extended pursuant to this Section (and the Borrower shall not be permitted thereafter to request any Revolving Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the Aggregate Revolving Exposure would exceed the aggregate amount of the Revolving Commitments so extended);

(ii) solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, on the Existing Maturity Date, the Revolving Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Revolving Loans of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Revolving Commitments; and

(iii) solely in respect of a Maturity Date Extension Request that has become effective in respect of a Class of Term Loans, on the Existing Maturity Date, the Borrower shall repay all the Loans of such Class of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Revolving Lenders.

(d)  Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a

Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer.

(e)  Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and the Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.07(c) or Section 2.17(b) or 2.17(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b).

(f)  The Borrower, the Administrative Agent and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section.

SECTION 2.22.  Refinancing Facilities.  (a)   On one or more occasions after the Effective Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans pursuant to a Refinancing Amendment in accordance with this Section 2.22 (each, an “Additional Refinancing Lender”) (provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans to the extent such consent, if any, would be required under Section 9.04(b) for, and to the extent that such Additional Refinancing Lender is a Purchasing Borrower Party or an Affiliated Lender, the requirements of Section 9.04(g) and 9.04(f), respectively, shall be satisfied as if such Refinancing Term Loan were, an assignment of Term Loans to such Lender or Additional Refinancing Lender), Credit Agreement Refinancing Indebtedness in respect of all or any portion of Term Loans then outstanding under this Agreement, in the form of Refinancing Term Loans or Refinancing Term Commitments pursuant to a Refinancing Amendment; provided that no Lender is obligated hereunder to provide such Credit Agreement Refinancing Indebtedness.

(b)  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c)  Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.22(a) shall be in an aggregate principal amount that is (x) not less than $50,000,000 and (y) an integral multiple of $10,000,000 in excess thereof.

(d)  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22, including any amendments necessary to treat the applicable Loans and/or Commitments established under the Refinancing Amendment as a new Class of Loans and/or Commitments hereunder, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)  This Section 2.22 shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary solely to the extent provided in this Section 2.22.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, each of the Issuing Banks and each of the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of the Borrower and each Restricted Subsidiary (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right, to carry on its business as now conducted, to execute, deliver and perform its obligations under this Agreement and each other Loan Document and each other agreement or instrument contemplated thereby to which it is a party and to effect the Transactions, and (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent that such concept is applicable in the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Due Execution and Delivery; Enforceability.  Each of the Borrower and each Loan Party has taken all necessary corporate or other organizational action to authorize the Transactions and the execution, delivery and performance of the Loan Documents to which it is a party.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) for consents, approvals registrations, filings or other actions that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate in any material respect any Requirement of Law applicable to the Borrower or any Restricted Subsidiary, (c) will not violate or result (alone or with notice or lapse of time or both) in a default under any material indenture, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset now owned or hereafter acquired by the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders the Borrower’s consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows (i) as of and for the Fiscal Years ended December 31, 2014 and December 31, 2015, audited by and accompanied by an opinion of Grant Thornton LLP, independent public accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended March 31, 2016.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

(b)  The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet and the pro forma consolidated statement of income as of April 30, 2016, prepared giving effect to the Transactions as if the Transactions had occurred, in the case of such balance sheet, on such date and, in the case of such statement of income, on the first day of the 12-month period ending on such date.  Such pro forma financial statements have been prepared by the Borrower in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by the Borrower on the Effective Date to be reasonable).

(c)  Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum, after giving effect to the Transactions, none of the Borrower or any Restricted Subsidiary has, as of the Effective Date, any

material direct or contingent liabilities, unusual long-term commitments or unrealized losses.

(d)  No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect since December 31, 2015.

SECTION 3.05.  Properties.  (a)  Each of the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such title or interest would not reasonably be expected to result in a Material Adverse Effect.  All such property is free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)  Each of the Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business as currently conducted, and the use thereof by the Borrower and each Restricted Subsidiary does not infringe upon the rights of any other Person in any material respect.  No claim or litigation regarding any trademarks, tradenames, copyrights, patents or other intellectual property owned or used by the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened against the Borrower or any Restricted Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(c)  Schedule 3.05 sets forth as of the Effective Date the address of each real property that is owned or leased by the Borrower or any Restricted Subsidiary as of the Effective Date after giving effect to the Transactions.

SECTION 3.06.  Litigation and Environmental Matters.  (a)  There are no actions, suits, investigations or proceedings at law or in equity or by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened against or affecting the Borrower or any Restricted Subsidiary or any business, property or rights of any such Person (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)  Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.  Compliance with Laws and Agreements.  Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and each Restricted Subsidiary is in compliance with (a) all Requirements of Law in all material respects and (b) all indentures, agreements and other instruments binding upon it or its property.

SECTION 3.08.  Anti-Terrorism Laws; Anti-Corruption Laws.  The Borrower has in its reasonable business judgment implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and their respective directors, officers, employees, agents, Affiliates and representatives (solely to the extent acting for the benefit of the Borrower or the Subsidiaries) with Anti-Corruption Laws and applicable Sanctions, and the Borrower, the Subsidiaries and their respective directors and officers, and, to the knowledge of the Borrower and its Subsidiaries, their respective employees, agents, Affiliates or representatives (solely to the extent acting for the benefit of the Borrower or the Subsidiaries), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or any of their respective directors or officers or (b) to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, Affiliate or representative of the Borrower or any Subsidiary is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will, to the knowledge of the Borrower and its Subsidiaries, violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.09.  Investment Company Status.  None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

SECTION 3.10.  Federal Reserve Regulations.  None of the Borrower or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors) or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.

SECTION 3.11.  Taxes.  Each of the Borrower and each Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it, except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all material Taxes required to have been paid by it, except where the validity or amount thereof is being contested in good faith by appropriate proceedings; provided that (i) the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves therefor in conformity with GAAP and (ii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation.

SECTION 3.12.  ERISA.  (a)  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

(b)  Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Pension Plan is in compliance with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plan, (ii) with respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Borrower or any Restricted Subsidiary, directly or indirectly, to a tax or civil penalty, and (iii) with respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with all Requirements of Law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained.

SECTION 3.13.  Disclosure.  Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to any Arranger, the Administrative Agent, any Issuing Bank or any Lender (other than information of a general economic or industry specific nature, projected financial information or other forward looking information) in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished prior to the date on which this representation is made or deemed made), when taken as a whole, contains any material misstatement of fact or, when taken as a whole, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished and, if such projected financial information was furnished prior to the Effective Date, as of the Effective Date (it being understood and agreed that any such estimates and projected financial information may vary from actual results and that such variations may be material).

SECTION 3.14.  Subsidiaries.  Schedule 3.14 sets forth the name of, and the ownership interest of the Borrower and each Restricted Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.  The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and such Equity Interests are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Loan Documents and Liens permitted by Section 6.02).  Except as set forth in Schedule 3.14, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Restricted Subsidiary is a party requiring, and there are no Equity Interests in any Restricted Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Restricted Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Restricted Subsidiary.

SECTION 3.15.  Insurance.  Schedule 3.15 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Borrower or any Restricted Subsidiary as of the Effective Date that is material to the conduct of its business.  As of the Effective Date, such insurance is in full force and effect and all premiums in respect of such insurance that are due and payable on or before the Effective Date have been paid.  The Borrower in its reasonable judgment believes that the insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is (a) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) adequate.

SECTION 3.16.  Labor Matters.  As of the Effective Date, except as would not reasonably be expected to result in a Material Adverse Effect, there are no strikes, lockouts or slowdowns or any other material labor disputes against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened.  Except where the failure would not reasonably be expected to result in a Material Adverse Effect, (i) the hours worked by and payments made to employees of each of the Borrower and each Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (ii) all payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary.

SECTION 3.17.  Solvency.  As of the Effective Date and immediately after the consummation of the Transactions to occur on the Effective Date, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted.  For purposes of this Section, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.18.  Collateral Matters.  (a)  The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Pledged Securities (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) are delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Pledged Securities (as defined in the Collateral Agreement), prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Article 9 Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

(b)  Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c)  Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Effective Date).

SECTION 3.19.  EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders) of Jones Day, counsel for the Borrower and the Subsidiaries, in form and substance reasonably acceptable to the Administrative Agent (A) dated as of the Effective Date and (B) covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinions.

(c)  The Administrative Agent shall have received such customary documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder, under any other Loan Document or under any other agreement entered into by any of the Arrangers, the Administrative Agent and the Lenders, on the one hand, and any of the Loan Parties, on the other hand.

(f)  The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent, on behalf of the Secured Parties, shall have a security interest in the Collateral of the type and priority described in each Security Document.  The Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of Loans on the Effective Date be released or terminated.

(g)  The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(h)  The Lenders shall have received the financial statements, opinions and certificates referred to in Sections 3.04(a) and 3.04(b).

(i)  The Arrangers shall have received a quality of earnings report with respect to the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2015.

(j)  Prior to or substantially concurrently with the initial funding of the Loans on the Effective Date, (i) the Refinancing shall have been consummated and (ii) all guarantees and Liens granted in respect of the Existing Indebtedness shall have been released and the terms and conditions of any such release shall be reasonably satisfactory to the Administrative Agent.  The Administrative Agent shall have received a payoff and release letter with respect to the Existing Indebtedness in form and substance reasonably satisfactory to the Administrative Agent.  Immediately after giving effect to the Transactions, none of the Borrower or any Restricted Subsidiary shall have outstanding any shares of preferred stock or Disqualified Equity Interests or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents and (ii) Indebtedness permitted under Section 6.01.

(k)  The Arrangers shall have received a certificate from the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the solvency of the Borrower and the Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(l)  The Arrangers shall have received a detailed business plan of the Borrower and the Restricted Subsidiaries for the Fiscal Years ended 2016 through 2020 (including quarterly projections for the four Fiscal Quarters ending after the Effective Date).

(m)  The Lenders shall have received, at least three Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested at least ten Business Days prior to the Effective Date.

(n)  Since December 31, 2015, there shall not have occurred an event, change or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

(o)  The Borrower shall have delivered to the Administrative Agent the Borrowing Request required by Section 2.03.

(p)  The Administrative Agent shall have received a copy of the solvency opinion to be delivered on the Effective Date to the board of directors of the Borrower in connection with the Specified Dividend.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on May 19, 2016 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, in each case after the initial Borrowing on the Effective Date is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) as of such earlier date.

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section; provided however, (A) the application of paragraphs (a) and (b) of this Section to any Incremental Loan made in connection with any Limited Condition Acquisition shall, at the Borrower’s option, be subject to the second paragraph of Section 1.03 and (B) paragraphs (a) and (b) of this Section shall not apply to any Loans made under any Refinancing Amendment unless the lenders in respect thereof have required satisfaction of the same in the Refinancing Amendment.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under this Agreement or any other Loan Document shall have been paid in full (other than contingent amounts not yet due) and all Letters of Credit shall have expired or been terminated or shall have been backstopped or cash collateralized (in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent, which shall furnish to each Issuing Bank and each Lender, the following:

(a)  within 90 days after the end of each Fiscal Year, its audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, and related notes thereto, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like statement, qualification or exception (other than solely as a result of (x) a maturity date in respect of any Indebtedness or (y) the projected or potential breach of a financial covenant set forth in this Agreement or any other agreement governing any Indebtedness, in each case, during the one-year period following the date such opinion is delivered) and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of the Borrower and the Subsidiaries on a consolidated basis as of the end of and for such Fiscal Year in accordance with GAAP consistently applied and accompanied by a narrative report describing the financial position, results of operations and cash flows of the Borrower and the consolidated Subsidiaries and a comparison to the consolidated budget delivered pursuant to subclause (d) below in respect of such Fiscal Year, each in a form reasonably satisfactory to the Administrative Agent;

(b)  within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and the Subsidiaries on a consolidated basis as of the end of and for such Fiscal Quarter and such portion of such Fiscal Year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a narrative report describing the financial position, results of operations and cash flows of the Borrower and the consolidated Subsidiaries in a form reasonably satisfactory to the Administrative Agent;

(c)  concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Responsible Officer substantially in the form of Exhibit K (i) certifying as to whether a Default exists and, if a Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the financial covenants contained in Sections 6.11 and 6.12 and (B) in the case of financial statements delivered under clause (a) above, beginning with the financial statements for the Fiscal Year of the Borrower ending December 31, 2016, of Excess Cash Flow, (iii) at any time when there is any Unrestricted Subsidiary, including as an attachment with respect to each such financial statement an Unrestricted Subsidiary Reconciliation Statement and (iv) stating whether any material change in GAAP or in the application thereof has occurred since the later of the date of the Borrower’s audited financial statements referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this clause (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)  within 90 days after the end of each Fiscal Year, a detailed consolidated budget for the forthcoming Fiscal Year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such Fiscal Year, and as of the end of and for each fiscal quarter in such Fiscal Year, and setting forth the assumptions used for purposes of preparing such budget);

(e)  promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(f)  promptly after the reasonable request by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(g)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally, as applicable; and

(h)  subject to the last sentence of Section 5.08, promptly following any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent, any Issuing Bank or any Lender may reasonably request.

Information required to be furnished pursuant to clause (a), (b), (h) or (i) of this Section shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be furnished pursuant to this Section may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.

At the request of the Administrative Agent, the Borrower will hold quarterly conference calls for the Lenders to discuss financial information for the previous quarter.  The conference call shall be held at a time mutually agreed with the Administrative Agent that is promptly following the delivery of the financial statements required under Sections 5.01(a) and 5.01(b).  The requirements of this paragraph shall be satisfied by the Borrower providing the Lenders with reasonably advance notice of, and access to, the quarterly earnings call with the holders of the Borrower’s Equity Interests or notes.

SECTION 5.02.  Notices of Material Events.  The Borrower will, after a Responsible Officer of the Borrower has obtained knowledge thereof, furnish to the Administrative Agent, which shall furnish to each Issuing Bank and each Lender, prompt written notice of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Responsible Officer of the Borrower or any Restricted Subsidiary, affecting the Borrower or any Affiliate thereof, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of this Agreement or any other Loan Document;

(c)  [Reserved], and

(d)  any other development (including notice of any Environmental Liability) that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Information Regarding Collateral.  (a)  The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, as set forth in such Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in the form of organization of any Loan Party or (iv) in any Loan Party’s organizational identification number, if any, or, with respect to a Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.

(b)  At the written request of the Administrative Agent, at the time of delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a completed Supplemental Perfection Certificate, signed by a Responsible Officer of the Borrower, (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Effective Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Effective Date).

SECTION 5.04.  Existence; Conduct of Business.  The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence, except as otherwise expressly permitted under Section 6.03, and (b) all of its rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business unless the failure to preserve, renew and keep in full force and effect such rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Payment of Taxes.  The Borrower will, and will cause each Restricted Subsidiary to, pay its material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation.

SECTION 5.06.  Maintenance of Properties.  Except if the failure to do so would reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted.

SECTION 5.07.  Insurance.  The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable (in the good faith judgment of its management) insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) considered adequate by the Borrower, provided that notwithstanding the foregoing, none of the Borrower or its Restricted Subsidiaries shall be required to obtain or maintain insurance that is more restrictive than their normal course of practice and (b) all other insurance as may be required by applicable law or any other Loan Document.  The Borrower shall use commercially reasonable efforts to ensure that each such policy of general liability or casualty insurance maintained by or on behalf of Loan Parties will (a) in the case of each general liability insurance policy, name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and (c) to the extent offered by the applicable insurer, provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy.  With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H of the Board of Governors.  The Borrower will furnish to the Lenders, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08.  Books and Records; Inspection and Audit Rights.  The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs and financial condition with its officers and independent accountants (it being agreed that representation of the Borrower shall be entitled to participate in such discussions with the independent accountants), all at such reasonable times during normal business hours and as often as reasonably requested; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent, acting individually or on behalf of the Lenders, may exercise rights under this Section and (b) the Administrative Agent shall not exercise the rights under this Section more than once during any calendar year.  Notwithstanding anything to the contrary in this Section 5.08 or Section 5.01(h), none of the Borrower or any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product, unless such document, information or other matter may be disclosed in a manner that does not violate such privilege.

SECTION 5.09.  Compliance with Laws.  (a)  The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law (including Environmental Laws) with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)  The Borrower will in its reasonable business judgment maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and the respective directors, officers, employees and agents of the foregoing with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.10.  Use of Proceeds and Letters of Credit.  (a)  The proceeds of the Tranche A Term Loans and the Tranche B Term Loans, together with the proceeds of the Revolving Loans made on the Effective Date, will be used solely (i) to pay the Specified Dividend, (ii) to effect the Refinancing, (iii) to pay the Transaction Costs and (iv) with respect to any cash remaining on the balance sheet of the Borrower after giving effect to the Transactions, for general corporate purposes (including Permitted Acquisitions, Capital Expenditures, Restricted Payments and investments) of the Borrower and the Restricted Subsidiaries.  The proceeds of the Revolving Loans drawn after the Effective Date, as well as Incremental Term Loans (unless otherwise provided in the applicable Incremental Facility Amendment), will be used solely for working capital and other general corporate purposes (including Permitted Acquisitions, Capital Expenditures, Restricted Payments and investments) of the Borrower and the Restricted Subsidiaries.  No part of the proceeds of any Loan will be used in violation of the representation set forth in Section 3.10.

(b)  The Borrower will not request any Borrowing or Letter of Credit or use, and shall cause the Subsidiaries and the respective directors, officers, employees, agents, Affiliates and representatives of each of the foregoing not to use, the proceeds of any Borrowing or any Letter of Credit, lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (iii) in any manner that would result in the violation by an individual or entity (including any individual or entity participating in the Transactions, whether as Lender, Arranger, Administrative Agent, Issuing Bank or otherwise) of any Sanctions or Anti-Corruption Laws applicable to any party hereto.

SECTION 5.11.  Additional Subsidiaries.  (a)  If any additional Designated Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary) after the Effective Date, then the Borrower will within 15 Business Days (or such longer period as the Administrative Agent may, in its sole discretion, agree to in writing) after such Designated Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Designated Subsidiary and with respect to any Equity Interest in or Indebtedness of such Designated Subsidiary owned by or on behalf of any Loan Party.

(b)  The Borrower may designate any Restricted Subsidiary that is not a CFC or CFC Holding Company meeting the criteria set forth in clause (b) of the definition of the term “Designated Subsidiary” as a Designated Subsidiary; provided that the Collateral and Guarantee Requirement shall have been satisfied with respect to such Restricted Subsidiary as if such Restricted Subsidiary is a Person that becomes a Designated Subsidiary after the Effective Date.

SECTION 5.12.  Further Assurances.  (a)  The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)  If any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $2,000,000) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof, any Excluded Assets (as defined in the Collateral Agreement) and assets not required to be pledged pursuant to the Collateral and Guarantee Requirement), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent or the

Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, within 60 days of such request (or such longer time as agreed by the Administrative Agent).

SECTION 5.13.  Designation of Subsidiaries.  The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would immediately result from such designation and (b) immediately after giving effect to such designation, the Borrower shall be in compliance with the financial maintenance covenants set forth in Sections 6.11 and 6.12, calculated on a Pro Forma Basis after giving effect to such designation as of the last day of the most recently ended Fiscal Quarter, and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer setting forth reasonably detailed calculations demonstrating compliance with this clause (b).  The Borrower may not designate a Restricted Subsidiary as an Unrestricted Subsidiary if, at the time of such designation (and, thereafter, any Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary automatically if) (i) such Restricted Subsidiary or any of its subsidiaries is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any Material Indebtedness of the Borrower and its Restricted Subsidiaries, (ii) such Restricted Subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary (other than (x) any subsidiary of such Restricted Subsidiary and (y) any Unrestricted Subsidiary) or (iii) any holder of any Indebtedness of such Restricted Subsidiary or any of its subsidiaries has recourse (either through a Guarantee, by operation of law or otherwise) to the Borrower or any other Restricted Subsidiary.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the parent company of such Subsidiary therein under clauses (v) and (x) of Section 6.04 at the date of designation in an amount equal to the net book value of such parent company’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (A) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary, and the making of an investment by such Subsidiary in any investments of such Subsidiary, in each case existing at such time and (B) a return on any investment by the Borrower in Unrestricted Subsidiaries pursuant to the above in an amount equal to the fair market value at the date of such designation of the Parent’s or its Subsidiary’s, as applicable, investment in such Subsidiary (without giving effect to any write downs or write offs thereof).  Prior to any designation made in accordance with this Section 5.13, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that the designation satisfies the applicable conditions set forth in this Section 5.13.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under this Agreement or any other Loan Document have been paid in full (other than contingent amounts not yet due) and all Letters of Credit have expired or been terminated or shall have been backstopped or cash collateralized (in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness; Certain Equity Securities.  The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)  Indebtedness created hereunder and under the other Loan Documents;

(b)  Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and any Refinancing Indebtedness in respect thereof;

(c)  Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) Indebtedness of any Restricted Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Subsidiary Loan Party in excess of $5,000,000 shall be subordinated to the Obligations on the terms set forth in the Intercompany Indebtedness Subordination Agreement;

(d)  Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section (other than clause (b) or (f)), (ii) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on terms not materially less favorable to the Lenders as the Indebtedness so Guaranteed is subordinated to the Obligations;

(e)  (i) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, lease, construction, replacement, repair or improvement of any fixed or capital assets, including Capital Lease Obligations, mortgage financings, purchase money indebtedness and any Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, and (ii) Refinancing Indebtedness in respect of

Indebtedness incurred or assumed pursuant to clause (i) above; provided further that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the greater of $15,000,000 and 5.0% of Consolidated EBITDA (calculated on a Pro Forma Basis as of the last day of the Fiscal Quarter of the Borrower most recently ended and at the time of incurrence);

(f)  (i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary in a Permitted Acquisition or an investment not prohibited hereunder; provided that (x) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (y) the Borrower shall be in compliance with the financial covenants set forth in Sections 6.11 and 6.12, calculated on a Pro Forma Basis as of the last day of the Fiscal Quarter of the Borrower most recently ended, at the time of incurrence, and (ii) any Refinancing Indebtedness in respect of such Indebtedness;

(g)  other unsecured or junior lien secured Indebtedness so long as at the time of the incurrence of such Indebtedness and immediately after giving effect thereto (A) the Borrower shall be in compliance with the requirements of Sections 6.11 and 6.12 and (B) no Default or Event of Default (limited in the case of the incurrence of Indebtedness in connection with a Limited Condition Acquisition to Events of Default pursuant to Sections 7.01(a), (b), (h) or (i)) shall have occurred and be continuing or would result therefrom; provided that (x) in the case of junior lien secured Indebtedness, if such Indebtedness is secured by any Collateral, such Indebtedness shall be secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Refinancing Debt and, if such Indebtedness is an obligation of a Domestic Subsidiary, such Indebtedness is not secured by any property or assets of the Borrower or any Domestic Subsidiaries other than the Collateral, (y) the holders or the representatives of the holders of such junior lien secured Indebtedness shall have become party to an Intercreditor Agreement that reflects the junior nature of such Lien and (z) the aggregate principal amount of Indebtedness of the Restricted Subsidiaries that are not Subsidiary Loan Parties permitted by this clause (g), together with Indebtedness of the Restricted Subsidiaries that are not Subsidiary Loan Parties incurred pursuant to clause (s) of this Section 6.01, shall not exceed the greater of $15,000,000 and 5.0% of Consolidated EBITDA (calculated on a Pro Forma Basis as of the last day of the Fiscal Quarter of the Borrower most recently ended and at the time of incurrence);

(h)  Indebtedness owed to any Person (including obligations in respect of letters of credit, bank guarantees and similar instruments for the benefit of such Person) providing workers’ compensation, health, disability, unemployment, social security laws or other employee benefits or property, casualty or liability insurance and premiums related thereto, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(i)  Indebtedness owed to any Person (including obligations in respect of letters of credit, bank guarantees and similar instruments for the benefit of such Person) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(j)  Indebtedness in respect of Hedging Agreements permitted by Section 6.06;

(k)  Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(l)  Indebtedness of the Borrower or any Restricted Subsidiary in the form of purchase price adjustments, earnouts (including the MIPA Earnout), non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other investment permitted under Section 6.04;

(m)  (i) Alternative Incremental Facility Debt; provided that the aggregate principal amount of Alternative Incremental Facility Debt shall not exceed the amount permitted to be incurred under Section 2.20(a) and (ii) Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (i) of this clause (m);

(n)  (i) Credit Agreement Refinancing Indebtedness; provided that the Net Proceeds from such Indebtedness are applied to repay Loans as required by Section 2.10(c) and (ii) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to subclause (i) of this clause (n);

(o)  to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to the real property of the Borrower or any Restricted Subsidiary;

(p)  to the extent constituting Indebtedness, obligations in respect of repurchase agreements constituting Permitted Investments;

(q)  Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Borrower or any of its Subsidiaries or their respective estates, executors, administrators, heirs, family members, legatees, distributees, spouses or former spouses, domestic partners or former domestic partners to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.07(c);

(r)  Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued;

(s)  Indebtedness of the Borrower or any Restricted Subsidiary to the extent that 100% of such Indebtedness is supported by any Letter of Credit; provided that the aggregate principal amount of Indebtedness of the Restricted Subsidiaries that are not Subsidiary Loan Parties permitted by this clause (s), together with Indebtedness of the Restricted Subsidiaries that are not Subsidiary Loan Parties incurred pursuant to clause (g) of this Section 6.01, shall not exceed the greater of $15,000,000 and 5.0% of Consolidated EBITDA (calculated on a Pro Forma Basis as of the last day of the Fiscal Quarter of the Borrower most recently ended and at the time of incurrence);

(t)  to the extent constituting Indebtedness, obligations in respect of customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(u)  to the extent constituting Indebtedness, customary indemnification and purchase price adjustments or similar obligations (including earn-outs) incurred or assumed in connection with acquisitions, investments and Dispositions otherwise permitted hereunder;

(v)  Indebtedness of any Foreign Subsidiaries incurred for foreign working capital purposes in an aggregate amount outstanding not to exceed the sum of (x) 90% of such Foreign Subsidiary’s accounts receivable, plus (y) 60% of such Foreign Subsidiary’s inventory, plus (z) $25,000,000 in the aggregate at any time outstanding;

(w)  Indebtedness of the Borrower or any of its Restricted Subsidiaries arising out of any sale and leaseback transaction permitted under Section 6.02(j) provided that the aggregate principal amount of Indebtedness permitted by this clause (w) shall not exceed $10,000,000 at any time outstanding; and

(x)  other Indebtedness of the Borrower and the Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this clause (x) shall not exceed $15,000,000 at any time outstanding.

SECTION 6.02.  Liens.  The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  Liens created under the Loan Documents and any Liens on cash or deposits granted in favor of any Issuing Bank to cash collateralize any Defaulting Lender’s participation in Letters of Credit as contemplated by this Agreement;

(b)  Permitted Encumbrances;

(c)  any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than (x) the proceeds thereof and (y) assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business) and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals and replacements thereof so long as the amount of the obligations under such extensions, renewals or replacements does not exceed the amount of the obligations being extended, renewed, replaced (including accrued and unpaid interest with respect to such original obligations and any reasonable fees, premium and expenses relating to such extension, renewal or replacement) and if any such obligations constitute Indebtedness, such Indebtedness is permitted under Section 6.01(b);

(d)  any Lien existing on any asset prior to and at the time of the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Effective Date prior to and at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than (A) assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business and (B) in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and extensions, renewals and replacements thereof so long as the amount of the obligations under such extensions, renewals or replacements does not exceed the original amount of the obligations being extended, renewed or replaced (including accrued and unpaid interest with respect to such original obligations and any reasonable fees, premium and expenses relating to such extension, renewal or replacement) and if any such obligations constitute Indebtedness, such Indebtedness is permitted under Section 6.01(f);

(e)  Liens on fixed or capital assets acquired, constructed, repaired, leased or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (e)(i) of Section 6.01 or any Refinancing Indebtedness in respect thereof permitted by clause (e)(ii) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement (provided that this clause (ii) shall not apply to any Refinancing Indebtedness permitted by clause (e)(ii) of Section 6.01 or any Lien securing such Refinancing Indebtedness), (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital asset and in any event, the aggregate principal amount permitted by Section 6.01(e), and

(iv) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (except (x) the proceeds thereof and (y) assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business);

(f)  in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g)  in the case of (i) any Restricted Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(h)  Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(i)  (i) Liens on the Collateral securing any Permitted Pari Passu Refinancing Debt, Permitted Junior Lien Refinancing Debt, any Alternative Incremental Facility Debt or Indebtedness permitted by Section 6.01(g) and (ii) any Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to subclause (i) of this clause (i)); provided that such Liens are subject to an Intercreditor Agreement that reflects the pari passu or junior nature of such Lien, as the case may be, in a manner reasonably satisfactory to the Administrative Agent;

(j)  Liens in connection with any sale and leaseback transaction to the extent that the aggregate outstanding amount of the obligations secured thereby does not exceed $10,000,000 at any time outstanding;

(k)  Liens granted by a Subsidiary that is not a Subsidiary Loan Party in respect of Indebtedness permitted to be incurred by such Subsidiary under Section 6.01;

(l)  Liens on assets of any Restricted Subsidiary that is not a Subsidiary Loan Party granted in favor the Borrower or any other Restricted Subsidiary; and

(m)  Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby does not exceed $25,000,000 at any time outstanding.

For purposes of determining compliance with this Section 6.02, a Lien need not be incurred solely by reference to one category of Liens described in clauses (a) through (m) above but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category). The expansion of Liens by virtue of accrual of interest, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 6.02.

SECTION 6.03.  Fundamental Changes.  (a)  The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Person may merge into or consolidate with the Borrower in a transaction in which (x) the Borrower is the surviving entity or (y) the other party is the surviving entity of such merger (in such event, such surviving entity shall be the “Successor Borrower”) so long as (A) the Successor Borrower is organized under the laws of the United States, (B) the Successor Borrower expressly assumes the Borrower’s obligations under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and (C) each Subsidiary Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Collateral Agreement and, if reasonably requested by the Administrative Agent, each other Security Document to which such Subsidiary Loan Party is a party confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement (it being understood that, if the foregoing conditions in clauses (A) through (C) are satisfied, then the Successor Borrower will automatically succeed to, and be substituted for, the Borrower under this Agreement), (ii) any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Subsidiary Loan Party, the surviving entity is or becomes a Subsidiary Loan Party, (iii) any Restricted Subsidiary may merge into or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary, and (iv) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such liquidation or dissolution or change in legal form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly-owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04.

(b)  The Borrower will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Effective Date and businesses reasonably related, complementary or ancillary thereto or a reasonable extension or expansion thereof as determined by the Borrower in good faith.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Restricted Subsidiary prior to such merger or consolidation) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)  Permitted Investments;

(b)  Permitted Acquisitions; provided that the aggregate amount of cash consideration paid in respect of all investments pursuant to this clause (b) if such investment is (i) an investment in the Equity Interests of any Person that does not become a Loan Party, or (ii) an investment in assets by a Restricted Subsidiary that is not a Subsidiary Loan Party, shall not exceed at the time each such investment is made and after giving effect thereto, the greater of $55,000,000 and 20.0% of Consolidated EBITDA (calculated on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter on or prior to the date of determination) (in each case determined without regard to any write-downs or write-offs);

(c)  (i) investments existing on the Effective Date in the Borrower and the Restricted Subsidiaries, (ii) other investments existing on the Effective Date and set forth on Schedule 6.04 and (iii) and any modification, replacement, renewal or extension of the foregoing; provided that the amount of the original investment is not increased unless otherwise permitted by this Section 6.04;

(d)  investments by the Borrower and the Restricted Subsidiaries in Equity Interests of their respective Restricted Subsidiaries (including between or among Restricted Subsidiaries); provided that (i) any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement” and (ii) the aggregate amount of such investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties (together with the aggregate principal amount of any (A) outstanding intercompany loans permitted under subclause (ii) to the proviso to clause (e) of this Section and (B) outstanding Guarantees permitted under the proviso to clause (f) of this Section) shall not exceed at the time such investment is made and after giving effect thereto, the greater of $55,000,000 and 20.0% of Consolidated EBITDA (calculated on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter on or prior to the date of determination)  (in each case determined without regard to any write-downs or write-offs);

(e)  loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that the amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties (together with the aggregate principal amount of any (A) outstanding investments permitted under subclause (ii) of the proviso to clause (d) of this Section and (B) outstanding

Guarantees permitted under the proviso to clause (f) of this Section) shall not exceed at the time such loan or advance is made and after giving effect thereto, the greater of $55,000,000 and 20.0% of Consolidated EBITDA (calculated on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter on or prior to the date of determination) (in each case determined without regard to any write-downs or write-offs);

(f)  Guarantees of Indebtedness that is permitted under Section 6.01 and other obligations, in each case of the Borrower or any Restricted Subsidiary; provided that the total of the aggregate principal amount of Indebtedness and the aggregate amount of other obligations, in each case of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with the aggregate principal amount of any (A) outstanding investments permitted under subclause (ii) of the proviso to clause (d) of this Section and (B) intercompany loans permitted under subclause (ii) to the proviso to clause (e) of this Section) shall not exceed at the time of such Guarantee and after giving effect thereto, the greater of $55,000,000 and 20.0% of Consolidated EBITDA (calculated on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter on or prior to the date of determination) (in each case determined without regard to any write-downs or write-offs);

(g)  loans or advances to officers, directors, members of management or employees of the Borrower or any Restricted Subsidiary made (i) in the ordinary course of business of the Borrower or such Restricted Subsidiary, as applicable, and (ii) in connection with such Person’s purchase of Equity Interests of the Borrower; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed or paid to the Borrower in cash; provided, further, that the aggregate amount of loans or advances permitted under this clause (g) (determined without regard to any write-downs or write-offs of such loans or advances) shall not exceed in the aggregate outstanding at any time (x) prior to the IPO, $10,000,000 and (y) after the IPO, $5,000,000 (excluding the amount of any loans or advances in excess of $5,000,000 made prior to the IPO pursuant to this clause (g));

(h)  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(i)  investments received (i) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts or disputes with or judgments against, any Person, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business, (ii) upon the foreclosure with respect to any secured investment, (iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes or (iv) in settlement of debt created in the ordinary course of business;

(j)  investments in the form of Hedging Agreements permitted by Section 6.06;

(k)  investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Borrower or any Restricted Subsidiary (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(l)  investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(m)  investments made as a result of the receipt of noncash consideration from a Disposition of any asset in compliance with Section 6.05;

(n)  investments in any Subsidiary that is not a Loan Party in an amount required to permit such Subsidiary to consummate an investment that, if undertaken by a Loan Party, would be permitted under this Section 6.04;

(o)  investments that result solely from the receipt by the Borrower or any Restricted Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(p)  receivables or other trade payables owing to the Borrower or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any Restricted Subsidiary deems reasonable under the circumstances;

(q)  mergers and consolidations permitted under Section 6.03 that do not involve any Person other than the Borrower and Restricted Subsidiaries that are wholly-owned Subsidiaries;

(r)  investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan, in each case entered into in the ordinary course of business and in an amount not to exceed the amount of compensation expense recognized by the Borrower and its Restricted Subsidiaries in connection with such plans;

(s)  Guarantees by the Borrower and the Restricted Subsidiaries of leases of the Borrower and Restricted Subsidiaries (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case entered into in the ordinary course of business and payments thereon or investments in respect thereof in lieu of such payments;

(t)  investments consisting of endorsements for collection or deposit;

(u)  investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business;

(v)  prior to an IPO, investments not exceeding $10,000,000 at any time outstanding, constituting the repurchase of an Equity Interests in the Borrower or any Restricted Subsidiary that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees upon such employee’s termination, death or disability;

(w)  so long as no Event of Default has occurred and is continuing, other investments, loans and advances by the Borrower or any Restricted Subsidiary in an aggregate amount, including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), not exceeding, at the time such investments, loans or advances are made and immediately after giving effect thereto, the Available Amount at such time, for all such investments made or committed to be made from and after the Effective Date; provided that, in the event any such investment, loan or advance by the Borrower or any Restricted Subsidiary is made concurrently with an equity issuance the proceeds of which increase the Available Amount, any investment, loan or advance can be made in the same or lesser amount of the proceeds of such equity issuance notwithstanding the occurrence or continuation of any Event of Default; and

(x)  other investments, loans and advances by the Borrower or any Restricted Subsidiary not otherwise permitted by this Section so long as at the time of the making of any such investment, loan or advance made pursuant to this clause (x) and immediately after giving effect thereto (i) the Total Secured Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the Fiscal Quarter of the Borrower most recently ended, is less than or equal to 2.50 and (ii) no Default or Event of Default has occurred and is continuing; provided that if the proceeds of any such investment will be applied to finance a Limited Condition Acquisition, compliance with this clause (x) shall be determined in accordance with Section 1.03.

For purposes of compliance with this Section 6.04, the amount of any investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such investment does not exceed the principal amount of such investment and less any such amount which increases the Available Amount).  Any investment that exceeds the limits of any particular clause set forth above may be allocated amongst more than one of such clauses to permit the incurrence of holding of such investment to the extent such excess is permitted as an investment under such other clauses.

SECTION 6.05.  Asset Sales.  The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it (each such sale, transfer, lease or other disposition herein, a “Disposition”), nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Restricted Subsidiary in compliance with Section 6.04(d)), except:

(a)  Dispositions of (i) inventory, (ii) used or surplus equipment or assets or obsolete or worn-out property no longer useful to the conduct of the business of the Borrower and the Restricted Subsidiaries, (iii) cash and Permitted Investments, (iv) inventory reasonably determined in good faith by the management of the Borrower to be no longer useful to the conduct of the business of the Borrower and the Restricted Subsidiaries and (v) other tangible property exchanged in connection with upgrades to similar tangible property, in each case in the ordinary course of business;

(b)  Dispositions to the Borrower or a Restricted Subsidiary; provided that any such Dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.08;

(c)  Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(d)  Dispositions of assets to the extent that such assets constitutes an investment permitted by clause (i), (k) or (m) of Section 6.04 or another asset received as consideration for the Disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold);

(e)  leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(f)  licenses or sublicenses of property (including licensing and cross-licensing arrangements involving technology or other intellectual property of the Borrower or any Subsidiary) in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(g)  Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any of the Borrower or any Restricted Subsidiary;

(h)  Dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement assets;

(i)  any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(j)  termination of any Hedging Agreement in accordance with its terms (other than any default termination);

(k)  (i) Dispositions of the Equity Interests of, or securities of, Unrestricted Subsidiaries and (ii) Dispositions of investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such investment in such joint venture;

(l)  Dispositions that do not exceed $5,000,000 in any Fiscal Year;

(m)  Dispositions of non-core assets (which may include real property) acquired in an acquisition or investment permitted under this Agreement and that are identified as non-core assets by the Borrower or the applicable Restricted Subsidiary at the time of the acquisition thereof or promptly thereafter to the extent such Disposition is consummated within two years of such acquisition or investment;

(n)  Dispositions of assets (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all Dispositions made in reliance upon this clause (n) during the term of this Agreement shall not exceed 25% of the consolidated total assets of the Borrower and the Restricted Subsidiaries determined as of the last day of the most recent Fiscal Quarter prior to the date of any such Disposition for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(o)  sale and leaseback transactions permitted by Section 6.02(j); and

(p)  Dispositions of equipment and other property purchased and subsequently sold to third party manufacturing partners for fair market value that do not exceed $10,000,000 in the aggregate in any Fiscal Year;

provided that all Dispositions permitted hereby (other than those permitted by clause (b)) shall be made for fair value and all Dispositions permitted by clauses (a)(i), (k), (l), (m) or (n) for at least 75% consideration in the form of cash or investments described in clauses (a) through (d) of the definition of “Permitted Investments” payable at the time of such Disposition; provided, further, that (i) any consideration in the form of Permitted Investments that are disposed of for cash consideration within 30 Business Days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration received for purposes of this proviso, (ii) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition or otherwise cancelled or terminated in connection with such Disposition and, in each case, for which the Borrower and all the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed, and (iii) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) not in excess of, in any Fiscal Year, the greater of $5,000,000 and 1.75% of Consolidated EBITDA (determined at the time of such Disposition (calculated on a Pro Forma Basis) as of the last day of the most recently ended Fiscal Quarter on or prior to the date of determination) at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration.

SECTION 6.06.  Hedging Agreements.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual or potential exposure (other than those in respect of the Equity Interests or Indebtedness of the Borrower or any Restricted Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 6.07.  Restricted Payments.  The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, except that:

(a)  any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(b)  the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests or Disqualified Equity Interests permitted hereunder;

(c)  the Borrower may make Restricted Payments, not exceeding $10,000,000 during any Fiscal Year (together with any Restricted Payments permitted under this clause (c) in the immediately prior Fiscal Year (without giving effect to this parenthetical) and not used in such prior Fiscal Year), pursuant to and in accordance with stock option plans, related stockholder agreements or other similar agreements, or other benefit plans approved by the Borrower’s board of directors for directors, officers or employees of the Borrower and the Restricted Subsidiaries, less any amount of Indebtedness issued pursuant to Section 6.01(q);

(d)  prior to an IPO, the Borrower may make Restricted Payments, not exceeding $10,000,000 in the aggregate, in connection with the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of any Equity Interest in the Borrower held by an employee of the Borrower or any Subsidiary upon such employee’s termination, death or disability;

(e)  the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with (i) any dividend, split or combination of its Equity Interests or (ii) the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower;

(f)  the Borrower may make any repurchase of Equity Interests of the Borrower that is deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such stock options;

(g)  the Borrower may make any repurchase of Equity Interests of the Borrower that is deemed to occur upon the non-cash exercise of Equity Interests to pay Taxes due upon such exercise;

(h)  concurrently with any issuance of Qualified Equity Interests (other than Cure Amounts), the Borrower may redeem, purchase or retire any Equity Interests of the Borrower using the proceeds of, or convert or exchange any Equity Interests of the Borrower for, such Qualified Equity Interests;

(i)  in connection with or after an IPO, (i) any Restricted Payment to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) additional Restricted Payments in an aggregate amount per annum not to exceed an amount equal to 6.0% the net proceeds received by (or contributed to) the Borrower and its Restricted Subsidiaries from such IPO;

(j)  so long as no Event of Default has occurred and is continuing, the Borrower or any Restricted Subsidiary may make other Restricted Payments not otherwise permitted by this Section in an aggregate amount not exceeding, at the time such Restricted Payments are made and immediately after giving effect thereto, the Available Amount at such time; provided that at the time of any such Restricted Payments and immediately after giving effect thereto, the Borrower shall be in compliance with the financial covenants set forth in Sections 6.11 and 6.12, calculated on a Pro Forma Basis as of the last day of the Fiscal Quarter of the Borrower most recently ended;

(k)  so long as no Event of Default has occurred and is continuing, the Borrower and any Restricted Subsidiary may make other Restricted Payments not otherwise permitted by this Section so long as at the time of the making of any such Restricted Payment made pursuant to this clause (k) and immediately after giving effect thereto, the Total Secured Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the Fiscal Quarter of the Borrower most recently ended, is less than or equal to 2.50 to 1.00;

(l)  the Borrower and any Restricted Subsidiary may make Restricted Payments with respect to or on account of (i) management, consulting and advisory fees and (ii) reimbursement of out-of-pocket costs and expenses incurred in connection with management, consulting and advisory services, in each case to the Permitted Holders solely to the extent required by the Sponsor Management Agreement; provided that no Default shall have occurred and be continuing or would result therefrom;

(m)  the Borrower may make any repurchase of Equity Interests of the Borrower that is deemed to occur upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Borrower accepting a portion of such options, warrants or other convertible securities as satisfaction of the exercise price of such Equity Interests;

(n)  on the Effective Date, the Borrower may pay the Specified Dividend; and

(o)  the Borrower may make Additional Distributions that were originally permitted under clauses (a) through (n) of this Section 6.07.

Notwithstanding the foregoing, the making of any dividend, payment or other distribution or the consummation of any irrevocable redemption within 180 days after the date of declaration of such dividend, payment or other distribution or giving of the redemption notice, as applicable, will not be prohibited if, at the date of declaration or notice, such dividend, payment or other distribution or redemption would have complied with the terms of this Agreement.

SECTION 6.08.  Transactions with Affiliates.  The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)  transactions (i) that are at prices and on terms and conditions (taken as a whole) not materially less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (ii) for which the Borrower has delivered to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair from a financial point of view;

(b)  transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate;

(c)  loans or advances to employees permitted under Section 6.04(g);

(d)  payroll, travel and similar advances to cover matters permitted under Section 6.04(h);

(e)  any contribution to the capital of the Borrower by the Permitted Holders or any purchase of Equity Interests in the Borrower by the Permitted Holders not prohibited by this Agreement;

(f)  the payment of fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or the Restricted Subsidiaries in the ordinary course of business;

(g)  any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors;

(h)  employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Restricted Subsidiary and any employee thereof and approved by the Borrower’s or any Restricted Subsidiary’s board of directors (or equivalent governing body);

(i)  any Restricted Payment permitted by Section 6.07;

(j)  any IPO of the Borrower;

(k)  any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into such Borrower or its Restricted Subsidiaries pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any subsequent amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of the Borrower as compared to such agreement as in effect on the date of such acquisition or merger);

(l)  after an IPO, any other transaction with an Affiliate, which is approved by a majority of disinterested members of the board of directors (or equivalent governing body) of the Borrower in good faith;

(m)   any grant of board nomination rights, registration rights or other governance rights in connection with the Transactions and any IPO of the Borrower, provided that the recipient shall not receive any cash or cash equivalents with respect thereto; and

(n)  transactions contemplated by the Sponsor Management Agreement.

SECTION 6.09.  Restrictive Agreements.  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets (other than any Excluded Assets (as defined in the Collateral Agreement)) to secure the Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee the Obligations; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (B) restrictions and conditions imposed by the definitive documentation in respect of (x) any Alternative Incremental Facility Debt or Credit Agreement Refinancing Indebtedness, (y) any Refinancing Indebtedness in respect thereof or (z) any other Indebtedness permitted by Section 6.01; provided that such restrictions and conditions when taken as a whole are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents (as reasonably determined by the Borrower in consultation with the Administrative Agent), (C) in the case of any Restricted Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Restricted Subsidiary and to the Equity Interests of such Restricted Subsidiary, (D) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets of the Borrower or any Restricted Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Restricted Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, and (E) restrictions and conditions existing on the Effective Date and identified on Schedule 6.09 (or to any extension or renewal of, or any amendment, modification or replacement not expanding the scope of, any such restriction or condition); (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01 if such restrictions and conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof; and (iii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by any agreement relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted by Section 6.01 if such restrictions and conditions apply only to such Restricted Subsidiary.

SECTION 6.10.  Amendment of Organizational Documents.  The Borrower will not, and will not permit any Restricted Subsidiary to, amend, modify,

waive, terminate or release its certificate of incorporation, bylaws or other organizational documents if the effect of such amendment, modification, waiver, termination or release is materially adverse to the interests of the Lenders.

SECTION 6.11.  Total Net Leverage Ratio.  The Borrower will not permit the Total Net Leverage Ratio as of the end of any Fiscal Quarter to exceed 3.50 to 1.00.

SECTION 6.12.  Interest Coverage Ratio.  The Borrower will not permit the Interest Coverage Ratio as of the end of any Fiscal Quarter to be less than 3.00 to 1.00.

SECTION 6.13.  Changes in Fiscal Periods.  The Borrower will neither (a) permit its Fiscal Year or the fiscal year of any Restricted Subsidiary to end on a day other than December 31, nor (b) change its method of determining Fiscal Quarters, in each case, other than (i) to conform such Restricted Subsidiary to December 31 or the method of determining Fiscal Quarters used by the Borrower or (ii) after prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII

Events of Default

SECTION 7.01.  Events of Default.  If any of the following events (each such event, an “Event of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)  any representation, warranty or statement made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other information furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of representations and warranties qualified as to materiality or Material Adverse Effect, in all respects) when made or deemed made;

(d)  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(c), 5.02, 5.04 (with respect to the existence of the Borrower), 5.10 or 5.11 or in Article VI;

(e)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)  the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period in respect of such failure under the documentation representing such Material Indebtedness);

(g)  any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement the applicable counterparty, to cause any Material Indebtedness to become due or become subject to a mandatory offer to purchase by any obligor thereunder, or to terminate or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the Disposition of the assets securing such Indebtedness (to the extent such Disposition is not prohibited under this Agreement) or as a result of a casualty or condemnation event, (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01 or (iii) with respect to Indebtedness incurred under any Hedging Agreement, termination events or equivalent events pursuant to the terms of the relevant Hedging Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary; provided, further, that such failure is unremedied and is not waived by the holders of such Material Indebtedness prior to any termination of Commitments or acceleration of the Loans pursuant to this Section 7.01;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03), reorganization, bankruptcy, administration, winding up, deregistration, suspension of payments or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Borrower or any Restricted Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or in clause (h) of this Section 7.01;

(j)  the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of $30,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l)  an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)  any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of (i) the Disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in Section 9.14 or (iii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;

(n)  any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14;

(o)  a Change in Control shall occur; or

(p)  any material Security Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at such time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans then outstanding so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.04(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02.  Right to Cure.  (a)  Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirements of the financial covenants set forth in Sections 6.11 and 6.12, if then in effect, until the expiration of the tenth Business Day subsequent to the date the certificate calculating compliance with Sections 6.11 and 6.12 is required to be delivered pursuant to Section 5.01(c) (such required date, the “Delivery Deadline” and the tenth Business Day thereafter, the “Cure Deadline”), the shareholders of the Borrower shall have the right to contribute cash to the equity of the Borrower in an aggregate amount equal to the amount necessary to cure the relevant failure to comply with Sections 6.11 and 6.12 (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the shareholders of the Borrower of such Cure Right, the Total Net Leverage Ratio and the Interest Coverage Ratio shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA for shall be increased, solely for the purpose of measuring compliance with Sections 6.11 and 6.12 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Total Net Leverage Ratio and Interest Coverage Ratio under Sections 6.11 and 6.12, the Borrower shall be deemed to have satisfied the requirements of the Total Net Leverage Ratio and Interest Coverage Ratio as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Sections 6.11 and 6.12 that had occurred shall be deemed cured for this purpose under this Agreement.

(b)  Upon receipt by the Administrative Agent of written notice on the Delivery Deadline that the Borrower intends to exercise the Cure Right in respect of such Fiscal Quarter or Fiscal Year, the Lenders shall not be permitted to accelerate the Loans held by them, exercise remedies against the Collateral or any other rights and remedies under any of the Loan Documents that are available during the continuance of an Event of Default on the basis of a failure to comply with the requirements of the financial covenants set forth in Sections 6.11 and 6.12, unless such failure is not cured by the Borrower’s receipt of the Cure Amount on or prior to the Cure Deadline; provided that, during such period until the Cure Amount has been received by the Borrower as provided above, a Default in respect of such failure to comply with Sections 6.11 and 6.12 shall continue to exist for all purposes of this Agreement and the other Loan Documents.

(c)  Notwithstanding anything herein to the contrary, (i) in each four-Fiscal Quarter period of the Borrower there shall be at least two Fiscal Quarter in which the Cure Right is not exercised and (ii) the Cure Right shall not be exercised more than five times during the term of this Agreement.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf.  It is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX as if set forth in full herein with respect thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to this Agreement or any other Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any

capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence, bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or any other Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in this Agreement or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower or any Lender as a result of, any determination of the Revolving Exposure or the component amounts thereof or of the Weighted Average Yield in the absence of its own gross negligence, bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment).

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (which consent shall not unreasonably be withheld, conditioned or delayed),  to appoint a successor; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign (or such earlier day as shall be agreed by the Required Lenders and the Borrower), then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, with the consent of the Borrower (which consent shall not unreasonably be withheld, conditioned or delayed),  to appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person (provided, however, that notwithstanding anything herein to the contrary, no Loan Party shall suffer any penalty for the failure of any such payment to be received by such Person so long as such Loan Party diligently attempted to make such payment in good faith) and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank (provided, however, that notwithstanding anything herein to the contrary, no Loan Party shall suffer any penalty for the failure of such Lender or Issuing Bank to receive such notices or communications so long as such Loan Party diligently attempted to deliver such notices or communications in good faith).  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement or Cash Management Services the obligations under which constitute Secured Hedging Obligations or Secured Cash Management Obligations, as applicable, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in such Secured Party’s capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedging Obligations and Secured Cash Management Obligations unless the Administrative Agent has received written notice of such Obligations, together with such

supporting documentation as the Administrative Agent may request, from the applicable Secured Party.   By accepting the benefits of the Guarantee and the Collateral, each Secured Party that is a party to any such Hedging Agreement or Cash Management Services shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien on any property granted or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been cash collateralized or backstopped in a manner reasonably acceptable to the applicable Issuing Bank), (ii) is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Assets (as defined in the Collateral Agreement) or (iv) if approved, authorized or ratified in writing in accordance with Section 9.02(b), (b) to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents and (c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e).  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee pursuant to this paragraph.  In each case as specified in this paragraph, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this paragraph.  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

The Administrative Agent is authorized to enter into any Intercreditor Agreement in accordance with the terms hereof and any other intercreditor arrangements including any required hereunder, in each case, with respect to Indebtedness, that is required or permitted to be incurred hereunder and for which accession to the Intercreditor Agreement is required, and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them; provided that no Intercreditor Agreement shall provide for the subordination of the Obligations to any other Indebtedness.  Each

Lender and each Issuing Bank (a) hereby agrees that it will be bound by, and will not take any action contrary to, the provisions of the Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into any Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.  The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.11, 2.12, 2.14, 2.15, 2.16 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel and all other amounts due the Administrative Agent under Sections 2.11 and 9.03).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank to authorize the Administrative

Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02(b) of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Notwithstanding anything herein to the contrary, none of the Arrangers shall have any powers, duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, and the Borrower shall not have any rights as a third party beneficiary of any such provisions.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Notwithstanding anything contained in any of the Loan Documents, the Borrower, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral under any Security Documents or to enforce the guarantee set forth in the Collateral Agreement, it being understood and agreed that all powers, rights and remedies under the Collateral Agreement and the other Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a)  General.  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail or fax, as follows:

(i) if to the Borrower, to it at P.O. Box 163686, Austin, TX 78716-3686 (E-Mails:                                               ,                                                                  ), with a copy to David Schnadig and Michael Najjar c/o Cortec Group, 140 East 45th Street, 43rd Floor, New York, NY 10017 (E-Mails:                                                               ,                                                                );

(ii) if to the Administrative Agent, to Bank of America, N.A., 555 California Street, 4th Floor, San Francisco, CA 94104, Attention: Bridgett J. Manduk Mowry (Fax No.:                , E-Mail:                                                                );

(iii) if in respect of funding or payments, to Angie Hidalgo, Bank of America, N.A., 901 Main Street, 14th Floor, Mail Code: TX1-492-14-11, Dallas, TX 75202-3714, Attention:  Credit Services (Fax No.:                , E-Mail:                                                                 );

(iv) if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(v) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section, shall be effective as provided in such paragraph.

(b)  Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or any Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)  Change of Address, etc.  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d)  Platform.  The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available”.  Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, as to the adequacy of the Platform and each such Person expressly disclaims any liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender, any Issuing Bank or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform, except to the extent of the gross negligence, bad faith or willful misconduct of the Administrative Agent or any of its Related Parties (as determined by a final and non-appealable judgment of a court of competent jurisdiction).

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)  Except as provided in Sections 2.20, 2.21, 2.22 and 9.02(c) (which, for the avoidance of doubt, shall not change Section 5.02 of the Collateral Agreement), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (in each case, other than as a result of any change in the definition of the term “Total Secured Net Leverage Ratio” or in any component thereof), in each case without the written consent of each Lender affected thereby, (iii) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under

Section 2.09 or the applicable Incremental Facility Amendment, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby, (v) change Section 5.02 of the Collateral Agreement without the written consent of each Lender affected thereby (vi) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (vii) release, subordinate or otherwise limit all or substantially all of the value of the Guarantees provided by the Subsidiary Loan Parties (including, in each case, by limiting liability in respect thereof) under the Collateral Agreement, in each case without the written consent of each Lender (except as expressly provided in Section 9.14 or the Collateral Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee), (viii) release or subordinate all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), (ix) change any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to, or the Collateral of, Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of each Lender of each affected Class, (x) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV or (xi) change the rights of the Tranche A Term Lenders and Tranche B Term Lenders to decline mandatory prepayments as provided in Section 2.10 or the rights of any Additional Lenders of any Class to decline mandatory prepayments of Term Loans of such Class as provided in the applicable Incremental Facility Amendment, without the written consent of Tranche A Term Lenders, Tranche B Term Lenders or Additional Lenders of such Class, as applicable, holding a majority of the outstanding Tranche A

Term Loans, Tranche B Term Loans or Incremental Term Loans of such Class, as applicable; provided further that (A) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as applicable, (B) any waiver, amendment or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) if the terms of any waiver, amendment or other modification of this Agreement or any other Loan Document provide that any Class of Loans (together with all accrued interest thereon and all accrued fees payable with respect to the Commitments of such Class) will be repaid or paid in full, and the Commitments of such Class (if any) terminated, as a condition to the effectiveness of such waiver, amendment or other modification, then so long as the Loans of such Class (together with such accrued interest and fees) are in fact repaid or paid in full and such Commitments are in fact terminated, in each case prior to or substantially simultaneously with the effectiveness of such amendment, then such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment.  Notwithstanding any of the foregoing, (1) no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such waiver, amendment or other modification, (2) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if affected by such amendment, any Issuing Bank stating that it objects to such amendment, (3) this Agreement may be amended to provide for Incremental Extensions of Credit in the manner contemplated by Section 2.20 and the extension of the Maturity Date as provided in Section 2.21 and the incurrence of Refinancing Term Commitments and Refinancing Term Loans as provided in Section 2.22, in each case without any additional consents and (4) no agreement referred to in the immediately preceding sentence shall waive any condition set forth in Section 4.02 without the written consent of the Majority in Interest of the Revolving Lenders (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02) or any other Loan Document, including any amendment of an affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of any condition set forth in Section 4.02).

(c)  In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (v), (viii) or (x) of paragraph (b) of this Section, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the prepayment fee pursuant to Section 2.10(g)) (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section) from the assignee (in the case of such principal and accrued interest and fees (other than any fee payable pursuant to Section 2.10(g)) or the Borrower (in the case of all other amounts (including any amount payable pursuant to Section 2.10(g)), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (iv) such assignment does not conflict with applicable law and (v) the assignee shall have given its consent to such Proposed Change and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, such Proposed Change can be effected.

(d)  Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(e)  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or other modifications on behalf of such Lender.  Any waiver, amendment or other modification effected in accordance with this Section, shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay, within 30 days of a written demand therefor (together with reasonable backup documentation supporting such reimbursement request), (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Arranger and their respective Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel (limited to one primary counsel for the Administrative Agent, the Arrangers and their respective Affiliates, and, if reasonably necessary, one additional counsel in each relevant material jurisdiction and one specialty counsel acting in multiple jurisdictions), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any waiver, amendments or modifications of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of counsel (limited to one counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, and, if reasonably necessary, one additional counsel in each relevant material jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated Persons), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each Issuing Bank, their successors and assigns and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (limited to one counsel to the Indemnitees, taken as a whole, and, if reasonably necessary, one additional counsel in each material jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the each group of similarly situated Indemnitees, taken as a whole), incurred by or asserted or awarded against any Indemnitee arising out of, in connection with or as a result of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the

Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that the foregoing indemnity shall not, as to any Indemnitee, apply to any losses, claims, damages, liabilities or related expenses to the extent they (A) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of an Indemnitee, (B) result from a claim brought by the Borrower or any Subsidiary against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations under this Agreement or any other Loan Document if the Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (C) result from a proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought against the Administrative Agent or any Arranger in its capacity or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder) or (D) result from settlements effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) but if settled with the Borrower’s written consent, or if there is a final judgment against an Indemnitee in any such proceeding, the Borrower shall indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above; provided that neither the Borrower nor its Subsidiaries shall, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (w) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such settlement, (x) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee, (y) does not obligate such Indemnitee to make any payment that is not paid by the Borrower or its Subsidiaries or Affiliates and (z) does not require any specific performance obligation on the part of such Indemnitee that is not performed by the Borrower or its Subsidiaries or Affiliates.  Notwithstanding the foregoing, (x) neither the Borrower nor its Subsidiaries shall be liable to pay any settlement effected without the Borrower or such Subsidiary’s written consent (which shall not be unreasonably withheld, conditioned or delayed) and (b) each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower under this paragraph to such Indemnitee for any such fees, expenses or damages to the extent it is determined within six months of payment that such Indemnitee is not entitled to payment of such amount in accordance with the terms hereof.  This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood and agreed that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any Issuing Bank in its capacity as such, or to any Related Party of any of the foregoing acting for any Issuing Bank in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts.  For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, unused Revolving Commitments and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unused Term Commitments, in each case at that time.  The obligations of the Lenders under this paragraph are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph).

(d)  To the fullest extent permitted by applicable law, the Borrower shall not assert, or permit any of its Affiliates or Related Parties to assert, and hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that the foregoing waiver shall not apply to any losses, claims, damages, liabilities or related expenses to the extent they are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of such Indemnitee.

(e)  To the fullest extent permitted by applicable law, none of the parties hereto (nor any Indemnities)  shall assert, or permit any of its Affiliates or Related Parties to assert, and each such party hereby waives, any claim against each other party for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (e) shall relieve the Borrower or any Restricted Subsidiary of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f)  Unless otherwise specified, all amounts due under this Section shall be payable not later than 30 days after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a)  General.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment, delegation or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided that Merrill Lynch, Pierce, Fenner & Smith Incorporated may, without notice to the Borrower, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

(b)  Assignments by Lenders.  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign and delegate to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing, for any other assignment and delegation; provided further that the Borrower shall be deemed to have consented to any such assignment and delegation unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment and delegation of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, and (C) each Issuing Bank, in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure.

(ii)  Assignments and delegations shall be subject to the following additional conditions: (A) except in the case of an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment and delegation of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that (1) only one such processing and recordation fee shall be payable in the event of simultaneous assignments and delegations from any Lender or its Approved Funds to one or more other Approved Funds of such Lender, (2) no such fee shall apply to an assignment and delegation by a Lender to its Affiliate and (3) with respect to any assignment and delegation pursuant to Section 2.18(b) or 9.02(c), the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.16(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.14, 2.15, 2.16 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv)  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Issuing Bank or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon receipt by the Administrative Agent of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.16(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment and delegation required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and

Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi)  The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.

(c)  Participations.  Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood and agreed that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment and delegation pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.  The Borrower shall be entitled to seek specific performance to unwind any such participation in addition to any other remedies available to the Borrower at law or at equity in respect of any participation made by a Lender to any Disqualified Institutions without the Borrower’s consent, to the extent the Borrower’s consent is required under the terms hereof (and not obtained or deemed given).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)  Certain Pledges.  Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)  Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign and delegate all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f)  Assignments to Affiliated Lenders.  Notwithstanding anything in this Agreement to the contrary, any Term Lender may assign and delegate all or a portion of its Term Loans to an Affiliated Lender in accordance with this paragraph, provided that:

(i)  no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii)  the assigning Term Lender and the Affiliated Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(iii)  for the avoidance of doubt, Lenders shall not be permitted to assign or delegate Revolving Commitments or Revolving Exposure to any Affiliated Lender;

(iv)  (A) the Affiliated Lender shall have identified itself in writing as an Affiliated Lender to the assigning Term Lender and the Administrative Agent prior to the execution of the Affiliated Lender Assignment and Assumption and (B) the Affiliated Lender shall be deemed to have represented and warranted to the assigning Term Lender and the Administrative Agent that the requirements set forth in clause (vii) below, shall have been satisfied upon consummation of the applicable Affiliated Lender Assignment and Assumption;

(v)  Affiliated Lenders will not (A) have the right to receive information, reports or other materials provided solely to Lenders by the Administrative Agent or any other Lender, except to the extent made available to the Borrower, (B) attend or participate in meetings attended solely by the Lenders and the Administrative Agent, or (C) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders;

(vi)          (A) for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (x) consented (or not consented) to any amendment, waiver or modification of, or any action under this Agreement or any other Loan Document or any departure by any Loan Party therefrom,

(y) otherwise acted on any matter related to this Agreement or any other Loan Document and (z) directed or required the Administrative Agent, any Issuing Bank or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, all Term Loans held by any Affiliated Lender shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or the requisite vote of any Class of Lenders have taken any actions, (B) with respect to any amendment, waiver or modification of, or any action under this Agreement or any other Loan Document that requires the consent of all, or all affected, Lenders, the Term Loans held by any Affiliated Lender shall be deemed to be outstanding only if such amendment, waiver, modification or other action adversely affects such Affiliated Lender more than other Term Lenders in any material respect, (C) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan of Reorganization”), each Affiliated Lender hereby agrees (x) not to vote on such Plan of Reorganization, (y) if such Affiliated Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y), in each case under this clause (vi) (B) unless such Plan of Reorganization adversely affects such Affiliated Lender more than other Term Lenders in any material respect, and (D) each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this clause (vi), including to ensure that any vote of such Affiliated Lender on any Plan of Reorganization is withdrawn or otherwise not counted;

(vii)         the aggregate principal amount of any Class or tranche of Term Loans held at any one time by Affiliated Lenders may not exceed 25% of the aggregate outstanding principal amount of any Class or tranche of Term Loans; and

(viii)        the Affiliated Lender will not be entitled to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) actions against the Administrative Agent, in its role as such, or receive advice of counsel or other advisors to the Administrative Agent or any other Lenders or challenge the attorney client privilege of their respective counsel.

Each Affiliated Lender that is a Term Lender hereunder agrees to comply with the terms of this paragraph (f) (notwithstanding that it may be granted access to the Platform or any other electronic site established for the Lenders by the Administrative

Agent), and agrees that in any subsequent assignment of all or any portion of its Term Loans it shall identify itself in writing to the assignee as an Affiliated Lender prior to the execution of such assignment.

(g)   Purchasing Borrower Parties.  Notwithstanding anything else to the contrary contained in this Agreement (including the definition of “Eligible Assignees”), any Lender may assign and delegate all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with this paragraph (which assignment and delegation will not constitute a prepayment of Loans for any purposes of this Agreement and the other Loan Documents); provided that:

(i) no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii) each Auction Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this paragraph and the Auction Procedures;

(iii) the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(iv) for the avoidance of doubt, the Lenders shall not be permitted to assign or delegate Revolving Commitments or Revolving Exposure to a Purchasing Borrower Party;

(v) to the extent permitted by applicable law and not giving rise to any adverse tax consequence (other than any tax imposed in connection with the forgiveness of any Indebtedness income), any Term Loans assigned and delegated to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and delegation and will thereafter no longer be outstanding for any purpose hereunder (it being understood and agreed that (A) except as expressly set forth in any such definition, any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income and Consolidated EBITDA and (B) any purchase of Term Loans pursuant to this paragraph (g) shall not constitute a voluntary prepayment of Term Loans for purposes of this Agreement);

(vi) the Purchasing Borrower Party shall not have any MNPI that either (A) has not been disclosed to the assigning Lender (other than any such Lender that does not wish to receive MNPI) on or prior to the date of any initiation of an Auction by such Purchasing Borrower Party or (B) if not disclosed to such Lender, would reasonably be expected to have a material effect upon, or otherwise be material to, (1) such Lender’s decision to participate in any such

Auction or (2) the market price of the Term Loans, in each case, with respect to such Lender, except to the extent that such Lender has entered into a customary “big boy” letter with the Borrower; and

(vii) no Purchasing Borrower Party may use the proceeds from Revolving Loans to purchase any Term Loans.

(h)  Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.  For the avoidance of doubt, the Borrower shall not use the proceeds of any Revolving Loans to purchase Loans or Commitments from any Term Lender or Revolving Lender pursuant to this clause (h)(ii).

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan of Reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall (A) have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion  of the Platform that is designated for “public side” Lenders and (B) provide, and the Borrower hereby expressly authorizes the Administrative Agent to provide, the DQ List to each Lender requesting the same promptly following such request.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other

Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.04(d) or 2.04(e).  The provisions of Sections 2.14, 2.15, 2.16, 2.17(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or prepayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  For the avoidance of doubt, if any entity ceases to be a Lender under this Agreement pursuant to an Assignment and Assumption, such entity shall be entitled to the benefits of the surviving provisions in the previous sentence but only with respect to the period during which such entity was a Lender under this Agreement.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the commitment letter in respect of the credit facilities set forth herein and any related commitment advices submitted by the Lenders (but do not supersede any other provisions of such commitment letter or any related fee letters that do not, by the terms of such documents, terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender, such Issuing Bank or any such Affiliates, irrespective of whether or not such Lender, such Issuing Bank or any such Affiliate shall have made any demand under this Agreement and although such obligations of the Borrower are owed to a branch or office of such Lender, such Issuing Bank or any such Affiliate different from the branch or office holding such deposit or obligated on such Indebtedness.  Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.  The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and any such Affiliate may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c)  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Lenders, the Issuing Banks and each Person that was the Administrative Agent, a Lender or an Issuing Bank at the time it received any Information (as defined below) agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and each of the Administrative Agent, the Issuing Banks and the Lenders shall be responsible for the compliance with this Section by its Related Parties, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners or similar organization) (in which case, to the extent practicable, and not prohibited by law or such process, the party in receipt of such request shall promptly inform the Borrower in advance other than in connection with any examination of the financial condition or other routine examination of such Lender), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such party agrees to inform the Borrower thereof promptly prior to disclosure to the extent practicable, and not prohibited by law or such process), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings not less restrictive than those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or any current or prospective financing sources (it being understood that the list of Disqualified Institutions may be disclosed to any assignee, Participant or financing source, or prospective assignee,  Participant or financing source, in reliance on this clause (f)); provided that any such disclosure provided to a financing source is provided on a “need to know” basis and  no disclosure of Information may be made under this clause (f)(i) to any Disqualified Institution or (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to the Borrower or any Subsidiary and its obligations hereunder or under any other Loan Document, (g) on a confidential basis in accordance with the agencies’ standard practices for maintaining confidentiality of information, to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) otherwise to the extent consisting of general portfolio information that does not identify the Loan Parties by name or disclose the size of the facilities, (j) the National Association of Insurance Commissioners or (k) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank or any Affiliate of any of the foregoing and is, to the knowledge of the Administrative Agent, such Lender, such Issuing Bank or Affiliate, on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or learned upon inspection or examination of the Borrower’s books and records or premises relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender or Issuing Bank in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

SECTION 9.14.  Release of Liens and Guarantees.  Subject to the reinstatement provisions set forth in the Collateral Agreement, a Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary Loan Party or a Designated Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  Upon any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction not prohibited under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, or in the event that any Collateral is no longer required to be subject to a Lien under the Loan Documents, the security interests in such Collateral created by the Security Documents shall be automatically released.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.  Each of the Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section.  The Administrative Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party, to release the Administrative Agent’s Liens upon the date the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under this Agreement or any other Loan Document shall have been paid in full (other than contingent amounts not yet due) and all Letters of Credit shall have expired or been terminated or shall have been backstopped or cash collateralized (in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed.

SECTION 9.15.  USA PATRIOT Act Notice.  Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act, and each Loan Party agrees to provide such information from time to time to such Lender, such Issuing Bank and the Administrative Agent, as applicable.  This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective for the each Lender, each Issuing Bank and the Administrative Agent.

SECTION 9.16.  No Fiduciary Relationship.  The Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, the Subsidiaries or any of their respective Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17.  Non-Public Information.  (a)  Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, State and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities laws.

(b)  The Borrower and each Lender acknowledge that, if information furnished by the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.  The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18.  Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)  the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YETI HOLDINGS, INC.,

by
/s/ Richard J. Shields
Name:	Richard J. Shields
Title:	Chief Financial Officer, Principal Accounting Officer, Treasurer and Vice President of Finance

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent,

by
/s/ Bridgett J. Manduk Mowry
Name:	Bridgett J. Manduk Mowry
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender and an Issuing Bank,

by
/s/ Kathryn Tucker
	Name:	Kathryn Tucker
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION,

by
/s/ Marianne T. Meil
Name:	Marianne T. Meil
Title:	Senior Vice President

SUNTRUST BANK,

by
/s/ Mark Kelly
Name:	Mark Kelly
Title:	Managing Director

CITIZENS BANK, N.A.,

by
/s/ Ravi Pillay
Name:	Ravi Pillay
Title:	Vice President

[Signature Page to Credit Agreement]

COMPASS BANK,

by
/s/ Kayle Green
Name: Kayle Green
Title: Managing Director

WELLS FARGO BANK, N.A.,

by
/s/ Luke Harbinson
Name: Luke Harbinson
Title: Director

RAYMOND JAMES BANK, N.A.,

by
/s/ Alexander L. Rody
Name: Alexander L. Rody
Title: Senior Vice President

MORGAN STANLEY SENIOR FUNDING, INC.,

by
/s/ Michael King
Name: Michael King
Title: Vice President

CADENCE BANK, N.A.,

by
/s/ Emily Northcutt
Name: Emily Northcutt
Title: Vice President

CAPITAL ONE BANK,

by
/s/ Steve Ma
Name: Steve Ma
Title: VP, Relationship Mgr.

[Signature Page to Credit Agreement]

WOODFOREST NATIONAL BANK,

by
/s/ John Ellis
Name: John Ellis
Title: Senior Vice President

TRUSTMARK NATIONAL BANK,

by
/s/ Louise Barden
Name: Louise Barden
Title: Senior Vice President

AMALGAMATED BANK,

by
/s/ Jackson Eng
Name: Jackson Eng
Title: First Vice President

CAMDEN NATIONAL BANK,

by
/s/ Ryan A. Smith
Name: Ryan A. Smith
Title: SVP

STIFEL BANK & TRUST,

by
/s/ John H. Phillips
Name: John H. Phillips
Title: Executive Vice President

[Signature Page to Credit Agreement]

Schedule 1.01

Mortgaged Property

None.

Schedule 2.01

Commitments

Revolving Commitments

Lender	Commitment
Bank of America, N.A.
KeyBank National Association
SunTrust Bank
Citizens Bank, N.A.
Compass Bank
Wells Fargo Bank, N.A.
Raymond James Bank, N.A.
Morgan Stanley Senior Funding, Inc.
Cadence Bank, N.A.
Capital One Bank
Woodforest National Bank
Trustmark National Bank
Amalgamated Bank
Camden National Bank
Stifel Bank & Trust
Total

Tranche A Term Commitments

Lender	Commitment
Bank of America, N.A.
KeyBank National Association
SunTrust Bank
Citizens Bank, N.A.
Compass Bank
Wells Fargo Bank, N.A.
Raymond James Bank, N.A.
Morgan Stanley Senior Funding, Inc.
Cadence Bank, N.A.
Capital One Bank
Woodforest National Bank
Trustmark National Bank
Amalgamated Bank
Camden National Bank
Stifel Bank & Trust
Total

Tranche B Term Commitments

Lender	Commitment
Bank of America, N.A.	$105,000,000
Total	$105,000,000

3

Schedule 3.05

Real Property

Company	Address of Property	Ownership Interest
YETI Coolers, LLC	3411 Hidalgo Street Austin, TX 78702	Lease

YETI Coolers, LLC	5301 Southwest Parkway, Suite 200 Austin, TX 78735	Lease

YETI Coolers, LLC	220 S. Congress Ave. Suite 100 Austin, TX	Lease

YETI Coolers, LLC	4635 Boston Lane Suite 100 Austin, TX 78735	Lease

YETI Coolers, LLC	Unit F5, Floor 22 Seashine Building No. 609 Hubin South Rd. Siming Dist., Xianmen	Lease

YETI Coolers, LLC	7601 Southwest Parkway Austin, TX 78735	Lease

Schedule 3.14

Subsidiaries

Subsidiary	Subsidiary Loan Party (Yes/No)	Ownership of Borrower and each Restricted Subsidiary in each Subsidiary	Existing Equity Interests that could require the issuance by any Restricted Subsidiary of any additional Equity Interests
YETI Coolers, LLC	Yes	Borrower owns 100% of the LLC interests (Certificate No. 3)	None

Schedule 3.15

Insurance

Coverage/ Description	Limits	Effective Date	Expiration Date	Insurance Company	Insured	Policy Number
Commercial Property		6/15/15	6/15/16	Federal Insurance Co. (Chubb)	YETI Coolers, LLC
General Liability		6/15/2012 (retro-active)	6/15/16	Federal Insurance Co. (Chubb)	YETI Coolers, LLC
Automobile Liability/ Physical Damage		6/15/15	6/15/16	Federal Insurance Co. (Chubb)	YETI Coolers, LLC
Umbrella		6/15/15	6/15/16	Federal Insurance Co. (Chubb)	YETI Coolers, LLC
Marine Cargo		6/15/15	6/15/16	Federal Insurance Co. (Chubb)	YETI Coolers, LLC
D&O		6/15/15	6/15/16	Westchester Surplus Lines Insurance Company (ACE)	YETI Coolers, LLC
1st Excess D&O		6/15/15	6/15/16	Federal Insurance Co. (Chubb)	YETI Coolers, LLC
2nd Excess D&O		6/15/15	6/15/16	Hiscox Insurance Co. (Chubb)	YETI Coolers, LLC
Crime and K&R		6/15/15	6/15/16	Federal Insurance Co. (Chubb)	YETI Coolers, LLC
Network/ Cyber Liability		6/15/15	6/15/16	Illinois Union Insurance Company (ACE)	YETI Coolers, LLC

Schedule 6.01

Existing Indebtedness

None.

Schedule 6.02

Existing Liens

None.

Schedule 6.04

Existing Investments

None.

Schedule 6.09

Existing Restrictions

None.

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Guarantees and Letters of Credit included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[and is [a Lender] [an Affiliate/Approved Fund of [Identify Lender]]](1)

3. Borrower: YETI Holdings, Inc., a Delaware corporation

4. Administrative Agent: Bank of America, N.A., as the Administrative Agent under the Credit Agreement

5. Credit Agreement:  The Credit Agreement dated as of May 19, 2016, among YETI Holdings, Inc., a Delaware corporation, the Lenders and Issuing Banks party thereto and Bank of America, N.A., as Administrative Agent.

(1)                                 Select as applicable.

6.  Assigned Interest:(2)

Facility Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders	Amount of the Commitments/Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders(3)
Revolving Commitments/Loans	$	$		%
Tranche A Term Commitments/Loans	$	$		%
Tranche B Term Commitments/Loans	$	$		%
[ ](4)	$	$		%

Effective Date:                    , 20    [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(2)  Must comply with the minimum assignment amounts set forth in Section 9.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.

(3)  Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders of any Class, as applicable.

(4)  In the event Incremental Term Loans of any Class are established under Section 2.20 of the Credit Agreement or any new Class of Loans or Commitments is established pursuant to Section 2.21 or 2.22 of the Credit Agreement, refer to the Class of such Loans assigned.

The terms set forth above are hereby agreed to:	[Consented to and](6) Accepted:

BANK OF AMERICA, N.A., as
, as Assignor,	Administrative Agent,

by	by

Name:	Name:
Title:	Title:

, as Assignee,(5)	[Consented to:

by	YETI HOLDINGS, INC.,

Name:	by
Title:
Name:
Title:](7)

[Consented to:(8)

[EACH ISSUING BANK

by

Name:
Title:]

(5)  The Assignee must deliver to the Borrower all applicable Tax forms required to be delivered by it under Section 2.16(f) of the Credit Agreement.

(6)  No consent of the Administrative Agent is required for an assignment of any Term Commitment or Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(7)  No consent of the Borrower is required (x) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (y) if an Event of Default of the type set forth in clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing, for any other assignment.

(8)                                 To be added only if the consent of each Issuing Bank is required by Section 9.04(b)(i)(C) of the Credit Agreement.

ANNEX 1 TO
ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                          Representations and Warranties.

1.1.                Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or any other Affiliate of the Borrower or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or any other Affiliate of the Borrower or any other Person of any of their respective obligations under any Loan Document.

1.2.                Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement (including in Section 9.04(h) of the Credit Agreement) that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (vi) if it is a Lender that is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.16(f) thereof), duly completed and executed by the Assignee, and (viii) it is an Eligible Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.                          General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Assumption and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT B

[FORM OF] COLLATERAL AGREEMENT

[See attached]

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

May 19, 2016,

among

YETI HOLDINGS, INC.,

THE SUBSIDIARIES OF YETI HOLDINGS, INC.

IDENTIFIED HEREIN

and

BANK OF AMERICA, N.A.,

as Administrative Agent

CS&M Ref. No. 4408-295

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01. Defined Terms	1
SECTION 1.02. Other Defined Terms	1

ARTICLE II

Guarantee

SECTION 2.01. Guarantee	7
SECTION 2.02. Guarantee of Payment; Continuing Guarantee	7
SECTION 2.03. No Limitations	7
SECTION 2.04. Reinstatement	9
SECTION 2.05. Agreement to Pay; Subrogation	9
SECTION 2.06. Information	9
SECTION 2.07. Keepwell	9

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge	10
SECTION 3.02. Delivery of the Pledged Securities	10
SECTION 3.03. Representations and Warranties	11
SECTION 3.04. Registration in Nominee Name; Denominations	13
SECTION 3.05. Voting Rights; Dividends and Interest	13

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest	15
SECTION 4.02. Representations and Warranties	17
SECTION 4.03. Covenants	20
SECTION 4.04. Other Actions	22
SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral	24

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default	26

Schedules

Schedule I	Subsidiary Loan Parties
Schedule II	Pledged Equity Interests; Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims
Schedule V	Third Party Locations

Exhibits

Exhibit I	Form of Supplement
Exhibit II-A	Form of Patent Security Agreement
Exhibit II-B	Form of Trademark Security Agreement
Exhibit II-C	Form of Copyright Security Agreement

GUARANTEE AND COLLATERAL AGREEMENT dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among YETI Holdings, Inc., a Delaware corporation, the Restricted Subsidiaries from time to time party hereto and Bank of America, N.A. (“BAML”), as Administrative Agent.

Reference is made to the Credit Agreement dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YETI Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders and the Issuing Banks from time to time party thereto and BAML, as Administrative Agent.  The Lenders and Issuing Banks have agreed to extend credit to the Borrower on the terms and subject to the conditions set forth in the Credit Agreement.  The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  The Subsidiary Loan Parties are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01  Defined Terms.  (a)Each capitalized term used but not defined herein and defined in the Credit Agreement shall have the meaning specified in the Credit Agreement.  Each other term used but not defined herein that is defined in the New York UCC (as defined herein) shall have the meaning specified in the New York UCC.  The term “Instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b)  The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02  Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account.

“Agreement” has the meaning assigned to such term in the Preamble hereto.

“Anti-Assignment Provisions” has the meaning assigned to such term in the definition of “Excluded Asset” herein.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01(a).

“BAML” has the meaning assigned to such term in the Preamble.

“Borrower” has the meaning assigned to such term in the Recitals hereto.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means, collectively, the Article 9 Collateral and the Pledged Collateral, provided that no Excluded Asset shall constitute Collateral.

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Copyright owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Copyright owned by any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person:  (a) all copyright rights in any work subject to the copyright laws of the United States of America, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such copyright in the United States of America, including, registrations, recordings, supplemental registrations, pending applications for registration, and renewals in the United States Copyright Office, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule III and (c) any other adjacent or other rights related or appurtenant to the foregoing, including moral rights, in each case, in the United States.

“Credit Agreement” has the meaning assigned to such term in the Recitals hereto.

“Excluded Account” means (a) any Deposit Account or Securities Account used solely for one or more of the following:  payroll accounts, withholding tax accounts, or trust, escrow or other fiduciary accounts, (b) any segregated Deposit Account or Securities Account holding solely a cash portion of the Specified Dividend or any Additional Distribution, and (c) any Deposit Account or Securities Account the funds in which are subject to customary escrow arrangements relating to the purchase price to be paid for, or indemnification obligation in respect of, any transaction not prohibited by the terms of the Credit Agreement.

“Excluded Assets” means, collectively,

(a) the Excluded Equity Interests (other than Excluded Equity Interests in clause (c) of the definition thereof);

(b) the Excluded Accounts;

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(c) any leasehold interest in real property;

(d) motor vehicles and assets subject to certificates of title (other than to the extent that a security interest therein may be created by the filing of a financing statement);

(e) (i) Letter-of-Credit Rights (except to the extent such rights constitute Supporting Obligations with respect to other Collateral that is perfected by filing a financing statement) with a value of less than $2,500,000 and (ii) Letter-of-Credit Rights to the extent any Grantor is required by Requirement of Law to apply the proceeds of a drawing of such letter of credit for a specified purpose in a transaction that is not prohibited by the Credit Agreement and to a person that is not a Grantor;

(f) Commercial Tort Claims with a value of less than $2,500,000;

(g) those assets in respect of which the granting of the Security Interest (i) would be prohibited by any Requirement of Law, regulation or contract, so long as (A) any contractual restriction is not incurred in contemplation of the owning entity’s becoming a Subsidiary or the entry of such owning entity into the Loan Documents and (B) such contract is permitted under the Credit Agreement (in each case, after giving effect to Sections 9-406, 9-407, 9-408 and 9-409 of the Uniform Commercial Code or any other Requirement of Law or principle of equity (the “Anti-Assignment Provisions”)) (provided that, for purposes of this subclause (i), the Security Interest shall attach immediately on such assets at such time as the condition causing such prohibition shall no longer exist and, to the extent severable, shall attach immediately to any portion of such assets that does not result in such prohibition), or (ii) would result in material adverse tax consequences to the Borrower and the Subsidiaries, taken as a whole, as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent (it being understood that neither the Borrower nor any Subsidiary shall be required to enter into any security agreement or pledge agreement governed by foreign law);

(h) any intent-to-use trademark application filed pursuant to Section 1(b) of the Lanham Act prior to the filing of a “Statement of Use” or “Amendment to Allege Use” pursuant to Sections 1(c) and 1(d) of the Lanham Act with respect thereto, but only to the extent that the grant of the Security Interest would invalidate such trademark application;

(i) any governmental licenses or state or local franchises, charters and authorizations, to the extent that a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby in each case after giving effect to the Anti-Assignment Provisions;

(j) any lease, license or agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement permitted by the Credit Agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar

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arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any Subsidiary) after giving effect to the applicable Anti-Assignment Provisions; provided that (i) to the extent severable, any portion of or right under any such lease, license, agreement or purchase money, capital lease or similar arrangement in which the Security Interest can be granted without any of the consequences specified above shall not constitute an Excluded Asset and (ii) the Security Interest shall attach immediately to such lease, license, agreement or property upon termination of any such purchase money security interest, capital lease obligation or similar arrangement;

(k) any property acquired after the Effective Date that is subject to Permitted Liens under Section 6.02(d) of the Credit Agreement not incurred in anticipation of the acquisition by the applicable Loan Party of such property, to the extent that the granting of the Security Interest in such property would be prohibited under the terms of the Indebtedness secured by such Permitted Lien; provided that the Security Interest shall attach immediately (i) to any portion of such property that does not result in such prohibition and (ii) to such property upon termination of the relevant prohibition; and

(l) those assets as to which the Administrative Agent and the Borrower reasonably determine in writing that the costs of obtaining a security interest in such assets or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, in each case other than any Proceeds, substitutions or replacements of any of the assets described in clauses (a) through (l) (unless any such Proceeds, substitution or replacement would in itself constitute an asset described in clauses (a) through (l)).

“Excluded Equity Interests” means (a) voting Equity Interests of any first-tier CFC and any CFC Holding Company in excess of 65% of the issued and outstanding total combined voting power of all classes of Equity Interests entitled to vote of such CFC or CFC Holding Company; (b) voting Equity Interests in any Subsidiaries of any CFC or of any Unrestricted Subsidiaries, (c) Equity Interests of any Immaterial Subsidiary; (d)  Equity Interests of any Unrestricted Subsidiary; (e) Equity Interests of any joint venture or non-wholly-owned Subsidiary to the extent not permitted by the terms of such person’s joint venture or organizational documents (other than with the consent of the Borrower or any Subsidiary), in each case after giving effect to the applicable Anti-Assignment Provisions; and (f) margin stock.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Grantors” means, collectively, the Borrower and each Subsidiary Loan Party.

“Guarantors” means, collectively, the Borrower (except with respect to obligations of the Borrower) and each Subsidiary Loan Party.

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“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Indemnified Amount” has the meaning assigned to such term in Section 6.02.

“Intellectual Property” means all intellectual and similar property of every kind and nature, including inventions, designs, utility models, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and applications therefor, and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“IP Security Agreements” has the meaning assigned to such term in Section 4.02(b).

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party, including, in the case of any Grantor, any of the forgoing set forth under its name on Schedule III.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention on which a Patent has been granted to any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to make, use or sell any invention on which a Patent has been granted to any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

“Patents” mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person:  (a) all letters patent of the United States of America, all registrations and recordings thereof and all applications for letters patent of the United States of America, including registrations, recordings and pending applications in the United States Patent and Trademark Office, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule III, and (b) all reissues, continuations, divisionals, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, renewals, adjustments or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, have made, use, sell, offer to sell, import or export the inventions disclosed or claimed therein.

“Perfection Certificate” means the Perfection Certificate dated the Effective Date delivered by the Borrower to the Administrative Agent pursuant to Section 4.01(f) of the Credit Agreement.

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“Permitted Liens” means Liens permitted by Section 6.02 of the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited liability membership interest certificates and other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation and each other Loan Party that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by guaranteeing or entering into a keepwell in respect of obligations of such other person under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Security Interest” has the meaning assigned to such term in Section 4.01(a).

“Supplement” means an instrument substantially in the form of Exhibit I hereto, or any other form approved by the Administrative Agent, and in each case reasonably satisfactory to the Administrative Agent.

“Third Party Locations” has the meaning assigned to such term in Section 4.02(f).

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark owned by any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person:  (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, domain names, global top level domain names, other source or business identifiers, designs and general intangibles of like nature, all

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registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar office in any State of the United States of America, all extensions or renewals thereof, and all common law rights related thereto, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Uniform Commercial Code” means the New York UCC; provided, however, that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of a security interest is governed by the personal property security laws of any jurisdiction other than New York, “Uniform Commercial Code” means those personal property security laws as in effect in such other jurisdiction for the purposes of the provisions hereof relating to such perfection or priority and for the definitions related to such provisions.

ARTICLE II

Guarantee

SECTION 2.01  Guarantee.  Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations.  Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any Obligation.  Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.

SECTION 2.02  Guarantee of Payment; Continuing Guarantee.  Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or other similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account (other than an Excluded Account) or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower, any other Loan Party or any other Person.  Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Obligations, whether currently existing or hereafter incurred.

SECTION 2.03  No Limitations.  (a)Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 7.11, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release,

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surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise (other than the defense of payment or performance).  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Administrative Agent or any other Secured Party for any of the Obligations; (iv) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made)).  Each Guarantor expressly authorizes the Administrative Agent, for the benefit of the Secured Parties, to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b)  To the fullest extent permitted by any Requirement of Law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than payment or performance.  The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full in cash (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made).  To the fullest extent permitted by Requirement of Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to Requirement of Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

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SECTION 2.04  Reinstatement.  Each Guarantor agrees that this Agreement and its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy, insolvency, dissolution, liquidation or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.05  Agreement to Pay; Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation.  Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06  Information.  Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07  Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor that would otherwise not be an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder to honor all of its obligations under this Agreement in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.07 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.07 or otherwise under this Agreement voidable under any Requirement of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 2.07 shall remain in full force and effect until the payment in full in cash of all the Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made).  Each Qualified ECP Guarantor intends that this Section 2.07 constitute, and this Section 2.07 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

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ARTICLE III

Pledge of Securities

SECTION 3.01  Pledge.  As security for the payment and performance in full of the Obligations, each Grantor hereby pledges to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in, all such Grantor’s right, title and interest in, to and under: (a)(i) the Equity Interests now or at any time hereafter owned by or on behalf of such Grantor, including those set forth opposite the name of such Grantor on Schedule II, and (ii) all certificates and other instruments representing all such Equity Interests ((i) and (ii) collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include any Excluded Equity Interest or any Excluded Assets; (b)(i) the debt securities now owned or at any time hereafter acquired by such Grantor, including those listed opposite the name of such Grantor on Schedule II, and (ii) all promissory notes and other instruments evidencing all such debt securities ((i) and (ii) collectively, the “Pledged Debt Securities”); provided that the Pledged Debt Securities shall not include any Excluded Assets; (c) all other property of such Grantor that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 3.01 or Section 3.02; (d) subject to Section 3.05, all payments of principal, and all interest, dividends or other distributions, whether paid or payable in cash, instruments or other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Equity Interests and Pledged Debt Securities; (e) subject to Section 3.05, all rights and privileges of such Grantor with respect to the securities, instruments and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above (excluding any Excluded Assets) being collectively referred to as the “Pledged Collateral”).

SECTION 3.02  Delivery of the Pledged Securities.  (a)Each Grantor agrees to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities constituting Pledged Equity Interests (i) on the Effective Date, in the case of any such Pledged Equity Interests owned by such Grantor on the Effective Date, and (ii) promptly after the acquisition thereof (and in any event as required under the Credit Agreement), in the case of any such Pledged Equity Interests acquired by such Grantor after the Effective Date.

(b)  Subject to applicable local laws in the case of Equity Interests in any Foreign Subsidiary, each interest in any limited liability company or limited partnership controlled by any Grantor (or by such Grantor and one or more other Loan Parties) and pledged hereunder shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the Uniform Commercial Code, and shall be governed by Article 8 of the Uniform Commercial Code; and such certificate shall be delivered to the Administrative Agent in accordance with Section 3.02(a).

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(c)  Each Grantor (i) will use commercially reasonable efforts to cause all Indebtedness for borrowed money in a principal amount of $5,000,000 or more owed to such Grantor by any other Person to be evidenced by a duly executed promissory note (x) on the date hereof, in the case of any such Indebtedness existing on the date hereof or (y) promptly following the incurrence thereof in the case of Indebtedness incurred after the date hereof, and (ii) agrees to deliver or cause to be delivered to the Administrative Agent any and all Pledged Debt Securities (other than promissory notes and other evidences of Indebtedness issued by Persons other than the Borrower or any Subsidiary in a principal amount of less than $5,000,000), (I) on the Effective Date, in the case of any such Pledged Debt Securities owned by such Grantor on the Effective Date (including pursuant to clause (i)) and (II) promptly after the acquisition thereof (and, in any event as required under the Credit Agreement) in the case of any such Pledged Debt Securities acquired after the Effective Date.

(d)  Upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed by the applicable Grantor in blank or other undated instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed by the applicable Grantor in blank and such other instruments and documents as the Administrative Agent may reasonably request.  Each delivery of Pledged Securities after the Effective Date shall be accompanied by a schedule providing the information required by Schedule II with respect to such Pledged Securities; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered after the Effective Date shall be deemed attached hereto and made a part hereof as a supplement to Schedule II and any prior schedules so delivered.

SECTION 3.03  Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:

(a)  as of the Effective Date, Schedule II sets forth a true and complete list, with respect to each Grantor, of (i) all the Pledged Equity Interests owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Grantor and (ii) all the Pledged Debt Securities owned by such Grantor (other than any Pledged Equity Interests or Pledged Debt Securities that are not required to be delivered, or not yet required to have been delivered, to the Administrative Agent under the terms of this Agreement or the Credit Agreement);

(b)  the Pledged Equity Interests and Pledged Debt Securities issued by the Borrower and any Restricted Subsidiary have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable (to the extent such concepts are applicable) and

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(ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c)  except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Equity Interests and Pledged Debt Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Permitted Liens and transfers made in compliance with the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Permitted Liens), however arising, of all Persons whomsoever;

(d)  except (x) as disclosed on Schedule II, (y) for restrictions and limitations imposed by the Loan Documents or securities laws generally and (z) in the case of clause (ii) below, for restrictions and limitations existing as of the date such Pledged Collateral is pledged hereunder (and not incurred in contemplation of or in connection with the pledge hereunder) in the articles or certificate of incorporation, bylaws or other organizational documents of the issuer of such Pledged Collateral, the Pledged Collateral (i) is and will continue to be freely transferable and assignable and (ii) is not or will not be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e)  each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f)  no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is required for the validity of the pledge of the Pledged Collateral effected hereby (other than any such consent or approval that has been obtained and is in full force and effect and except with respect to Pledged Collateral in the form of Equity Interests in non wholly-owned Subsidiaries);

(g)  subject to applicable local laws in the case of Equity Interests in any Foreign Subsidiary, by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected Lien upon and security interest in such Pledged

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Securities as security for the payment and performance of the Obligations and such Lien is and shall be prior to any other Lien on such Pledged Securities, other than Permitted Liens that have priority as a matter of law; and

(h)  subject to applicable local law in the case of any Equity Interests in any Foreign Subsidiary, the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein and all action by any Grantor necessary to perfect the lien on the Pledged Collateral has been duly taken.

SECTION 3.04  Registration in Nominee Name; Denominations.  The Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent.  Each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor.  The Administrative Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.05  Voting Rights; Dividends and Interest.  (a)Unless and until an Event of Default shall have occurred and be continuing and, other than in the case of an Event of Default under Section 7.01(h) or (i) of the Credit Agreement, the Administrative Agent shall have notified the Grantors that the Grantors rights, in whole or in part, under this Section 3.05 are being suspended:

(i)  each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of any of the Administrative Agent or any other Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same;

(ii)  the Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 3.05(a)(i); and

(iii)  each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral, but only to the extent that such dividends,

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interest, principal and other distributions are permitted by, and are otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and any Requirement of Law; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, and required to be delivered to the Administrative Agent hereunder, shall not be commingled by such Grantor with any of its other funds or property (but shall be held separate and apart therefrom), shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall be forthwith delivered to the Administrative Agent in the form in which they shall have been received (with any endorsements, stock or note powers and other instruments of transfer reasonably requested by the Administrative Agent). Any actions by the Borrower, the Guarantors or any Restricted Subsidiary in respect of cash dividends that are permitted under Section 6.07 of the Credit Agreement shall be permitted under this Section 3.05(a)(iii) notwithstanding the occurrence or continuance of an Event of Default.

(b)  Upon the occurrence and during the continuance of an Event of Default, and, other than in the case of an Event of Default under Section 7.01(h) or (i) of the Credit Agreement, after the Administrative Agent shall have notified the Grantors of the suspension of the Grantors’ rights under Section 3.05(a)(iii), all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 3.05(a)(iii), shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal and other distributions received by any Grantor contrary to the provisions of this Section 3.05 shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and, to the extent constituting Collateral and required to be pledged hereunder, shall be forthwith delivered to the Administrative Agent upon demand in the form in which they shall have been received (with any necessary endorsements, stock powers or other instruments of transfer).  Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this Section 3.05(b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property, shall be held as security for the payment and performance of the Obligations and shall be applied in accordance with the provisions of Section 5.02.  After all Events of Default have been cured or waived and the Administrative Agent has received from the Borrower reasonably satisfactory evidence relating to any such cure, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise

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have been permitted to retain pursuant to the terms of Section 3.05(a)(iii) and that remain in such account.

(c)  Upon the occurrence and during the continuance of an Event of Default, and, other than in the case of an Event of Default under Section 7.01(h) or (i) of the Credit Agreement, after the Administrative Agent shall have notified the Grantors of the suspension of the Grantors’ rights under Section 3.05(a)(i), all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 3.05(a)(i), and the obligations of the Administrative Agent under Section 3.05(a)(ii), shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d)  Any notice given by the Administrative Agent to the Grantors suspending the Grantors’ rights under Section 3.05(a): (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights and powers of the Grantors under Section 3.05(a)(i) or Section 3.05(a)(iii) in part without suspending all such rights or powers (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights and powers so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01  Security Interest.  (a)As security for the payment or performance, as the case may be, in full of the Obligations, and subject to Section 4.01(d), each Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)  all Accounts;

(ii)  all Chattel Paper;

(iii)  all cash, cash equivalents and Deposit Accounts;

(iv)  all Documents;

(v)  all Equipment;

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(vi)  all General Intangibles, including all Intellectual Property;

(vii)  all Instruments;

(viii)  all Inventory;

(ix)  all other Goods;

(x)  all Investment Property;

(xi)  all Letter-of-Credit Rights;

(xii)  all Commercial Tort Claims described on Schedule IV, as such schedule may be supplemented from time to time pursuant to Section 4.02(e);

(xiii)  all Fixtures;

(xiv)  all books and records pertaining to the Article 9 Collateral; and

(xv)  to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b)  Each Grantor hereby irrevocably authorizes the Administrative Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets” of such Grantor or words of similar effect or of a lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9 Collateral relates.  Each Grantor agrees to provide the information required for any such filing to the Administrative Agent promptly upon reasonable request.

Each Grantor also ratifies its authorization for the Administrative Agent (or its designee) to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the Effective Date.

The Administrative Agent (or its designee) is further authorized by each Grantor to file with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by such Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

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(c)  The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

(d)  Notwithstanding anything herein to the contrary, to the extent and for so long as any asset is an Excluded Asset, the Security Interest granted under this Section 4.01 shall not attach to, and the Article 9 Collateral shall not include, such asset; provided, however that the Security Interest shall immediately attach to, and the Article 9 Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be an Excluded Asset.

(e)  Notwithstanding anything to the contrary herein, no Grantor shall be required to (i) take any action to create any security interests in assets located or titled outside of the United States, any state, territory or political subdivision thereof or to perfect any security interest in such assets, including making any filings or take any other action to record or perfect the Administrative Agent’s Lien on any Intellectual Property outside of the United States (other than filing of Uniform Commercial Code financing statements and amendments thereto in the United States and delivery of Pledged Securities), (ii) enter into security agreements governed by laws other than the laws of the United States, or any state, territory or political subdivision thereof, (iii) deliver any control agreements or control, lockbox or similar arrangements with respect to any Deposit Accounts or Securities Accounts and (iv) deliver any landlord waivers, estoppels or collateral access letters with respect to any leased locations or warehouse facilities.

SECTION 4.02  Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Administrative Agent for the benefit of the Secured Parties that:

(a)  Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant the Security Interest hereunder, except for Permitted Liens or defects in title that do not interfere with its ability to conduct its business as currently being conducted, and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b)  The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Effective Date (except in the case of the exact legal names of each Grantor, which shall be correct and complete in all respects).  The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental,

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municipal or other office specified in Schedule 2(a) or 2(b) to the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent after the Effective Date in the case of filings, recordings or registrations required by Section 5.03 or 5.12 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in the Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States applications for registration are pending), United States registered Copyrights (and Copyrights for which United States applications for registration are pending) and United States exclusive registered Copyright Licenses) that are necessary as of the Effective Date to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States of America (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary with respect to any such Article 9 Collateral in any such jurisdiction, except as provided under Requirement of Law with respect to the filing of continuation statements.  A Patent Security Agreement in the form of Exhibit II-A hereto, a Trademark Security Agreement in the form of Exhibit II-B hereto, and a Copyright Security Agreement in the form of Exhibit II-C hereto (such agreements being collectively referred to herein as the “IP Security Agreements”), in each case containing a description of the Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States applications for registration are pending), United States registered Copyrights (and Copyrights for which United States applications for registration are pending) and United States exclusive Copyright Licenses, as applicable, and executed by each Grantor owning any such Article 9 Collateral, have been delivered to the Administrative Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of United States Patents, United States Trademarks, United States Copyrights and United States exclusive Copyright Licenses in which a security interest may be perfected by filing, recording or registration in the United States of America (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary with respect to any such Article 9 Collateral in any such jurisdiction (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, United States Trademarks and United States Copyrights and United States exclusive Copyright Licenses (or registration or application for registration thereof) acquired or developed after the Effective Date).

(c)  The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations,

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(ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States of America (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other Requirement of Law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the IP Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.  The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Liens.

(d)  Schedule III sets forth, as of the Effective Date, a true and complete list, with respect to each Grantor, of (i) all Patents that have been granted by the United States Patent and Trademark Office and Patents for which United States applications are pending, (ii)  all Copyrights that have been registered with the United States Copyright Office and Copyrights for which United States registration applications are pending, (iii) all Trademarks that have been registered with the United States Patent and Trademark Office and Trademarks for which United States registration applications are pending and (iv) all exclusive Copyright Licenses under which such Grantor is a licensee, in each case truly and completely specifying the name of the registered owner, title, registration or application number and, if applicable, the licensee, licensor and date of license agreement, in each case, other than Excluded Assets.  In the event any Supplemental Perfection Certificate or any Supplement shall set forth any Intellectual Property, Schedule III shall be deemed to be supplemented to include the reference to such Intellectual Property, in the same form as such reference is set forth on such Supplemental Perfection Certificate or Supplement.

(e)  Schedule IV sets forth, as of the Effective Date, a true and complete list, with respect to each Grantor, of each Commercial Tort Claim in respect of which a complaint or a counterclaim has been filed by such Grantor, seeking damages in an amount reasonably estimated to exceed $2,500,000, including a summary description of such claim.  In the event any Supplemental Perfection Certificate or any Supplement shall set forth any Commercial Tort Claim, Schedule IV shall be deemed to be supplemented to include the reference to such Commercial Tort Claim (and the description thereof), in the same form as such reference and description are set forth on such Supplemental Perfection Certificate or Supplement.

(f)  Schedule V sets forth, as of the Effective Date, opposite the name of each Grantor, all locations in the United States where such Grantor maintains any Inventory with a value in excess of $10,000,000 in the aggregate in the possession of any landlord, warehouseman, bailee, agent or processor (the “Third Party Locations”).  In the event any Supplement shall set forth any Third Party Locations, Schedule V shall be deemed to be supplemented to include the reference to such Third Party Locations.

(g)  No Grantor has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other Requirement of Law covering any Article 9 Collateral, (ii) any assignment in which any

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Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, (iii) any notice under the Assignment of Claims Act, or (iv) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for any of the foregoing related solely to Permitted Liens.

SECTION 4.03  Covenants.  (a) Each Grantor agrees (i) to be bound by the provisions of Section 5.03 of the Credit Agreement with the same force and effect, and to the same extent, as if each reference therein to the Borrower were a reference to such Grantor and (ii) to be bound by the provisions of Sections 2.16, 5.04, 5.05, 5.06, 5.07, 5.08, 5.09, 5.12, 5.15 and 9.18 of the Credit Agreement with the same force and effect, and to the same extent, as if such Grantor were a party to the Credit Agreement.

(b)  [reserved].

(c)  Each Grantor shall, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not constituting a Permitted Lien.

(d)  Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments, financing statements, agreements and documents and take all such other actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes (other than Excluded Taxes) required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing and recording of any financing statements (including fixture filings) or other documents in connection herewith or therewith.  Each Grantor will provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created pursuant to this Agreement.

(e)  Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and Proceeds received with respect to any part of the Article 9 Collateral, and, at such time or times as the Administrative Agent may reasonably request, promptly to prepare and deliver to the Administrative Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Administrative Agent showing the identity, amount and location of any and all Article 9 Collateral.  In addition, the Administrative Agent and such Persons as the Administrative Agent may

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reasonably designate shall have the right, at the Grantors’ own cost and expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants and to verify under reasonable and customary procedures, in accordance with Section 5.08 of the Credit Agreement, the identity, validity, amount, quality, quantity, value, condition, location and status of, or any other matter relating to, the Article 9 Collateral; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent, acting individually or on behalf of the Lenders, may exercise rights under this Section and (b) the Administrative Agent shall not exercise the rights under this Section more often than one time during any calendar year.  The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(f)  At its option, the Administrative Agent may discharge past due Taxes, assessments, charges, fees and Liens at any time levied or placed on the Article 9 Collateral that are not permitted by the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by this Agreement or the other Loan Documents, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent pursuant to the foregoing authorization (and any such payment made or expense incurred shall be an additional Obligation secured hereby) except to the extent such payment is made for Excluded Taxes; provided, however that nothing in this Section 4.03(f) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees and Liens and maintenance as set forth herein or in the other Loan Documents.

(g)  Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

(h)  None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession or control of the Article 9 Collateral owned by it, except that, in each case, unless and until the Administrative Agent shall notify the Grantors that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral (which notice may be given by telephone if promptly confirmed in writing), the Grantors may use and dispose of the Article 9 Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.  Without limiting the generality of the foregoing, each Grantor agrees

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that it shall not permit any Inventory with a value in excess of $10,000,000 in the aggregate to be in the possession or control of any landlord, warehouseman, agent, bailee, or processor located in the United States at any time unless such Grantor has made commercially reasonable efforts to obtain an acknowledgement in writing, in form and substance reasonably satisfactory to the Administrative Agent, from each such landlord, warehouseman, agent, bailee or processor that such landlord, warehouseman, agent, bailee or processor holds the Inventory for the benefit of the Administrative Agent subject to the Security Interest and shall act upon the instructions of the Administrative Agent without further consent from the Grantor, and that such landlord, warehouseman, agent, bailee or processor further agrees to waive and release any Lien held by it with respect to such Inventory, whether arising by operation of law or otherwise.

(i)  None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts or any Payment Intangibles included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in good faith in the prudent conduct of the business of such Grantor.

(j)  The Grantors, at their own expense, shall maintain or cause to be maintained insurance in accordance with the requirements set forth in Section 5.07 of the Credit Agreement.  Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and its designees) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the Proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required pursuant to Section 5.07 of the Credit Agreement, or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable.  All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable upon demand by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

SECTION 4.04  Other Actions.  In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

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(a)  Instruments and Tangible Chattel Paper.  Without limiting each Grantor’s obligations under Article III, if any Grantor shall at any time hold or acquire any Instruments or Tangible Chattel Paper in excess of $2,500,000 and which constitutes Collateral, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b)  Investment Property.  Without limiting each Grantor’s obligations under Article III, if any securities (other than Excluded Equity Interests) now or hereafter acquired by any Grantor constitute Collateral and are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s reasonable request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) cause the issuer to agree to comply with instructions from the Administrative Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Administrative Agent to become the registered owner of the securities. The Administrative Agent agrees with each of the Grantors that the Administrative Agent shall not give any such instructions or directions to any such issuer unless an Event of Default has occurred and is continuing.

(c)  Electronic Chattel Paper and Transferable Records.  If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction and constitute Collateral, such Grantor shall promptly notify the Administrative Agent thereof and, at the reasonable request of the Administrative Agent, shall use commercially reasonable efforts to take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control under New York UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under New York UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

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(d)  Letter-of-Credit Rights.  If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor with a face amount greater than $2,500,000, such Grantor shall promptly notify the Administrative Agent thereof and shall, at the reasonable request and option of the Administrative Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, use commercially reasonable efforts to either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred and is continuing.

(e)  Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $2,500,000, such Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor, which shall include a summary description of such Commercial Tort Claim, and grant to the Administrative Agent in such writing a Security Interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 4.05  Covenants Regarding Patent, Trademark and Copyright Collateral.  (a)Each Grantor agrees that it will not take any action or omit to take any action (and will exercise commercially reasonable efforts to prevent its licensees from taking any action or omitting to take any action) whereby any Patent material to the conduct of the business of the Borrower and the Subsidiaries may become invalidated or dedicated to the public (except as a result of expiration of such Patent at the end of its statutory term), and agrees that it shall in its prudent business judgment continue to mark any products covered by any such Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b)  Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of the business of the Borrower and the Subsidiaries (i) maintain such Trademark in full force, free from any valid claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) to display such Trademark, if registered, with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under Requirement of Law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third-party rights.

(c)  Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright material to the conduct of the business of the Borrower and the Subsidiaries, use commercially reasonable efforts to continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright

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notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.

(d)  Each Grantor shall notify the Administrative Agent promptly if it knows that any Patent, Trademark or Copyright material to the conduct of the business of the Borrower and the Subsidiaries may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e)  Each Grantor will take all necessary steps that are consistent with its current practice (i) in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States of America or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) that is in such Grantor’s business judgment, material to the conduct of the business of the Borrower and its Restricted Subsidiaries and (ii) to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancelation proceedings against third parties.

(f)  In the event that any Grantor has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third party, such Grantor shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral.

(g)  Upon the occurrence and during the continuance of an Event of Default, each Grantor shall, upon reasonable request of the Administrative Agent, use its reasonable best efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent or its designee.

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ARTICLE V

Remedies

SECTION 5.01  Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times:  (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other Requirement of Law.  Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of Requirement of Law, upon the occurrence and during the continuance of an Event of Default, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate.  The Administrative Agent shall be authorized to take the actions set forth in Sections 5.03 and 5.04.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine.  The Administrative Agent shall not be obligated to make any sale of any

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Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02  Application of Proceeds.  The Administrative Agent shall apply the Proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

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SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such Proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.  The Grantors shall remain liable for any deficiency if the Proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any reasonable and documented attorneys’ fees and other expenses incurred by Administrative Agent or any Lender to collect such deficiency.  Notwithstanding the foregoing, the Proceeds of any collection, sale, foreclosure or realization upon any Collateral of any Grantor, including any collateral consisting of cash, shall not be applied to any Excluded Swap Obligation of such Grantor and shall instead be applied to other secured obligations.

SECTION 5.03  Grant of License To Use Intellectual Property.  For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and, to the extent permitted by Requirement of Law and while an Event of Default has occurred and is continuing, the right to prosecute and maintain all Intellectual Property and the right to sue for infringement of the Intellectual Property.  Each Grantor further agrees to cooperate with the Administrative Agent in any attempt to prosecute or maintain the Intellectual Property or sue for infringement of the Intellectual Property.  The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default. Each Grantor irrevocably agrees that the Administrative Agent may sell any of such Grantor’s Inventory directly to any person, including Persons who have previously purchased the Grantor’s Inventory

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from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

SECTION 5.04  Securities Act.  In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act as now or hereafter in effect or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect.  Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, and shall be authorized to, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account for investment, and not with a view to the distribution or resale thereof, and upon consummation of any such sale may assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold.  Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of potential purchasers (or a single purchaser) were approached.  The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

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ARTICLE VI

Indemnity, Subrogation, Contribution and Subordination

SECTION 6.01  Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under Requirement of Law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment in respect of any Obligation shall be made by any Guarantor (other than the Borrower) under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor (other than the Borrower) shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Obligation, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02  Contribution and Subrogation.  Each Guarantor and Grantor other than the Borrower (each such Guarantor or Grantor being called a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor other than the Borrower hereunder in respect of any Obligation or assets of any other Grantor other than the Borrower shall be sold pursuant to any Security Document to satisfy any Obligation and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, such Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets (the “Indemnified Amount”), as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Party on the Effective Date and the denominator shall be the aggregate net worth of all the Contributing Parties on the Effective Date (or, in the case of any Contributing Party becoming a party hereto pursuant to Section 7.12, the date of the supplement hereto executed and delivered by such Contributing Party).  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall (subject to Section 6.03) be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.  Notwithstanding the foregoing, to the extent that any Claiming Party’s right to indemnification hereunder arises from a payment or sale of Collateral made to satisfy Obligations constituting Specified Swap Obligations, only those Contributing Parties for whom such Specified Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such Claiming Party, with the fraction set forth in the second preceding sentence being modified as appropriate to provide for indemnification of the entire Indemnified Amount.

SECTION 6.03  Subordination.  (a)  Notwithstanding any provision of  this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of the Guarantors and Grantors of indemnity, contribution or subrogation under Requirement of Law or otherwise shall be fully subordinated to the payment in full in cash of the Obligations.  No failure on the part of the Borrower or any other Guarantor or Grantor to make the payments required by

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Sections 6.01 and 6.02 (or any other payments required under Requirement of Law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor  shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b)  Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to, or to it by, any other Guarantor, Grantor or  any other Restricted Subsidiary shall be fully subordinated to the payment in full in cash of the Obligations.

ARTICLE VII

Miscellaneous

SECTION 7.01  Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to any Subsidiary Loan Party (other than the Borrower) shall be given to it in care of the Borrower in the manner provided in Section 9.01 of the Credit Agreement.

SECTION 7.02  Waivers; Amendment.  (a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement; provided that the

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Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth herein or in any other Security Document to the extent such departure is not inconsistent with the Collateral and Guarantee Requirement or with any other limitation on the authority of the Administrative Agent set forth in the Credit Agreement.

(c)  This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.03  Administrative Agent’s Fees and Expenses; Indemnification.  (a)The Guarantors and the Grantors jointly and severally agree to reimburse the Administrative Agent for its fees and expenses incurred hereunder as provided in Section 9.03(A) of the Credit Agreement as if each reference therein to the Borrower were a reference to the Guarantors and Grantors.

(b)  The Guarantors and Grantors jointly and severally agree to indemnify and hold harmless each Indemnitee as provided in Section 9.03(b) of the Credit Agreement as if each reference to the Borrower therein were a reference to the Guarantors and Grantors.

(c)  Any amounts payable hereunder, including as provided in Section 7.03(a) or 7.03(b), shall be additional Obligations secured hereby and by the other Security Documents.  All amounts due under Section 7.03(a) or 7.03(b) shall be payable promptly after written demand therefor.

(d)  To the extent permitted by Requirement of Law, no Grantor shall assert, or permit any of its subsidiaries to assert, and each Grantor hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the Proceeds thereof.

(e)  BY ACCEPTING THE BENEFITS OF THIS AGREEMENT AND THE GUARANTEES AND SECURITY INTERESTS CREATED HEREBY, EACH SECURED PARTY ACKNOWLEDGES THE PROVISIONS OF ARTICLE VIII OF THE CREDIT AGREEMENT AND AGREES TO BE BOUND BY SUCH PROVISIONS AS FULLY AS IF THEY WERE SET FORTH HEREIN.

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SECTION 7.04  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent, the Arrangers, the Lenders and the Issuing Banks and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by or on behalf of the Administrative Agent, any Arranger, any Lender, any Issuing Bank or any other Person and notwithstanding that the Administrative Agent, any Arranger, any Lender, any Issuing Bank or any other Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 7.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated by the Loan Documents, the repayment or prepayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 7.05  Counterparts; Effectiveness; Successors and Assigns.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein or in the Collateral (and any attempted assignment or transfer by any Loan Party shall be null and void), except as expressly contemplated by this Agreement or the Credit Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.06  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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SECTION 7.07  Governing Law; Jurisdiction; Consent to Service of Process.   (a)This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)  Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Requirement of Law, in such Federal court.  Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action, litigation or proceeding to enforce any award or judgment or exercise any right or remedy relating to the Collateral or other property of any Loan Party in the courts of any jurisdiction.

(c)  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.08.  Each of the Loan Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.08  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY REQUIREMENT OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

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OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.08.

SECTION 7.09  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 7.10  Security Interest Absolute.  All rights of the Administrative Agent hereunder, the Security Interest, the grant of the security interest in the Pledged Collateral and all obligations of each Loan Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment to or waiver of, or any consent to any departure from, the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral securing, or any release or amendment to or waiver of, or any consent to any departure from, any guarantee of, all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party in respect of the Obligations or this Agreement.

SECTION 7.11  Termination or Release.  (a)This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall, subject to Section 2.04, terminate and be released when all the Loan Document Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made) have been paid in full in cash, the Lenders have no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero (including as a result of obtaining consents of the applicable Issuing Banks as described in Section 9.05 of the Credit Agreement) and the Issuing Banks have no further obligations to issue, amend or extend Letters of Credit under the Credit Agreement.

(b)  The Guarantees made herein, the Security Interest and the other security interests granted hereby shall also terminate and be released (in whole or in part) at the time or times and in the manner set forth in Section 9.14 of the Credit Agreement.  In the event of any such termination or release, Schedules II, III and IV to this Agreement shall be deemed to be modified to remove the Collateral with respect to which the Security Interest and the other security interests granted hereby have been so released.

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(c)  In connection with any termination or release pursuant to this Section 7.11, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents by the Administrative Agent pursuant to this Section 7.11 shall be without recourse to or warranty by the Administrative Agent.

SECTION 7.12  Additional Subsidiaries.  Pursuant to the Credit Agreement, certain Restricted Subsidiaries not party hereto on the Effective Date are required to enter in this Agreement.  Upon the execution and delivery by the Administrative Agent and any such Restricted Subsidiary of a Supplement, such Restricted Subsidiary shall become a Subsidiary Loan Party, a Guarantor and a Grantor hereunder, with the same force and effect as if originally named as such herein.  The execution and delivery of any Supplement shall not require the consent of any other Loan Party.  The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Loan Party as a party to this Agreement.

SECTION 7.13  Administrative Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Administrative Agent and the other Secured Parties shall be

36

accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

[Signature Pages Follow]

37

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

YETI HOLDINGS, INC.

by

Name:
Title:

[OTHER SUBSIDIARY PARTIES]

by

Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

by

Name:
Title:

38

Schedule I to

the Guarantee and

Collateral Agreement

SUBSIDIARY LOAN PARTIES

Schedule II to

the Guarantee and

Collateral Agreement

PLEDGED EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III to

the Guarantee and

Collateral Agreement

INTELLECTUAL PROPERTY

[To be attached]

Schedule IV to

the Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

Schedule V to

the Guarantee and

Collateral Agreement

THIRD PARTY LOCATIONS

Exhibit I to the

Guarantee and

Collateral Agreement

SUPPLEMENT NO.    dated as of [  ] (this “Supplement”), to the Guarantee and Collateral Agreement dated as of May 19, 2016 (the “Collateral Agreement”), among YETI Holdings, Inc., a Delaware corporation (the “Borrower”), each subsidiary of the Borrower listed on Schedule I thereto (each such subsidiary individually a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors and the Borrower are referred to collectively herein as the “Grantors”) and BANK OF AMERICA, N.A., a national banking association (“BAML”), as Administrative Agent (in such capacity, the “Administrative Agent”).

A.  Reference is made to the Credit Agreement dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto and BAML, as Administrative Agent.

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement and the Credit Agreement referred to therein, as applicable.

C.  The Guarantors and Grantors have entered into the Collateral Agreement in order to induce the Lenders and the Issuing Banks to make extensions of credit to the Borrower under the Credit Agreement.  Section 7.12 of the Collateral Agreement provides that additional Restricted Subsidiaries may become Subsidiary Loan Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party under the Collateral Agreement in order to induce the Lenders and the Issuing Banks to make additional extensions of credit under the Credit Agreement and as consideration for such extensions of credit previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 7.12 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Loan Party, a Subsidiary Loan Party, a Guarantor and a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as such, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it in such capacities and (b) represents and warrants that the representations and warranties made by it in such capacities thereunder are true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date hereof, except in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) as of such earlier date.  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in, to and under the Collateral (as defined in the Collateral Agreement) of the New Subsidiary.  Each reference to a “Loan Party,” “Subsidiary Loan Party,” “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary.  The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when a counterpart hereof executed on behalf of the New Subsidiary shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Supplement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4.  The New Subsidiary hereby represents and warrants that (a) Schedule I sets forth, as of the date hereof, the true and correct legal name of the New Subsidiary, its jurisdiction of organization and the location of its chief executive office; (b) Schedule II sets forth, as of the date hereof, a true and complete list of (i) all the Pledged Equity Interests owned by the New Subsidiary and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by such Pledged Equity Interests owned by the New Subsidiary and (ii) all the Pledged Debt Securities owned by the New Subsidiary; (c)  Schedule III sets forth, as of the date hereof, a true and complete list of (i) all Patents that have been granted by the United States Patent and Trademark Office and Patents for which United States applications are pending, (ii) all Copyrights that have been registered with the United States Copyright Office and Copyrights for which United States registration applications are pending, (iii) all Trademarks that have been registered with the United States Patent and Trademark Office and Trademarks for which United States registration applications are pending and (iv) all exclusive Copyright Licenses under which such Grantor is a licensee and that, in the case of clauses (i), (ii) and (iii) are owned by the New Subsidiary,

2

in each case truly and completely specifying the name of the registered owner, title, registration or application number and, if applicable, the licensee and licensor, and in each case of clauses (i) through (iv), that constitute Collateral; (d) Schedule IV sets forth, as of the date hereof, each Commercial Tort Claim in respect of which a complaint or counterclaim has been filed by the New Subsidiary seeking damages in an reasonably estimated to exceed $2,500,000, including a summary description of such claim; and (e) Schedule V sets forth, as of the date hereof, opposite the name of the New Subsidiary, all locations in the United States where the New Subsidiary maintains any Inventory with a value in excess of $10,000,000 in the aggregate in the possession of any landlord, warehouseman, bailee, agent or processor (the “Third Party Locations”).

SECTION 5.  Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction

SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9.  The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses, including the reasonable fees, charges and disbursements of counsel, incurred by it in connection with this Supplement, including the preparation, execution and delivery thereof.

3

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

by

Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

by

Name:
Title:

4

Schedule I

to Supplement No.    to the

Guarantee and

Collateral Agreement

SCHEDULE I

New Subsidiary Information

Name	Jurisdiction of Organization	Chief Executive Office

Schedule II

to Supplement No.    to the

Guarantee and

Collateral Agreement

SCHEDULE II

Pledged Equity Interests

Loan Party	Issuer	Certificate Number	Number and Class of Equity Interests	Percentage of Equity Interests

Pledged Debt Securities

Loan Party Creditor	Debtor	Type	Amount

Schedule III

to Supplement No.    to the

Guarantee and

Collateral Agreement

SCHEDULE III

Intellectual Property

Schedule IV

to Supplement No.    to the

Guarantee and

Collateral Agreement

SCHEDULE IV

Commercial Tort Claims

Schedule V

to Supplement No.    to the

Guarantee and

Collateral Agreement

SCHEDULE V

Third Party Locations

Exhibit II-A to

Guarantee and Collateral Agreement

[FORM OF] PATENT SECURITY AGREEMENT dated as of [      ] (this “Agreement”), among the Subsidiary Loan Parties from time to time party hereto and Bank of America, N.A. (“BAML”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of May 19, 2016, (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YETI Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and BAML, as Administrative Agent, and (b) the Guarantee and Collateral Agreement dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the other Subsidiary Loan Parties from time to time party thereto and BAML, as Administrative Agent.  The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Loan Parties party hereto are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit.  Accordingly, the parties hereto agree as follows:

SECTION 1.  Terms.  Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable.  The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2.  Grant of Security Interest.  As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Patent Collateral”):

(c)  all letters patent of the United States of America, all registrations and recordings thereof, and all applications for letters patent of the United States of America, including registrations, recordings and pending applications in the United States Patent and Trademark Office, including those listed on Schedule I; and

(d)  all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

Notwithstanding the foregoing, no Patent Collateral shall include any Excluded Assets.

SECTION 3. Collateral Agreement.  The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Collateral Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

(A) SECTION 4. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

(B) SECTION 5.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[NAME OF GRANTOR]

by

Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

by

Name:
Title:

SCHEDULE I

Patents Owned by [Name of Grantor](1)

U.S. Patent Registrations(2)

Title	Registration No.	Registration Date

U.S. Patent Applications(3)

Title	Application No.	Application Date

(1)  Make a separate page of Schedule III for each Grantor and state if no Patents are owned.

(2)  List in numerical order by Registration No.

(3)  List in numerical order by Application No.

Exhibit II-B to

Guarantee and Collateral Agreement

[FORM OF] TRADEMARK SECURITY AGREEMENT dated as of [      ] (this “Agreement”), among the Subsidiary Loan Parties from time to time party hereto and Bank of America, N.A. (“BAML”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of May 19, 2016, (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YETI Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and BAML, as Administrative Agent, and (b) the Guarantee and Collateral Agreement dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the other Subsidiary Loan Parties from time to time party thereto and BAML, as Administrative Agent.  The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Loan Parties party hereto are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit.  Accordingly, the parties hereto agree as follows:

SECTION 1.  Terms.  Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable.  The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2.  Grant of Security Interest.  As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Trademark Collateral”):

(a)         all United States trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any

similar offices in any State of the United States of America, and all extensions or renewals thereof, including those listed on Schedule I;

(b)         all goodwill associated therewith or symbolized thereby; and

(c)          all other assets, rights and interests that uniquely reflect or embody such goodwill.

Notwithstanding the foregoing, no Trademark Collateral shall include any Excluded Assets.

SECTION 3. Collateral Agreement.  The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Collateral Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[NAME OF GRANTOR]
by

Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

by

Name:
Title:

SCHEDULE I

Trademarks/Trade Names Owned by [Name of Grantor](1)

U.S. Trademark Registrations(2)

Mark	Registration No.	Registration Date

U.S. Trademark Applications

Mark	Application No.	Application Date

(1)  Make a separate page of Schedule III for each Grantor and state if no Trademarks/trade names are owned.

(2)  List in numerical order by Registration No.

Exhibit II-C to

Guarantee and Collateral Agreement

[FORM OF] COPYRIGHT SECURITY AGREEMENT dated as of [      ] (this “Agreement”), among the Subsidiary Loan Parties from time to time party hereto and Bank of America, N.A. (“BAML”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YETI Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and BAML, as Administrative Agent, and (b) the Guarantee and Collateral Agreement dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the other Subsidiary Loan Parties from time to time party thereto and BAML, as Administrative Agent.  The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  The Subsidiary Loan Parties party hereto are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit.  Accordingly, the parties hereto agree as follows:

SECTION 1.  Terms.  Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable.  The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2.  Grant of Security Interest.  As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Copyright Collateral”):

(i) all copyright rights in any work subject to the copyright laws of the United States of America, whether as author, assignee, transferee or otherwise, and (ii) all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations, recordings and applications in the United States Copyright Office, including those listed on Schedule I; and

all exclusive Copyright Licenses under which any Grantor is a licensee, including those listed on Schedule I.

Notwithstanding the foregoing, no Copyright Collateral shall include any Excluded Assets.

SECTION 3. Collateral Agreement.  The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Collateral Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[NAME OF GRANTOR]

by

Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

by

Name:
Title:

SCHEDULE I

Copyrights

Registered Owner	Title	Copyright Number

Copyright Applications

Registered Owner	Title	Application Number	Filing Date

Exclusive Copyright Licenses

Licensee	Licensor	Title	Copyright Number

EXHIBIT C

[FORM OF] PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of May 19, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YETI Holdings, Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

The undersigned, a Responsible Officer of the Borrower, hereby certifies to the Administrative Agent and each other Secured Party, in his capacity as a Responsible Officer and not in a personal capacity, that, as of the date hereof:

1.  Names.  (a)  The exact legal name of each Grantor, as such name appears in its respective certificate of formation or organization, is set forth on Schedule 1(a).

(b)  Set forth on Schedule 1(b) is each other legal name that each Grantor has had in the past five years, together with the date of the relevant change.

(c)  Except as set forth on Schedule 1(c), no Grantor has changed its identity or corporate structure in any way within the past five years.  Changes in identity or corporate structure would include mergers, consolidations and acquisitions of all or substantially all of the assets or capital stock of another Person, as well as any change in the legal form or jurisdiction of organization.  If any such change has occurred within the past five years, include in Schedule 1(c) the information required by Sections 1(a), 1(b), 2(a) and 2(b) of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d)  Set forth on Schedule 1(d) is (i) the Organizational Identification Number, if any, issued by the jurisdiction of organization of each Grantor that is a registered organization and (ii) the Federal Taxpayer Identification Number of each Grantor.

2.  Current Locations.  (a)  The jurisdiction of formation or organization of each Grantor that is a registered organization is set forth on Schedule 2(a) opposite its name.

(b)  The chief executive office of each Grantor is located at the address set forth on Schedule 2(b) opposite its name.

(c)  Set forth on Schedule 2(c) opposite the name of each Grantor are all locations, not otherwise identified in Schedule 2(b), where such Grantor maintains any material books or records relating to any Accounts.

(d)  Set forth on Schedule 2(d) opposite the name of each Grantor are all locations, not otherwise identified in Schedules 2(b), (c) or (e), where such Grantor maintains any material Collateral (other than (i) inventory or equipment in transit, or (ii) items out for repair and equipment in the possession of an employee or a processor).

(e)  Set forth on Schedule 2(e) opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the Inventory, Equipment or other Collateral of such Grantor, in each case, in an aggregate amount in excess of $2,500,000 (other than (i) inventory or equipment in transit, or (ii) items out for repair and equipment in the possession of an employee or a processor).

(f)  Set forth on Schedule 2(f) is a list of all real property owned by each Grantor, the name of the Grantor that owns such real property and the fair market value of such real property, to the extent an appraisal exists with respect to such real property or, in the absence of any such appraisal, the book value of such real property.

3.  Unusual Transactions.  Except as set forth on Schedule 3, all Accounts have been originated by the Grantors and all Inventory has been either acquired by the Grantors in the ordinary course of business or manufactured by the Grantors.

4.  File Search Reports.  File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2(a) hereof, and such search reports reflect no Liens against any of the Collateral other than those permitted under the Credit Agreement.

5.  UCC Filings.  With respect to each Grantor, a financing statement in substantially the form of Schedule 5 hereto (each such statement, a “Financing Statement”) has been prepared for filing in the proper Uniform Commercial Code filing office in such Grantor’s jurisdiction (each such office, a “Filing Office”), and upon the Effective Date of the Credit Agreement, each Grantor hereby authorizes the Administrative Agent to file its Financing Statement in its Filing Office.

6.  [Reserved].

7.  Stock Ownership and other Equity Interests.  Attached hereto as Schedule 7 is a true and correct list of (a) all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests of each Grantor (other than the Borrower) and each Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests and (b) each equity investment of the Borrower or any Subsidiary that represents 50% or less of the Equity Interests of the Person in which such investment was made, in each case specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests.

8.  Debt Instruments.  Attached hereto as Schedule 8 is a true and correct list of all promissory notes and other instruments evidencing Indebtedness held by each Grantor, including all intercompany notes between the Grantors.

9.  [Reserved].

10.  Mortgage Filings.  Attached hereto as Schedule 10 is a schedule setting forth, with respect to each Mortgaged Property, (a) the exact name of the Person that owns such Mortgaged Property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such Mortgaged Property reflected in the records of the filing office for such Mortgaged Property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such Mortgaged Property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

11.  Intellectual Property.  Attached hereto as Schedule 11(A) is a schedule setting forth, with respect to each Grantor, each U.S. registered Patent (including each U.S. registered Patent application) owned by such Grantor, the name of the registered owner and the registration or application number thereof.

Attached hereto as Schedule 11(B) is a schedule setting forth, with respect to each Grantor, each U.S. registered Trademark (including each U.S. registered Trademark application) owned by such Grantor, the name of the registered owner, and the registration or application number thereof.

Attached hereto as Schedule 11(C) is a schedule setting forth, with respect to each Grantor, each U.S. registered Copyright (including each U.S. registered Copyright application) owned by such Grantor, and  the name of the registered owner, the title and the registration number (if already registered) thereof.  Also set forth on Schedule 11(C) is a schedule setting forth all exclusive Copyright Licenses granted to any Grantor.

12.  Commercial Tort Claims.  Attached hereto as Schedule 12 is a true and correct list of commercial tort claims in excess of $1,000,000 held by any Grantor, including a brief description thereof.

13.  Letter-of-Credit Rights.  Attached hereto as Schedule 13 is a true and correct list of all letters of credit issued in favor of any Grantor with a face amount in excess of $1,000,000, including the name and address of the issuer (and if applicable, the confirmer) with respect to such letter of credit.

14.  Assignment of Claims Act.  Attached hereto as Schedule 14 is a true and correct list of all written contracts between each Grantor and the United States government or any department or agency thereof with an annual amount to be paid to a Grantor in excess of $1,000,000, setting forth the contract number, name and address of contracting officer (or other party to whom a notice of assignment under the Assignment of Claims Act should be sent), contract start date, agency with which the contract was entered into, and a description of the contract type.

15.  Chattel Paper.  Attached hereto as Schedule 15 is a true and complete list, for each Grantor, of all Chattel Paper (whether tangible and electronic) in which the outstanding principal amount exceeds $1,000,000, specifying the Grantor and obligor thereunder, the type, the due date and outstanding principal amount thereof.

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this [   ] day of [         ], 2016.

YETI HOLDINGS, INC.

by

Name:
Title:

EXHIBIT D

[FORM OF] SUPPLEMENTAL PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of May 19, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YETI Holdings, Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

This Certificate is dated as of [       ], 20[   ] and is delivered pursuant to Section 5.03(b) of the Credit Agreement (this certificate and each other certificate heretofore delivered pursuant to Section 5.03(b) of the Credit Agreement being referred to as a “Supplemental Perfection Certificate”), and supplements the information set forth in the Perfection Certificate delivered on the Effective Date (as supplemented from time to time by the Supplemental Perfection Certificates delivered after the Effective Date and prior to the date hereof, the “Prior Perfection Certificate”).

The undersigned, a Responsible Officer of the Borrower, hereby certifies to the Administrative Agent and each other Secured Party, in his capacity as a Responsible Officer and not in a personal capacity, that, as of the date hereof:

1.  Names.  (a)  Except as set forth on Schedule 1(a) hereto, Schedule 1(a) of the Prior Perfection Certificate sets forth the exact legal name of each Grantor, as such name appears in its respective certificate of formation or organization.

(b)  Except as set forth on Schedule 1(b) hereto, Schedule 1(b) of the Prior Perfection Certificate sets forth each other legal name that each Grantor has had in the past five years, together with the date of the relevant change.

(c)  Except as set forth on Schedule 1(c) hereto or as set forth on Schedule 1(c) of the Prior Perfection Certificate, no Grantor has changed its identity or corporate structure in any way within the past five years.  Changes in identity or corporate structure would include mergers, consolidations and acquisitions of all or substantially all of the assets or capital stock of another Person, as well as any change in the legal form or jurisdiction of organization.  If any such change has occurred within the past five years, include on Schedule 1(c) hereto (to the extent not already included on Schedule 1(c) of the Prior Perfection Certificate) the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d)  Except as set forth on Schedule 1(d) hereto, Schedule 1(d) of the Prior Perfection Certificate sets forth (i) the Organizational Identification Number, if any, issued by the jurisdiction of organization of each Grantor that is a registered organization and (ii) the Federal Taxpayer Identification Number of each Grantor.

2.  Current Locations.  (a)  Except as set forth on Schedule 2(a) hereto, the jurisdiction of formation or organization of each Grantor that is a registered organization is set forth on Schedule 2(a)  of the Prior Perfection Certificate opposite its name.

(b)  Except as set forth on Schedule 2(b) hereto, the chief executive office of each Grantor is located at the address set forth on Schedule 2(b) of the Prior Perfection Certificate opposite its name.

(c)  Except as set forth on Schedule 2(c) hereto, set forth on Schedule 2(c) of the Prior Perfection Certificate opposite the name of each Grantor are all locations, not otherwise identified on Schedule 2(b) hereto or the Prior Perfection Certificate, where such Grantor maintains any material books or records relating to any Accounts.

(d)  Except as set forth on Schedule 2(d) hereto, set forth on Schedule 2(d) of the Prior Perfection Certificate opposite the name of each Grantor are all locations, not otherwise identified on Schedules 2(b), (c) or (e) hereto or the Prior Perfection Certificate, where such Grantor maintains any material Collateral (other than (i) inventory or equipment in transit, or (ii) items out for repair and equipment in the possession of an employee or a processor.

(e)  Except as set forth on Schedule 2(e) hereto, set forth on Schedule 2(e) of the Prior Perfection Certificate opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the  Inventory, Equipment or other Collateral of such Grantor, in each case, in an aggregate amount in excess of $2,500,000 (other than (i) inventory or equipment in transit, or (ii) items out for repair and equipment in the possession of an employee or a processor.

(f)  Except as set forth on Schedule 2(f) hereto, Schedule 2(f) of the Prior Perfection Certificate sets forth a list of all real property owned by each Grantor, the name of the Grantor that owns such real property and the fair market value of such real property, to the extent an appraisal exists with respect to such real property or, in the absence of any such appraisal, the book value of such real property.

3.  Unusual Transactions.  Except as set forth on Schedule 3 hereto or the Prior Perfection Certificate, all Accounts have been originated by the Grantors and all Inventory has been either acquired by the Grantors in the ordinary course of business or manufactured by the Grantors.

4.  File Search Reports.  To the extent that this Supplemental Perfection Certificate contains an update to Schedule 2(a) or Schedule 2(b) hereto, file search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2(a) hereto, and such search reports reflect no Liens against any of the Collateral other than those permitted under the Credit Agreement.

5.  UCC Filings.  To the extent that this Supplemental Perfection Certificate contains an update to Schedule 2(a) or Schedule 2(b) hereto, with respect to each Grantor, a financing statement in substantially the form of Schedule 5 hereto (each such statement, a “Financing Statement”) has been prepared for filing in the proper Uniform Commercial Code filing office in such Grantor’s jurisdiction (each such office, a “Filing Office”), and upon the date hereof, each Grantor hereby authorizes the Administrative Agent to file its Financing Statement in its Filing Office.

6.  [Reserved].

7.  Stock Ownership and other Equity Interests.  Except as set forth on Schedule 7 hereto, Schedule 7 of the Prior Perfection Certificate sets forth a true and correct list of (a) all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests of each Grantor (other than the Borrower) and each Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests and (b) each equity investment of the Borrower or any Subsidiary that represents 50% or less of the Equity Interests of the Person in which such investment was made, in each case specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests.

8.  Debt Instruments.  Except as set forth on Schedule 8 hereto, Schedule 8 of the Prior Perfection Certificate sets forth a true and correct list of all promissory notes and other instruments evidencing Indebtedness held by each Grantor, including all intercompany notes between the Grantors.

9.  [Reserved].

10.  Mortgage Filings.  Except as set forth on Schedule 10 hereto, Schedule 10 of the Prior Perfection Certificate sets forth, with respect to each Mortgaged Property, (a) the exact name of the Person that owns such Mortgaged Property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such Mortgaged Property reflected in the records of the filing office for such Mortgaged Property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such Mortgaged Property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

11.  Intellectual Property.  Except as set forth on Schedule 11(A) hereto, Schedule 11(A) of the Prior Perfection Certificate sets forth, with respect to each Grantor, each U.S. registered Patent (including each U.S. registered Patent application) owned by such Grantor, the name of the registered owner and the registration or application number thereof.

Except as set forth on Schedule 11(B) hereto, Schedule 11(B) of the Prior Perfection Certificate sets forth, with respect to each Grantor, each U.S. registered Trademark (including each U.S. registered Trademark application) owned by such Grantor, the name of the registered owner, and the registration or application number thereof.

Except as set forth on Schedule 11(C) hereto, Schedule 11(C) of the Prior Perfection Certificate sets forth, with respect to each Grantor, each U.S. registered Copyright (including each U.S. registered Copyright application) owned by such Grantor, and  the name of the registered owner, the title and the registration number (if already registered) thereof.  Except as set forth on

Schedule 11(C) hereto, Schedule 11(C) of the Prior Perfection Certificate also sets forth all exclusive Copyright Licenses granted to any Grantor.

12.  Commercial Tort Claims.  Except as set forth on Schedule 12 hereto, Schedule 12 of the Prior Perfection Certificate sets forth a true and correct list of commercial tort claims in excess of $1,000,000 held by any Grantor, including a brief description thereof.

13.  Letter-of-Credit Rights.  Except as set forth on Schedule 13 hereto, Schedule 13 of the Prior Perfection Certificate sets forth a true and correct list of all letters of credit issued in favor of any Grantor with a face amount in excess of $1,000,000, including the name and address of the issuer (and if applicable, the confirmer) with respect to such letter of credit.

14.  Assignment of Claims Act.  Except as set forth on Schedule 14 hereto, Schedule 14 of the Prior Perfection Certificate sets forth a true and correct list of all written contracts between each Grantor and the United States government or any department or agency thereof with an annual amount to be paid to a Grantor in excess of $1,000,000, setting forth the contract number, name and address of contracting officer (or other party to whom a notice of assignment under the Assignment of Claims Act should be sent), contract start date, agency with which the contract was entered into, and a description of the contract type.

15.  Chattel Paper.  Except as set forth on Schedule 15 hereto, Schedule 15 of the Prior Perfection Certificate sets forth a true and complete list, for each Grantor, of all Chattel Paper (whether tangible and electronic) in which the outstanding principal amount exceeds $1,000,000, specifying the Grantor and obligor thereunder, the type, the due date and outstanding principal amount thereof.

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this [  ] day of [            ], 20[  ].

YETI HOLDINGS, INC.

by

Name:
Title:

EXHIBIT E

[FORM OF] INTERCOMPANY INDEBTEDNESS SUBORDINATION AGREEMENT dated as of [            ], 2016 (this “Agreement”), among YETI Holdings, Inc., a Delaware corporation (the “Borrower”), the other Intercompany Lenders and Intercompany Debtors (as defined below) from time to time party hereto and Bank of America, N.A. (“BAML”), as Administrative Agent.

Reference is made to the Credit Agreement dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and Issuing Banks from time to time party thereto and BAML, as Administrative Agent.

The Credit Agreement provides that (i) the Borrower may make loans, advances and other extensions of credit to any Restricted Subsidiary and (ii) any Restricted Subsidiary may make loans, advances and other extensions of credit to the Borrower or any other Restricted Subsidiary, so long as, in each case, any Subordinated Intercompany Indebtedness (as defined below) is subordinated to the Obligations on the terms set forth in this Agreement.  For purposes of this Agreement, (a) “Subordinated Intercompany Indebtedness” means any Indebtedness owed by any Loan Party to a Restricted Subsidiary that is not a Subsidiary Loan Party, together with all interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on such Indebtedness and all other monetary obligations of any Loan Party arising from or in respect of such Indebtedness, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) each of the Loan Parties, in its capacity as an obligor in respect of any Subordinated Intercompany Indebtedness, is referred to herein as an “Intercompany Debtor”, (c) each of the Restricted Subsidiaries that is not a Subsidiary Loan Party, in its capacity as an obligee in respect of any Subordinated Intercompany Indebtedness, is referred to herein as an “Intercompany Lender” and (d) the Lenders, the Issuing Banks and other holders of any Obligations are sometimes referred to as “Senior Lenders”.

The Lenders and the Issuing Banks have agreed to extend credit to the Borrower, and to permit the Borrower and the Subsidiary Loan Parties to incur Subordinated Intercompany Indebtedness, subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders and the Issuing Banks to extend such credit, and the ability of the Borrower and the Subsidiary Loan Parties to incur Subordinated Intercompany Indebtedness under Section 6.01(c) of the Credit Agreement are conditioned upon, among other things, the execution and delivery of this Agreement.  In accordance with the Credit Agreement, each Intercompany Lender desires to enter into this Agreement in order to subordinate, on the terms set forth herein, its rights, as an Intercompany Lender, to payment under any Subordinated Intercompany Indebtedness to the prior payment in full of the Loan Document Obligations.  The Intercompany Lenders are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and the provision of other financial accommodations to the Borrower and the Restricted Subsidiaries by the Senior Lenders

and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit and provide such accommodations.  Accordingly, the parties hereto agree as follows:

1.             Definitions and Construction.  Capitalized terms used but not defined herein (including the preliminary statements hereto) have the meanings assigned to them in the Credit Agreement.  The rules of construction specified in Section 1.03 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

2.             Subordination.  (a) Each Intercompany Lender hereby agrees that all its right, title and interest in, to and under any Subordinated Intercompany Indebtedness owed by any Intercompany Debtor shall be subordinate, and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Intercompany Debtor until the payment in full of all Loan Document Obligations (other than contingent obligations for which no claim has been made) of such Intercompany Debtor; provided that such Intercompany Debtor may make payments to the applicable Intercompany Lender unless and until (i) an Event of Default shall have occurred and be continuing or would result therefrom and (ii) such Intercompany Debtor receives written notice (the “Payment Notice”) from the Administrative Agent to discontinue such payments (provided that a Payment Notice shall be deemed to be automatically delivered, and shall not be required to be given, in the case of an Event of Default under Section 7.01(h) or 7.01(i) of the Credit Agreement) (such Obligations, including interest thereon accruing after the commencement of any proceedings referred to in paragraph (b) of this Section, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”).

(b)           In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to any Intercompany Debtor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Intercompany Debtor, whether or not involving insolvency or bankruptcy, if an Event of Default has occurred and is continuing, (i) the holders of Senior Indebtedness shall be paid in full in respect of all amounts constituting Senior Indebtedness before any Intercompany Lender shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment or distribution of any kind or character, whether in cash securities or other property (other than Restructured Debt Securities (as defined below)), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, from such Intercompany Debtor on account of any Subordinated Intercompany Indebtedness owed by such Intercompany Debtor to such Intercompany Lender (provided that the foregoing shall not impair the right of any Intercompany Lender to file a proof of claim in any such proceeding in accordance with the terms hereof) and (ii) until the holders of Senior Indebtedness are paid in full in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Intercompany Lender would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of such Intercompany Debtor that are subordinated and junior in right of payment to the Senior Indebtedness to at least the same extent as the Subordinated Intercompany Indebtedness described in this Agreement is subordinated and junior in right of payment to the Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the holders of Senior Indebtedness.

(c)           If (x) any Event of Default has occurred and is continuing and (y) the Administrative Agent has delivered the Payment Notice to the Borrower (provided that the Payment Notice shall not be required to be given in the case of an Event of Default under Section 7.01(h) or 7.01(i) of the Credit Agreement), then no payment or distribution of any kind or character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, shall be made by or on behalf of any Intercompany Debtor, or any other Person on its behalf, with respect to any Subordinated Intercompany Indebtedness.

(d)           If any payment or distribution of any kind or character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to any Subordinated Intercompany Indebtedness shall (despite these subordination provisions) be received by any Intercompany Lender in violation of paragraph (b) or (c) of this Section prior to all Senior Indebtedness having been paid in full, such payment or distribution shall be held by such Intercompany Lender in trust (segregated from other property of such Intercompany Lender) for the benefit of the Administrative Agent, and shall be paid over or delivered to the Administrative Agent promptly upon receipt to the extent necessary to pay all Senior Indebtedness in full.

(e)           Each Intercompany Lender agrees to file all claims against each relevant Intercompany Debtor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Subordinated Intercompany Indebtedness, and the Administrative Agent shall be entitled to all of such Intercompany Lender’s rights thereunder.  If for any reason an Intercompany Lender fails to file such claim in respect of any Subordinated Intercompany Indebtedness at least ten (10) Business Days prior to the last date on which such claim should be filed, such Intercompany Lender hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and the Administrative Agent is hereby authorized to act as attorney-in-fact in such Intercompany Lender’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee.  In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Intercompany Lender hereby assigns to the Administrative Agent all of such Intercompany Lender’s rights to any payments or distributions to which such Intercompany Lender otherwise would be entitled.  If the amount so paid is greater than such Intercompany Lender’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto.

(f)            Each Intercompany Lender and each Intercompany Debtor hereby agrees that the subordination provisions set forth in this Agreement are for the benefit of the Administrative Agent and the other holders of Senior Indebtedness.  The Administrative Agent may, on behalf of itself and such other holders of Senior Indebtedness, proceed to enforce these subordination provisions set forth herein.

3.             Waivers and Consents.  (a) Each Intercompany Lender waives the right to compel that any property or asset of any Intercompany Debtor or any property or asset of any guarantor of the Obligations or any other Person be applied in any particular order to discharge the Obligations.  Each Intercompany Lender expressly waives the right to require the Administrative Agent or any Senior Lender to proceed against any Intercompany Debtor, any guarantor of any Obligations or any other Person, or to pursue any other remedy in its or their power that such Intercompany Lender cannot pursue and that would lighten such Intercompany Lender’s burden, notwithstanding that the failure of the Administrative Agent or any Senior Lender to do so may thereby prejudice such Intercompany Lender.  Each Intercompany Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced by the Administrative Agent’s or any Senior Lender’s delay in proceeding against or enforcing any remedy against any Intercompany Debtor, any guarantor of any Obligations or any other Person; by the Administrative Agent or any Senior Lender releasing any Intercompany Debtor, any guarantor of any Obligations or any other Person from all or any part of the Obligations; or by the discharge of any Intercompany Debtor, any guarantor of any Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of the Administrative Agent or any Senior Lender.

(b)           Each Intercompany Lender waives all rights and defenses arising out of an election of remedies by the Administrative Agent or any Senior Lender, even though that election of remedies, including any nonjudicial foreclosure with respect to any property or asset securing any Obligations, has impaired the value of such Intercompany Lender’s rights of subrogation, reimbursement or contribution against any Intercompany Debtor, any guarantor of the Obligations or any other Person.  Each Intercompany Lender expressly waives any rights or defenses it may have by reason of protection afforded to any Intercompany Debtor, any guarantor of the Obligations or any other Person with respect to the Obligations pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Obligations.

(c)           Each Intercompany Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Obligations made by the Administrative Agent or any Senior Lender may be rescinded in whole or in part by such Person, and any Obligation may be continued, and the Obligations or the liability of any Intercompany Debtor, any guarantor thereof or any other Person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or the Senior Lenders, in each case without notice to or further assent by such Intercompany Lender, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(d)           Each Intercompany Lender waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations, and any and all notice of or proof of reliance by the Senior Lenders upon this Agreement.  The Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Intercompany Debtor in respect of the Subordinated Intercompany Indebtedness shall be deemed conclusively to have been given, in reliance upon this Agreement.  Each Intercompany Lender waives any protest, demand for payment and notice of default.

4.             Obligations Unconditional.  All rights and interests of the Administrative Agent and the other Senior Lenders hereunder, and all agreements and obligations of each Intercompany Lender and each Intercompany Debtor hereunder, shall remain in full force and effect until the termination of this Agreement in accordance with Section 17, irrespective of:

(a)           any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(c)           any exchange, release or nonperfection of any Lien in any Collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Obligations; or

(d)           any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Intercompany Debtor in respect of the Obligations or of such Intercompany Lender or such Intercompany Debtor in respect of the subordination provisions set forth herein (other than the payment in full of the Loan Document Obligations in accordance with the requirements of Section 7.11 of the Collateral Agreement).

5.             Waiver of Claims.  (a) To the maximum extent permitted by law, each Intercompany Lender waives any claim it might have against the Administrative Agent or any other Senior Lender with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Administrative Agent or any other Senior Lender or any Related Party of any of the foregoing with respect to any exercise of rights or remedies under the Loan Documents in the absence of the gross negligence, wilful misconduct or breach in bad faith of such Person’s agreements under the Loan Documents (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment).  None of the Administrative Agent or any other Senior Lenders or any Related Party of any of the foregoing shall be liable for failure to demand, collect or realize upon any of the Collateral or any guarantee of any Obligations, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Intercompany Debtor, any Intercompany Lender or any other Person or to take any other action whatsoever with regard to the Collateral, or any part thereof, or any such guarantee.

(b)           Each Intercompany Lender, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Lenders to marshal assets for the benefit of such Intercompany Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of any rights or remedies under the Loan Documents.  The Senior Lenders are under no duty or obligation, and each Intercompany Lender hereby waives any right it may have to compel any Senior Lender, to pursue any guarantor or other Person who may be liable for the Obligations, or to enforce any Lien in any Collateral.

(c)           Each Intercompany Lender hereby waives and releases all rights which a guarantor or surety with respect to the Senior Indebtedness could exercise.

6.             Notices.  (a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)  if to the Borrower or the Administrative Agent, to it as provided in Section 9.01 of the Credit Agreement; and

(ii)  if to any other Intercompany Lender or Intercompany Debtor, to it in care of the Borrower to its address as provided in Section 9.01 of the Credit Agreement.

(b)           Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

(c)           Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto.

7.             Waivers; Amendment.  (a) No failure or delay by the Administrative Agent or any other Senior Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the other Senior Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower, any other Intercompany Lender or any other Intercompany Debtor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice or demand on the Borrower, any other Intercompany Lender or any other Intercompany Debtor in any case shall entitle the Borrower, any other Intercompany Lender or any other Intercompany Debtor to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Borrower and the Intercompany Lenders or Intercompany Debtors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.

8.             Successors and Assigns.  (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower, each Intercompany Lender, each Intercompany Debtor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

(b)           The Administrative Agent and the other Secured Parties shall have a full and unfettered right to assign or otherwise transfer the whole or any part of the benefit of this Agreement to any Person to whom all or a corresponding part of the Obligations are assigned or transferred, all without impairing, abridging, releasing or affecting the subordination provided for herein.

9.             Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower, the other Intercompany Lenders and the other Intercompany Debtors in this Agreement shall be considered to have been relied upon by the Administrative Agent and the other Senior Lenders and shall survive the execution and delivery of this Agreement, regardless of any investigation made by or on behalf of the Administrative Agent or any other Senior Lender and notwithstanding that the Administrative Agent or any other Senior Lender may have had notice or knowledge of any default hereunder or incorrect representation or warranty at the time this Agreement is executed and delivered and shall continue in full force and effect until terminated in accordance with Section 17 hereof.  This Agreement shall apply in respect of the Obligations notwithstanding any intermediate payment in whole or in part of the Obligations and shall apply to the ultimate balance of the Obligations.

10.          Counterparts; Effectiveness; Several Agreement.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall become effective as to any Intercompany Lender or Intercompany Debtor when a counterpart hereof executed on behalf of such Intercompany Lender or Intercompany Debtor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent and delivered to the Borrower.  This Agreement shall be construed as a separate agreement with respect to each Intercompany Lender and each Intercompany Debtor and may be amended, modified, supplemented, waived or released with respect to any Intercompany Lender or Intercompany Debtor without the approval of any other Intercompany Lender or Intercompany Debtor and without affecting the obligations of any other Intercompany Lender or Intercompany Debtor hereunder.

11.          Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

12.          Further Assurances.  The Borrower, each other Intercompany Lender and each other Intercompany Debtor agrees that it will execute any and all further documents, agreements and instruments to the extent reasonably requested by the Administrative Agent, and take all such further reasonable actions that may be required under any Requirement of Law, or that the Administrative Agent may reasonably request, in each case, for the purposes of obtaining or preserving the full benefits of the subordination provisions set forth herein and of the rights and powers herein granted, all at the expense of the Borrower or such Intercompany Lenders or such Intercompany Debtors.

13.          Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent.  (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Requirement of Law, in such Federal court.  Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Senior Lender may otherwise have to bring any action, litigation or proceeding to enforce any award or judgment or exercise any right or remedy relating to the Collateral or other property of any Loan Party in the courts of any jurisdiction.

(c)           Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by Requirement of Law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 13.  Each of the Loan Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 6.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

14.          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY REQUIREMENT OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.          Headings.  Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

16.          Provisions Define Relative Rights.  The subordination provisions set forth herein are intended solely for the purpose of defining the relative rights of the Borrower, the other Intercompany Lenders and the other Intercompany Debtors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, and no other Person shall have any right, benefit or other interest under these subordination provisions.

17.          Termination.

(a)           This Agreement and the subordination provisions set forth herein shall terminate when all the Loan Document Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made) have been paid in full, the Lenders have no further commitments to lend under the Credit Agreement, all Letters of Credit have expired, terminated or been backstopped or cash collateralized (in each case in a manner reasonably acceptable to the applicable Issuing Bank) (including as a result of obtaining consents of the applicable Issuing Banks as described in Section 9.05 of the Credit Agreement) and the Issuing Banks have no further obligations to issue, amend or extend Letters of Credit under the Credit Agreement.

(b)           The obligations of any Intercompany Lender or Intercompany Debtor hereby shall also terminate and be released (in whole or in part, as applicable) at the time or times and in the manner set forth in Section 9.14 of the Credit Agreement, including at the time any Intercompany Lender or Intercompany Debtor no longer constitutes a Subsidiary of the Borrower.

(c)           In connection with any termination or release pursuant to this Section 17, the Administrative Agent shall execute and deliver to the Borrower and its Restricted Subsidiaries, at such Person’s expense, all documents that such Person shall reasonably request to evidence such termination or release.  Any execution and delivery of documents by the Administrative Agent pursuant to this Section 17 shall be without recourse to or warranty by the Administrative Agent.

18.          Additional Subsidiaries.  Pursuant to the Credit Agreement, certain Subsidiaries not a party hereto on the Effective Date are required to enter into this Agreement.  Upon execution and delivery after the date hereof by any Subsidiary of a counterpart signature page hereto, such Subsidiary shall become a party hereto with the same force and effect as if originally named as such herein.  The execution and delivery of such a counterpart signature page shall not require the consent of any party hereto.  The rights and obligations under this Agreement of each other party hereto shall remain in full force and effect notwithstanding the addition of any new Subsidiary as a party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YETI HOLDINGS, INC.

By

Name:
Title:

YETI COOLERS, LLC

By

Name:
Title:

[ ]

By

Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By

Name:
Title:

EXHIBIT F-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YETI Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: , 20[ ]

EXHIBIT F-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YETI Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: , 20[ ]

EXHIBIT F-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YETI Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: , 20[ ]

EXHIBIT F-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YETI Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: , 20[ ]

G-1

EXHIBIT G

AUCTION PROCEDURES

This Exhibit G is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 9.04(g) of the Credit Agreement, of which this Exhibit G is a part.  It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable Auction Notice.  None of the Administrative Agent, the Auction Manager, any of their respective Affiliates, any Purchasing Borrower Party or any of its Affiliates makes any recommendation pursuant to the applicable Auction Notice as to whether or not any Lender should sell any of its Term Loans to a Purchasing Borrower Party pursuant to the applicable Auction Notice, nor shall the decision by the Administrative Agent or the Auction Manager (or any of their respective Affiliates) in its capacity as a Lender to sell its Term Loans to a Purchasing Borrower Party be deemed to constitute such a recommendation.  Each Lender should make its own decision as to whether to sell any of its Term Loans and as to the price to be sought for such Term Loans.  In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction Purchase Offer and the applicable Auction Notice.  Capitalized terms not otherwise defined in this Exhibit G have the meanings assigned to them in the Credit Agreement.

Summary.  A Purchasing Borrower Party may purchase by assignment Term Loans of one or more Classes by conducting one or more reverse Dutch auctions pursuant to the procedures described herein and otherwise in accordance with the Credit Agreement.

Notice Procedures.  In connection with each Auction Purchase Offer, a Purchasing Borrower Party will provide notification to the Auction Manager (for distribution to the Lenders) of the Term Loans (as determined by such Purchasing Borrower Party in its sole discretion) that will be the subject of such Auction Purchase Offer (each, an “Auction Notice”).  Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans of the applicable Class that the applicable Purchasing Borrower Party offers to purchase in such Auction Purchase Offer (the “Auction Amount”), which shall be no less than $20,000,000; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices (in increments of $25) per $1,000, at which such Purchasing Borrower Party would be willing to purchase Term Loans of such Class in such Auction Purchase Offer; and (iii) the date on which such Auction Purchase Offer will conclude (which date shall not be fewer than three Business Days following the distribution of the Auction Notice to the Lenders), on which date Return Bids (as defined below) will be due by 1:00 p.m., New York City time (as such date and time may be extended by the Auction Manager, the “Expiration Time”).  Such Expiration Time may be extended for a period not exceeding three Business Days upon notice by the applicable Purchasing Borrower Party to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only two extensions per Auction Purchase Offer shall be permitted.  An Auction Purchase Offer shall be regarded as a “failed Auction Purchase Offer” in the event that either (x) the applicable Purchasing Borrower Party withdraws such Auction Purchase Offer in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received.  In the event of a failed Auction Purchase Offer, no Purchasing Borrower Party shall be permitted to deliver a new Auction

Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be.  Notwithstanding anything to the contrary contained herein, the applicable Purchasing Borrower Party shall not initiate any Auction Purchase Offer by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction Purchase Offer (if any), whether such conclusion occurs by withdrawal of such previous Auction Purchase Offer or the occurrence of the Expiration Time of such previous Auction Purchase Offer.

Reply Procedures.  In connection with any Auction Purchase Offer, each Lender of Term Loans of the applicable Class wishing to participate in such Auction Purchase Offer shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the applicable offering document (each, a “Return Bid”), which shall specify (i) a discount to par that must be expressed as a price (in increments of $25) per $1,000 in principal amount of Term Loans of the applicable Class (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans of the applicable Class, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”).  A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of the applicable Class held by such Lender.  Lenders may only submit one Return Bid per Auction Purchase Offer, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an Affiliated Lender Assignment and Assumption.  No Purchasing Borrower Party will purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Discounted Price (as defined below).

Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the applicable Purchasing Borrower Party, will determine the applicable discounted price (the “Applicable Discounted Price”) for the Auction, which will be (i) the lowest Reply Price for which such Purchasing Borrower Party can complete the Auction Purchase Offer at the Auction Amount or (ii) in the event that the aggregate amount of the Reply Amounts relating to such Auction Notice is insufficient to allow such Purchasing Borrower Party to purchase the entire Auction Amount, the highest Reply Price that is within the Discounted Range so that such Purchasing Borrower Party can complete the purchase at such aggregate amount of Reply Amounts.  Subject to the conditions contained in the Auction Notice, the applicable Purchasing Borrower Party shall purchase the Term Loans of the applicable Class (or the respective portions thereof) from each Lender with a Reply Price that is equal to or less than the Applicable Discounted Price (“Qualifying Bids”) at the Applicable Discounted Price; provided that if the aggregate amount required to pay the Qualifying Bids would exceed the Auction Amount for such Auction Purchase Offer, such Purchasing Borrower Party shall pay such Qualifying Bids at the Applicable Discounted Price ratably based on the respective principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Manager) in an aggregate amount not to exceed the Auction Amount.  Each participating Lender shall be given notice as to whether its bid is a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

Notification Procedures.  The Auction Manager will calculate the Applicable Discounted Price and will cause the Administrative Agent to post the Applicable Discounted Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m., New York City time, on the Business Day during which the Expiration Time occurs.  The Auction Manager will insert the principal amount of Term Loans of the applicable Class to be assigned and the applicable settlement date determined jointly by the Auction Manager and the Purchasing Borrower party into each applicable Affiliated Lender Assignment and Assumption received in connection with a Qualifying Bid.  Upon the request of the submitting Lender, the Auction Manager will promptly return any Affiliated Lender Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures.  Once initiated by an Auction Notice, the applicable Purchasing Borrower Party may withdraw an Auction Purchase Offer only if no Qualifying Bid has been received by the Auction Manager at the time of withdrawal.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or cancelled by a Lender.  However, an Auction Purchase Offer may become void if the conditions to the purchase set forth in Section 9.04(g) of the Credit Agreement are not met.  The purchase price in respect of each Qualifying Bid for which purchase by the applicable Purchasing Borrower Party is required in accordance with the foregoing provisions shall be paid directly by such Purchasing Borrower Party to the respective assigning Lender on a settlement date as determined jointly by such Purchasing Borrower Party and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due).  The applicable Purchasing Borrower Party shall execute each applicable Affiliated Lender Assignment and Assumption received in connection with a Qualifying Bid.  All questions as to the form of documents and eligibility of Term Loans that are the subject of an Auction Purchase Offer will be determined by the Auction Manager, in consultation with the applicable Purchasing Borrower Party, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 9.04(g) of the Credit Agreement or this Exhibit G.  The Auction Manager’s interpretation of the terms and conditions of the Auction Notice, in consultation with the applicable Purchasing Borrower Party, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 9.04(g) of the Credit Agreement or this Exhibit G.  None of the Administrative Agent, the Auction Manager or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the applicable Purchasing Borrower Party, the Loan Parties or any of their respective Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, this Exhibit G shall not require any Purchasing Borrower Party to initiate any Auction Purchase Offer.

EXHIBIT H

[FORM OF] AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Guarantees included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is a [Purchasing Borrower Party][Non-Debt Fund Affiliate]] (9)

3. Borrower:  YETI Holdings, Inc., a Delaware corporation

4. Administrative Agent:  Bank of America, N.A., as the Administrative Agent under the Credit Agreement

(9) Select as applicable.

5. Credit Agreement:  The Credit Agreement dated as of May 19, 2016, among YETI Holdings, Inc., a Delaware corporation, the Lenders and Issuing Banks party thereto and Bank of America, N.A., as Administrative Agent.

6.  Assigned Interest:  (10)

Facility Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders	Amount of the Commitments/Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders(11)
Tranche A Term Loans	$	$		%
Tranche B Term Loans	$	$		%
[ ](12)	$	$		%

Effective Date:                    , 20    [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

(10) Must comply with the minimum assignment amounts set forth in Section 9.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.

(11) Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders of any Class, as applicable.

(12) In the event Incremental Term Loans of any Class are established under Section 2.20 of the Credit Agreement or any new Class of Loans or Commitments is established pursuant to Section 2.21 or 2.22 of the Credit Agreement, refer to the Class of such Loans assigned.

The terms set forth above are hereby agreed to:	Consented to and Accepted:

, as Assignor,	BANK OF AMERICA, N.A., as Administrative Agent,

by	by

Name:	Name:
Title:	Title:

, as Assignee,(13)	Consented to:

by	YETI HOLDINGS, INC.,

Name:	by
Title:
Name:
Title:

(13) In connection with an assignment to a Non-Debt Fund Affiliate (i) the Non-Debt Fund Affiliate shall have identified itself in writing as an Affiliated Lender to the assigning Term Lender and the Administrative Agent prior to the execution of this Assignment and Assumption and (ii) the Non-Debt Fund Affiliate shall be deemed to have represented and warranted to the assigning Term Lender and the Administrative Agent that the requirements set forth in Section 9.04(f)(vii) shall have been satisfied upon consummation of this Assignment and Assumption .

ANNEX 1 TO
AFFILIATED LENDER

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                          Representations and Warranties.

1.1.                Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or any other Affiliate of the Borrower or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or any other Affiliate of the Borrower or any other Person of any of their respective obligations under any Loan Document and (c) acknowledges that the Assignee is a [Purchasing Borrower Party] [Non-Debt Fund Affiliate].

1.2.                Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) it is a [Purchasing Borrower Party][Non-Debt Fund Affiliate], (iv) as of the date hereof it does not have any MNPI that either (A) has not been disclosed to the Assignee (other than in the case of any Assignee that does not wish to receive MNPI) on or prior to the date of any initiation of the Auction in connection with which this Assignment and Assumption is being effectuated or (B) if not disclosed to the Assignee, could reasonably be expected to have a material effect upon, or otherwise be material to, (1) such Assignee’s decision to participate in any such Auction or (2) the market price of the Term Loans, in each case, except to the extent that such Assignee has entered into a customary “big boy” letter with the Borrower, (v) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (vii) if it is a Lender that is a U.S.

Person, attached hereto is an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax, (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.16(f) thereof), duly completed and executed by the Assignee, and (ix) no proceeds from Revolving Loans are being used to fund the purchase of the Assigned Interest, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.                          General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Assumption and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT I

[FORM OF] MATURITY DATE EXTENSION REQUEST

[Insert Date](14)

Bank of America, N.A.,

as Administrative Agent

One Bryant Park

New York, New York 10036

Attention:  [            ]

Fax:  [          ]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YETI Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

In accordance with Section 2.21 of the Credit Agreement, the undersigned hereby requests [(a)] an extension of the [insert applicable Class] Maturity Date from [            ] to [            ][, (b) the Applicable Rate to be applied in determining the interest payable on [insert applicable Class] Loans of[, and fees payable under the Credit Agreement to,] Consenting Lenders in respect of that portion of their [[insert applicable Class] Loans] extended to the new Maturity Date to be [  ]%, which changes shall be effective as of [            ] and (c) the amendments to the terms of the Credit Agreement set forth below, which amendments will become effective on [            ]:]

[Insert amendments to Credit Agreement, if any]

[Signature Pages Follow]

(14)  To be delivered no less than 10 days from the then existing Maturity Date

I-1

Very truly yours,

YETI HOLDINGS, INC.

By:
Name:
Title:

I-2

EXHIBIT J-1

[FORM OF] TERM LOAN PROMISSORY NOTE

THIS TERM LOAN PROMISSORY NOTE (THIS “TERM LOAN PROMISSORY NOTE”) AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS TERM LOAN PROMISSORY NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	New York, New York

[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, YETI HOLDINGS, INC., a corporation duly organized and existing under the laws of Delaware (together with its successors and assigns, the “Borrower”) hereby unconditionally promises to pay to [           ] (the “Lender”) and its successors and assigns, at the office of BANK OF AMERICA, N.A., located at One Bryant Park, New York, New York 10036, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the [Tranche A Term Loans][Tranche B Term Loans][Incremental Term Loans][Refinancing Term Loans] made by the Lender to the undersigned pursuant to the Credit Agreement referred to below, which sum shall be payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable rates per annum and on the dates set forth in Section 2.12 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

This Term Loan Promissory Note is one of the promissory notes referred to in, and is subject in all respects to, the Credit Agreement, dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto (including the Lender) (the “Lenders”), the Issuing Banks and Bank of America, N.A., as administrative agent, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Term Loan Promissory Note in respect thereof.  The holder hereof, by its acceptance of this Term Loan Promissory Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement.  Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

J-1-1

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Term Loan Promissory Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Term Loan Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Term Loan Promissory Note.

THIS TERM LOAN PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

J-1-2

YETI HOLDINGS, INC.

By:
Name:
Title:

J-1-3

EXHIBIT J-2

[FORM OF] REVOLVING LOAN PROMISSORY NOTE

THIS REVOLVING LOAN PROMISSORY NOTE (THIS “REVOLVING LOAN PROMISSORY NOTE”) AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS REVOLVING LOAN PROMISSORY NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

[           ], 20[ ]

FOR VALUE RECEIVED, the undersigned, YETI HOLDINGS, INC., a corporation duly organized and existing under the laws of Delaware (together with its successors and assigns, the “Borrower”), hereby unconditionally and jointly and severally promise to pay to [           ] (the “Lender”), and its successors and assigns, at the office of BANK OF AMERICA, N.A., located at One Bryant Park, New York, New York 10036, in immediately available funds, the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the undersigned pursuant to the Credit Agreement referred to below, which sum shall be payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable rates per annum and on the dates set forth in Section 2.12 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

This Revolving Loan Promissory Note is one of the promissory notes referred to in, and is subject in all respects to, the Credit Agreement, dated as of May 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time party thereto (including the Lender) (the “Lenders”), the Issuing Banks and Bank of America, N.A., as administrative agent for the Lenders, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Revolving Loan Promissory Note in respect thereof.  The holder hereof, by its acceptance of this Revolving Loan Promissory Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement.  Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

J-2-1

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Loan Promissory Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Revolving Loan Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Revolving Loan Promissory Note.

THIS REVOLVING LOAN PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

J-2-2

YETI HOLDINGS, INC.

By:
Name:
Title:

J-2-3

EXHIBIT K

[Form of]

Compliance Certificate

Financial Statement Date:  [        ,     ]

TO:                                                                           Bank of America, N.A., as Administrative Agent

RE:                                                                           Credit Agreement, dated as of May 19, 2016, by and among YETI Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein (and in each Schedule attached hereto) and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                                                          [Date]

The undersigned Responsible Officer(1) hereby certifies, in my capacity as such and not in my individual capacity, as of the date hereof that [he/she] is the [                     ] of the Borrower, and that [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                      The Borrower has delivered the year-end audited financial statements required by Section 5.01(a) of the Credit Agreement for the Fiscal Year ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                      The Borrower has delivered the unaudited financial statements required by Section 5.01(b) of the Credit Agreement for the Fiscal Quarter ended as of the above date.  Such consolidated financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.                                      The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a detailed

(1)                                 This Compliance Certificate must be signed by the chief executive officer, president, any vice president, or any Financial Officer or Secretary of the Borrower.

review of the transactions and financial condition of the Borrower and the Subsidiaries during the accounting period covered by such financial statements.

3.                                      A review of the activities of the Borrower and the Restricted Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all their obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned, no Default has occurred and is continuing.]

—or—

[to the knowledge of the undersigned, the following is a list of each Default that has occurred and is continuing and its nature and status:](16)

4.                                      Set forth on Schedule A attached hereto are reasonably detailed calculations demonstrating compliance with the financial covenants contained in Sections 6.11 and 6.12 of the Credit Agreement as of the last day of the applicable period.

5.                                      Attached as Schedule B hereto is a narrative report with respect to the consolidated financial statements.

6.                                      [There has been no material change in GAAP or in the application thereof since the later of December 31, 2015 and the date of the certificate most recently delivered pursuant to Section 5.01(c) of the Credit Agreement prior to the delivery of the financial statements[, except as follows:](17)](18)

[Use following paragraph 7 at any time when there is any Unrestricted Subsidiary]

7.                                      [Attached as Schedule C hereto is the Unrestricted Subsidiary Reconciliation Statement.]

Delivery of an executed counterpart of a signature page of this Compliance Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(16)  If a Default has occurred, specify the details thereof and any action taken or proposed to be taken with respect thereto.

(17)  If any such change has occurred, specify the effect of such change on the financial statements (including those for the prior periods).

(18)  Include beginning with the financial statements for the year ended December 31, 2015.

YETI HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

Schedule A(1)

Financial Statement Date:  [        ,     ] (“Statement Date”)

I.	Section 6.11 — Total Net Leverage Ratio

	A.	Consolidated EBITDA

		1.	Consolidated Net Income for such period	$

plus

		2.	the following to the extent deducted in calculating Consolidated Net Income (without duplication):(2)

			(a) consolidated interest expense for such period	$

			(b) consolidated income tax expense (including for federal, state, local or foreign Taxes measured on capital, income or profits, franchise Taxes and withholding Taxes) for such period	$

			(c) all amounts attributable to depreciation and amortization for such period	$

			(d) non-cash charges or expenses for such period (but excluding any such charge that results from the write-down or write-off of inventory)	$

			(e) non-recurring fees and expenses incurred during such period in connection with the Transactions (including the MIPA Earnout)	$

(f)                         fees and expenses incurred during such period in connection with any proposed or actual issuance of any Indebtedness or Equity Interests, an IPO or any proposed or actual acquisitions, investments, asset sales or divestitures

$

(1)  The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.

(2)  Any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to this Section 2 (or that would have been added back had the Credit Agreement been in effect during such period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made.

permitted under the Credit Agreement

(g)                        (1) non-recurring charges incurred during such period as part of business optimization actions, including, but not limited to, (A) costs, expenses and charges incurred during such period in connection with the recruitment, relocation, termination or severance of the management, employees, consultants or directors of the Borrower or its Subsidiaries, (B) restructuring and related charges, plant or facility closings and headcount reductions, (C) payments by the Borrower or its Subsidiaries to suppliers or third party manufacturing partners in respect of losses incurred by such Person related to the manufacturing or production of goods for the Borrower and its Subsidiaries, (2) charges, fees and expenses incurred, including with respect to items (B), (C) and (D) of this clause (2), third party consultant costs, during such period in respect of (A) legal expenses outside the ordinary course of business of the Borrower and its Subsidiaries, (B) expenses related to the identification of, improvements related to or implementation of manufacturing or distribution services providers, and (C) software and systems implementation or IT process improvements or similar upgrades and (D) the evaluation, design and implementation of new employee compensation and benefit programs and (3) any costs and expenses incurred in connection with moving or relocating the Borrower’s or any Subsidiary’s headquarters (including any related information technology expenses); provided that (x) the aggregate amount added back in computing EBITDA pursuant to this subclause (g) and clause (b) of the definition of “Pro Forma Basis” in the Credit Agreement shall not exceed 15% of Consolidated EBITDA during any period of four consecutive Fiscal Quarters (determined after to giving effect to such amounts), provided, further, that the foregoing shall not include any excess costs incurred related to the shipment of finished goods using air freight as compared to comparable sea freight alternatives from third party foreign manufacturing partners

$

(h)                       excess costs incurred in any period beginning after the Effective Date and ending on or before December 31, 2016 related to the shipment of finished goods using air freight as compared to comparable sea freight alternatives from third party foreign manufacturing partners in an aggregate amount for all such costs not to exceed $25,000,000

$

(i) any extraordinary losses for such period	$

(j) any expense during such period relating to defined benefits pension or post-retirement benefit plans	$

(k)                       any charges associated with the rollover, acceleration or payout of Equity Interests held by management, employees, consultants or directors of the Borrower or Subsidiaries in connection with the Transactions or an IPO

$

(l) any losses during such period resulting from the Disposition of any asset of the Borrower or any Restricted Subsidiary outside the ordinary course of business	$

(m) the cumulative effect of a change in accounting principles	$

(n) non-recurring fees and expenses incurred during such period in connection with the amendment, waiver, consent or other modification to this Agreement or any other Loan Document	$

(o)                       any losses, expenses or charges with respect to (A) disposed, abandoned, closed and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned, and discontinued operations and (B) facilities, plants or distribution centers owned or managed by third parties that have been closed during such period

$

(p)                       the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (and proceeds of business interruption insurance that the Borrower in good faith expects to receive within the next four Fiscal Quarter), provided that if such amounts are not received in cash during such next four Fiscal Quarters, such expected proceeds shall be deducted from Consolidated EBITDA in the subsequent Fiscal Quarter

$

(q)                       the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, the Borrower in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters, provided, further, that if such amounts are not received in cash during such next four Fiscal Quarters, such expected proceeds shall be deducted from Consolidated EBITDA in

$

the subsequent Fiscal Quarter

(r) any fees, expenses or other charges paid pursuant to the Sponsor Management Agreement	$

(s)                         prior to an IPO, any fees and expenses of the board of directors of the Borrower and its Subsidiaries, including fees, costs and expenses associated with the recruitment and appointment of directors in an aggregate amount for all such fees and expenses not to exceed $650,000

$

(t)                          non-cash exchange, translation or performance losses and unrealized net foreign currency transaction losses, in each case impacting net income (including currency re-measurements of Indebtedness, any applicable net losses (or, less, gains) resulting from Hedging Agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness)

$

(u) any losses (including all fees and expenses or charges related thereto) attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement	$

less the following to the extent included in determining Consolidated Net Income (without duplication:

(i) any extraordinary gains for such period	$

(ii)                        any non-cash gains for such period (other than any such non-cash gains (A) in respect of which cash was received in a prior period or will be received in a future period and (B) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges)

$

(iii)                     any amounts contributed by the Borrower or any Restricted Subsidiary in cash to any defined benefit pension plan (as defined in Section 3(35) of ERISA) that is subject to ERISA or a welfare benefit plan (as defined in Section 3(1) of ERISA) that is subject to ERISA that provides post-retirement group health plan benefits (other than continuation coverage benefits provided pursuant to Part 6 of Subtitle B of Title I of ERISA or any other similar law during such period)

$

(iv) any gains during such period resulting from the Disposition of any asset of the Borrower or any Restricted Subsidiary	$

outside the ordinary course of business

(v) the cumulative effect of a change in accounting principles	$

(vi) any gains attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement	$

Total Consolidated EBITDA(3)	$

(3)  Consolidated EBITDA for the Fiscal Quarters ending June 30, 2015, September 30, 2015, December 31, 2015 and March 31, 2016 shall be deemed to be $31,522,939, $51,522,939, $67,153,225 and $64,085,159, respectively.

B.	Total Indebtedness

(1) The aggregate principal amount of the following Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date:(4)

	(a) all obligations for borrowed money or with respect to deposits or advances of any kind	$

	(b) all obligations evidenced by bonds, debentures, notes or similar instruments	$

(c)                        all obligations in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business)

$

	(d) all Capital Lease Obligations	$

plus to the extent the underlying obligation is of a type describe in subclause (a) through (d) hereof:

(e)                        all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Borrower or the Restricted Subsidiaries

$

	(f) all Guarantees by the Borrower or the Restricted Subsidiaries of Indebtedness of others	$

less

	(2) Unrestricted Cash as of such date not to exceed $75,000,000	$

	Total Indebtedness	$

(4)  The term “Indebtedness” shall not include (x) contingent obligations of the Borrower or any Restricted Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness and (y) obligations in respect of any purchase price adjustments, earnouts, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature unless such obligations are then due and owing.

C.	Total Net Leverage Ratio	: 1.00

	Total Indebtedness	$

Divided by

	Consolidated EBITDA	$

II.	Section 6.12 — Interest Coverage Ratio

	A.	Consolidated Interest Charges(5)

The sum of:

(i)                           all interest paid or payable in cash, including commitment fees and annual fees payable in connection with the administration or arrangement of Indebtedness, in each case to the extent treated as interest in accordance with GAAP

$

		(ii) all interest paid or payable in cash with respect to discontinued operations	$

(iii)                     the portion of rent expense under capitalized leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and the Restricted Subsidiaries on a consolidated basis

$

		Total Consolidated Interest Charges(6)	$

(5)  Consolidated Interest Charges shall exclude (a) premiums, original issue discount, upfront fees, arrangement fees, deferred financing costs and similar fees and costs, (b) transactional expenses and other issuance costs associated with the negotiation, preparation, execution and delivery of the Loan Documents, any documents related to Alternative Incremental Facility Debt and any Indebtedness incurred under Section 6.01(g) of the Credit Agreement or any Refinancing Indebtedness in respect thereto (including Credit Agreement Refinancing Indebtedness), and (c) pay-in-kind interest expense or other non-cash interest expense (including as a result of the effects of purchase accounting).

(6)  For purposes of calculating Consolidated Interest Charges as of any date for periods commencing on the Effective Date and ending with the Fiscal Quarter ending June 30, 2017, Consolidated Interest Charges shall be calculated by taking the amount of Consolidated Interest Charges for the period from the Effective Date through the last day of the applicable Fiscal Quarter, dividing such amount by the actual number of days during such period and multiplying such amount by 365.

B.	Interest Coverage Ratio	: 1.00

	Consolidated EBITDA	$

Divided by

	Consolidated Interest Charges	$

Schedule B

Narrative Report

[See attached]

Schedule C

Unrestricted Subsidiary Reconciliation Statement

[See attached]